UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PREMIER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 18, 2017

Dear Premier Stockholders:

I am pleased to invite you to attend the Premier, Inc. 2017 Annual Meeting of Stockholders (the “Annual Meeting”). The meeting will be held on Friday, December 1, 2017, at our corporate headquarters located at 13034 Ballantyne Corporate Place, Charlotte, North Carolina, beginning at 10:00 a.m., Eastern Standard Time.

We will consider the items of business described in the Notice of 2017 Annual Meeting of Stockholders and in the proxy statement accompanying this letter. The proxy statement contains important information about the matters to be voted on and the process for voting, along with information about Premier and its management and directors.

Every stockholder’s vote is important to us. Even if you plan to attend the Annual Meeting in person, please promptly vote by submitting your proxy by phone, by Internet or by mail if you hold Class A common stock or by providing your voting instructions to Wells Fargo Delaware Trust Company, N.A., the trustee of the Class B common stock under the Voting Trust Agreement, if you beneficially own Class B common stock. The “Frequently Asked Questions” section of the proxy statement and the enclosed proxy card (or in the case of Class B common stock, the voting instruction card) each contain detailed instructions for submitting your proxy or instructions and voting your shares. If you plan to attend the Annual Meeting in person, you must have an admission ticket and a form of personal identification in order to be admitted to the meeting.

On behalf of the directors, management and employees of Premier, thank you for your continued support of and ownership in our company.

Sincerely,

Richard J. Statuto

Chairman of the Board of Directors

PREMIER, INC.

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 1, 2017

The Premier, Inc. 2017 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Friday, December 1, 2017, at our corporate headquarters located at 13034 Ballantyne Corporate Place, Charlotte, North Carolina, beginning at 10:00 a.m., Eastern Standard Time.

At the Annual Meeting, we will consider:

1. The election of five Class I Directors to the Board of Directors to serve until our 2020 annual meeting of stockholders.

2. The ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for our fiscal year 2018.

3. The approval of a proposal to increase the non-employee director compensation limit under the Amended and Restated Premier, Inc. 2013 Equity Incentive Plan, as amended.

4. The approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement for the Annual Meeting.

5. The transaction of such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Holders of Class A common stock and Class B common stock at the close of business on our record date of October 4, 2017 are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment of the meeting. With respect to the matters to be voted upon at the Annual Meeting, all shares of Class A and Class B common stock will be voted together as a single class. For Class A common stock, the shares will be voted if present in person or represented by proxy. For Class B common stock, the shares will be voted by Wells Fargo Delaware Trust Company, N.A. (the “Trustee”), as trustee under the Voting Trust Agreement (the “VTA”), among Premier, Inc., Premier Healthcare Alliance, L.P. (f/k/a Premier Purchasing Partners, L.P.), the holders of our Class B common stock and the Trustee. As of the record date, our outstanding Class B common stock represented a majority of our total outstanding shares of Class A and Class B common stock combined and, accordingly, can control the outcome of the matters to be voted upon at the Annual Meeting. References herein to “holders of our Class B common stock,” or similar phrases, are to the beneficial owners of the Class B common stock held by the Trustee pursuant to the VTA. The Trustee is the sole record holder of our Class B common stock.

Your vote is important. Holders of Class A and Class B common stock should vote or provide voting instructions, as applicable, in one of these ways:

(1) INTERNET: Go to www.proxyvote.com and follow the instructions. You will need to enter the control number printed on your proxy or voting instruction card;

(2) TELEPHONE: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the control number printed on your proxy or voting instruction card; or

(3) MAIL: Complete, sign, date and promptly return your proxy or voting instruction card in the enclosed envelope.

In addition, holders of Class A common stock may submit a completed ballot in person at the Annual Meeting. While holders of Class B common stock are welcome to attend the Annual Meeting in person, they will not be able to vote or provide voting instructions at the Annual Meeting. Holders of Class B common stock may only vote their Class B common stock by providing voting instructions to the Trustee.

For a period of at least 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during regular business hours at our corporate headquarters located at 13034 Ballantyne Corporate Place, Charlotte, North Carolina.

If you plan to attend the Annual Meeting, you will need to obtain an admission ticket and present photo identification. Instructions on how to obtain an admission ticket are set forth in the accompanying proxy statement under “How do I gain admission to the Annual Meeting?”

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on December 1, 2017

Premier, Inc.’s proxy statement on Schedule 14A, form of proxy or voting instruction card and 2017 Annual Report (including the 2017 Annual Report on Form 10-K) are available at www.proxyvote.com after entering the control number printed on your proxy or voting instruction card.

By order of the Board of Directors,

Anna-Marie Forrest Corporate Secretary

October 18, 2017

PREMIER, INC.

PROXY STATEMENT

i

PREMIER, INC.

2017 PROXY STATEMENT

INTRODUCTION

The 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Premier, Inc., a Delaware corporation (“Premier,” “we,” “us,” “our” or the “Company”), will be held on Friday, December 1, 2017, beginning at 10:00 a.m., Eastern Standard Time, at our principal executive offices located at 13034 Ballantyne Corporate Place, Charlotte, North Carolina 28277. We encourage all of our stockholders to vote at or before the Annual Meeting, and we hope the information contained in this document will help you decide how you wish to vote.

FREQUENTLY ASKED QUESTIONS

What is the purpose of this proxy statement?

Our Board of Directors (the “Board of Directors” or “Board”) is (i) soliciting a proxy from each holder of our Class A common stock to vote on and (ii) requesting that voting instructions be provided by each holder of our Class B common stock to Wells Fargo Delaware Trust Company, N.A. with respect to, the items to be considered at the Annual Meeting, which will be held on December 1, 2017. Wells Fargo Delaware Trust Company, N.A. is the trustee (the “Trustee”) of the voting trust (the “Class B Voting Trust”) under the Voting Trust Agreement (the “VTA”) among Premier, Premier Healthcare Alliance, L.P. f/k/a Premier Purchasing Partners, L.P. (“Premier LP”), the holders of our Class B common stock and the Trustee. References herein to “holders of our Class B common stock” or similar phrases are to the beneficial owners of the Class B common stock held by the Trustee pursuant to the VTA. The Trustee is the sole record holder of our Class B common stock.

This proxy statement and related materials are first being sent to our stockholders on or about October 18, 2017.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet rather than mailing paper copies of these materials to each stockholder. We believe that this process expedites stockholders’ receipt of the proxy materials, lowers the costs of the Annual Meeting and helps conserve natural resources. On or about October 18, 2017, we will mail to each stockholder (other than those stockholders who had previously requested electronic or paper delivery of the proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including our proxy statement and annual report, on the Internet and how to access a proxy card (or voting instruction card in the case of holders of our Class B common stock) to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the proxy materials unless you request one. If you would like to receive a paper copy of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We may at our discretion voluntarily choose to mail or deliver a paper copy of the proxy materials, including our proxy statement and annual report, to one or more stockholders.

What items of business will be voted on at the Annual Meeting?

At the Annual Meeting, we will consider and act upon the following proposals:

1.	The election of five Class I Directors to the Board of Directors to serve until our 2020 annual meeting of stockholders.

2.	The ratification of the appointment of Ernst & Young LLP (“EY”) to serve as our independent registered public accounting firm for our fiscal year 2018.

3.	The approval of a proposal to increase the non-employee director compensation limit under the Amended and Restated Premier, Inc. 2013 Equity Incentive Plan, as amended (the “2013 EIP”).

4.	The approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

5.	The transaction of such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting?

Holders of Class A common stock. Holders of our Class A common stock as of the record date of October 4, 2017 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment of the meeting.

Holders of Class B common stock. The Trustee, as the record holder of the Class B common stock on the Record Date, is entitled to vote the Class B common stock at the Annual Meeting and any postponement or adjournment of the meeting. As provided in the VTA, beneficial owners of Class B common stock as of the Record Date are eligible to provide voting instructions to the Trustee with respect to their shares of Class B common stock. Beneficial owners of Class B common stock must provide voting instructions not later than 11:59 p.m. Eastern Standard Time, November 28, 2017 in order to be counted.

How will the Trustee vote the Class B common stock held in the Class B Voting Trust?

Based on the instructions of the beneficial owners of the Class B common stock and pursuant to the VTA, the Trustee will vote all of the Class B common stock as a block in the manner determined by the plurality of the votes timely received by the Trustee from such beneficial owners of Class B common stock for the election of directors to serve on our Board of Directors, and by a majority of the votes timely received by the Trustee from such beneficial owners of the Class B common stock for all other matters. In the event that the voting instructions provided by the beneficial owners of the Class B common stock result in a tie, the Trustee shall vote all Class B common shares held in the Class B Voting Trust based upon our written direction. In such case, we intend to instruct the Trustee to vote the Class B common shares in accordance with the recommendations of the Board of Directors on each matter as set forth in this proxy statement.

How does the Board of Directors recommend stockholders vote on the business of the Annual Meeting?

The Board of Directors recommends that stockholders vote their shares:

1.	“FOR” the election of each of the five Class I Director nominees identified in this proxy statement.

2.	“FOR” the ratification of the appointment of EY to serve as our independent registered public accounting firm for our fiscal year 2018.

3.	“FOR” the approval of a proposal to increase the non-employee director compensation limit under the 2013 EIP.

4.	“FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote in accordance with their judgment on such matter.

How many shares can be voted at the Annual Meeting?

At the close of business on October 4, 2017, 53,561,358 shares of our Class A common stock and 86,067,478 shares of our Class B common stock were outstanding. Each share of Class A common stock and each share of Class B common stock is entitled to one vote. The Trustee of the Class B Voting Trust will vote all shares of Class B common stock as a block based on voting instructions from the beneficial owners of the Class B common stock (or pursuant to our written directions, in the event such instructions result in a tie), as described above.

How many shares must be present or represented at the Annual Meeting to constitute a quorum to conduct business?

Under our Amended and Restated Bylaws (the “Bylaws”), the holders of a majority of the voting power of our stock (Class A common stock and Class B common stock combined) issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy at the Annual Meeting, constitute a quorum to conduct business at the Annual Meeting. Abstentions will be treated as present for purposes of determining a quorum. Regardless of how the beneficial owners of Class B common stock instruct the Trustee to vote their shares, under the VTA, all of the shares of Class B common stock held in the Class B Voting Trust will be counted as present for the purposes of establishing a quorum. Accordingly, regardless of the number of shares of Class A common stock voted, we expect to have a quorum established for the Annual Meeting.

What vote is required to approve each of the items of business?

Item 1—Election of directors. Directors will be elected by the holders of a plurality of the votes cast by the holders of Class A common stock and Class B common stock, voting together as one class, whether present in person or represented by proxy at the Annual Meeting, outstanding at the close of business on our Record Date and entitled to vote on the election of directors.

Item 2—Ratification of independent registered public accounting firm. The affirmative vote of the holders of a majority of the votes cast by the holders of Class A common stock and Class B common stock, voting together as one class, whether present in person or represented by proxy at the Annual Meeting, outstanding at the close of business on our Record Date and entitled to vote, is required to ratify EY as our independent registered public accounting firm.

Item 3—Approval of a proposal to increase the non-employee director compensation limit under the 2013 EIP. The affirmative vote of the holders of a majority of the votes cast by the holders of Class A common stock and Class B common stock, voting together as one class, whether present in person or represented by proxy at the Annual Meeting, outstanding at the close of business on our Record Date and entitled to vote, is required to approve the proposal to increase the non-employee director compensation limit under the 2013 EIP.

Item 4—Say-on-pay. Please note that the “say-on-pay” vote is only advisory in nature and has no binding effect on us or our Board of Directors. Our Board of Directors will consider Item 4 approved if the votes cast in favor of such proposal exceed the votes cast against such proposal.

Can Class B holders determine the outcome of the proposals?

As of the Record Date, our outstanding Class B common stock represented approximately 62% of our total outstanding shares of Class A common stock and Class B common stock combined. Accordingly, sufficient shares of Class B common stock are held in the Class B Voting Trust to determine the outcome of each item under consideration. Although the beneficial owners of our Class B common stock have not indicated how they will instruct the Trustee to vote their shares of Class B common stock, under the VTA, so long as we are a “controlled company” under the NASDAQ stock market (“NASDAQ”) rules, beneficial owners of Class B common stock are required to use reasonable efforts to cause (i) the appointment or nomination of directors necessary to constitute the full Board of Directors; (ii) the election of at least three independent directors, including one who is an “audit committee financial expert” under the federal securities laws, and (iii) Premier to be in compliance with NASDAQ listing requirements. In the event that the voting instructions provided by the beneficial holders of the Class B common stock result in a tie, the Trustee shall vote all shares of Class B common stock held in the Class B Voting Trust based upon our written direction. In such case, we intend to instruct the Trustee to vote the shares of Class B common stock in accordance with the recommendations of the Board of Directors on each matter as set forth in this proxy statement.

In addition, according to the records of our transfer agent, as of the Record Date, certain holders of our Class B common stock also beneficially owned 2,595,857 shares of our Class A common stock, representing approximately 4.8% of our outstanding Class A common stock and representing approximately 1.9% of our total outstanding shares of Class A common stock and Class B common stock combined.

See “What effect do abstentions and broker non-votes have on the items of business?” for the effect of abstentions and broker non-votes on the required votes above.

What is the Class B common unit exchange process? Will it impact the Annual Meeting?

In connection with our reorganization and initial public offering (“IPO”), our member owners were issued Class B common units in Premier LP and an equivalent number of shares of our Class B common stock. Subject to the terms of the Exchange Agreement entered into as of September 25, 2013, and effective as of October 1, 2013, by and among us, Premier LP and its limited partners (the “Exchange Agreement”), each member owner has the cumulative right, subject to certain restrictions, commencing on October 31, 2014, and during each year thereafter, to exchange up to one-seventh of its initial allocation of Premier LP Class B common units, as well as any additional Premier LP Class B common units purchased by such member owner pursuant to certain rights of first refusal set forth in the Exchange Agreement, on a quarterly basis, for shares of our Class A common stock (on a one-for-one basis), cash or a combination of both, the form of consideration to be at the discretion of the Audit and Compliance Committee of our Board of Directors. For each Premier LP Class B common unit that is exchanged pursuant to the Exchange Agreement, the member owner will also surrender one corresponding share of Premier Class B common stock, which will automatically be retired.

As of the Record Date there were 86,067,478 Class B common units of Premier LP outstanding. On October 31, 2017, the next quarterly exchange date under the Exchange Agreement, 39,872,212 Class B common units of Premier LP will be eligible for exchange under the Exchange Agreement. Based on indicated participation in the October 31, 2017 Class B common unit exchange process, as of the Record date, a maximum of 3,651,294 Class B common units will be exchanged for shares of Class A common stock, cash, or a combination thereof, as determined by our Audit and Compliance Committee. Correspondingly, we expect 3,651,294 shares of Class B common stock to be removed from the Class B Voting Trust and retired. On or about October 31, 2017, we expect to file with the SEC a Current Report on Form 8-K regarding the final results of the October 31, 2017 exchange process.

Since the exchange date does not occur until October 31, 2017, which is after the Record Date, any shares of our Class A common stock issued in exchange for Class B common units will not be entitled to be voted at the Annual Meeting and, accordingly, will not have any impact on the outcome of the matters presented for approval. Upon retirement of shares of Class B common stock in connection with any Class B common unit exchange, the number of Class B common shares held in the Class B Voting Trust will also be reduced, and, since such Class B common shares will no longer be eligible to be voted by the Trustee, the Trustee will not include those ineligible shares in its determination of the vote to be made on behalf of the holders of Class B common stock at the Annual Meeting.

As previously noted, as of the Record Date, our outstanding Class B common stock represented approximately 62% of our total outstanding shares of Class A common stock and Class B common stock combined and, thus, can determine the outcome of each item under consideration. Following the completion of the exchange process, based on the discussion above, we expect the percentage of voting power represented by the then-outstanding Class B common stock to decrease to approximately 59% (assuming we settled the exchange solely with shares of Class A common stock) or approximately 61% (assuming we settled the exchange solely with cash). While we do not currently expect the Class B common unit exchange process to materially impact the Annual Meeting or the matters to be voted upon thereat, in the event that is not the case, we will provide updated soliciting material to our stockholders prior to the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our Class A common stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the stockholder of record, and we have made these proxy materials available to you over the Internet or have delivered paper copies of these materials to you by mail, in connection with the solicitation of proxies for the Annual Meeting. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares. If you do not provide the stockholder of record with voting instructions, your shares will constitute broker non-votes. The effect of broker non-votes is more specifically described in “What effect do abstentions and broker non-votes have on the items of business?” below.

All of the Class B common stockholders are beneficial owners of the Class B common stock held in the Class B Voting Trust. The Trustee is the record holder of all of the shares of Class B common stock. Beneficial owners of Class B common stock will receive a voting instruction card that should be used to provide voting instructions to the Trustee.

How can I have my shares represented at the Annual Meeting?

Voting by Proxy or Returning Voting Instruction Card

Holders of Class A common stock may submit a proxy by:

•	following the instructions on your proxy card to vote by telephone or the Internet. These instructions can also be found at www.proxyvote.com. Your telephone or Internet proxy must be received no later than 11:59 p.m., Eastern Standard Time, on November 30, 2017; or

•	completing, signing, dating and returning the proxy card so that it is received prior to the Annual Meeting.

David L. Klatsky and Michael J. Alkire (the “proxy holders”) have been designated by our Board of Directors to vote the shares represented by proxy at the Annual Meeting. Mr. Klatsky is the General Counsel of Premier, and Mr. Alkire is the Chief Operating Officer of Premier.

•	The proxy holders will vote the shares represented by your valid and timely received proxy in accordance with your instructions.

•	If you do not specify instructions on your proxy when you submit it, the proxy holders will vote the shares represented by the proxy in accordance with the recommendations of the Board of Directors on each item of business listed above.

•	If any other matter properly comes before the Annual Meeting, the proxy holders will vote the shares represented by proxy on that matter in their discretion.

Holders of Class B common stock may submit voting instructions by:

•	following the instructions on your voting instruction card to vote by telephone or the Internet. These instructions can also be found at www.proxyvote.com. Your telephone or Internet voting instructions must be received no later than 11:59 p.m., Eastern Standard Time, on November 28, 2017; or

•	completing, signing, dating and returning your voting instruction card so that it is received no later than 11:59 p.m., Eastern Standard Time, on November 28, 2017.

Holders of Class B common stock must vote their shares in accordance with the VTA. Holders of Class B common stock must return their voting instructions as indicated above in order to have their voting instructions considered by the Trustee. Pursuant to the VTA, the Trustee, as the record holder, will vote all of the Class B common stock as a block in the manner determined by the plurality of the votes timely received by the Trustee for the election of directors to serve on our Board of Directors, and by a majority of the votes timely received by the Trustee for all other matters. The Trustee may vote the Class B common stock in person or by proxy in a manner similar to the holders of our Class A common stock.

Attending the Meeting

While we encourage voting in advance by proxy, holders of Class A common stock also have the option of voting their shares in person at the Annual Meeting. Beneficial owners of Class B common stock may only vote their shares in accordance with the terms of the VTA and cannot vote their shares in person at the Annual Meeting (although they are invited and welcome to attend the Annual Meeting in person).

Shares of Class A common stock held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. Submitting your proxy by telephone, by Internet or by mail will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person.

Shares of Class A common stock held beneficially in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Owners of shares of Class A common stock held in street name that expect to attend and vote at the meeting should contact their broker, bank or nominee as soon as possible to obtain the necessary proxy.

Please see “How do I gain admission to the Annual Meeting?” below if you plan to attend the Annual Meeting in person.

Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote or voting instructions, or revoke my proxy, after I return my proxy or voting instruction card?

Holders of Class A common stock. You may change your vote or revoke your proxy before your proxy is voted at the Annual Meeting by:

•	sending written notice to Anna-Marie Forrest, Corporate Secretary, Premier, Inc., 13034 Ballantyne Corporate Place, Charlotte, North Carolina, 28277, so long as your revocation is received by 11:59 p.m., Eastern Standard Time, on November 30, 2017;

•	submitting a proxy bearing a later date than the proxy being revoked to Vote Processing c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, so long as your later dated proxy is received by 11:59 p.m., Eastern Standard Time, on November 30, 2017;

•	voting again by telephone or the Internet by 11:59 p.m., Eastern Standard Time, on November 30, 2017; or

•	attending the Annual Meeting and voting in person.

Holders of Class B common stock. You may change your voting instructions before the Trustee votes on your behalf at the Annual Meeting by:

•	submitting voting instructions bearing a later date than the voting instructions being revoked to Vote Processing c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, so long as your later dated voting instructions are received by 11:59 p.m., Eastern Standard Time, on November 28, 2017; or

•	submitting your voting instructions again by telephone or the Internet by 11:59 p.m., Eastern Standard Time, on November 28, 2017.

What effect do abstentions and broker non-votes have on the items of business?

A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner of Class A common stock, your bank, broker or other nominee holder of record is permitted to vote your shares on the ratification of the independent registered public accounting firm even if the record holder does not receive voting instructions from you. Absent instructions from you, the record holder may not vote on any “nondiscretionary” matter, including a director election, an equity compensation plan, a matter relating to executive compensation or any stockholder proposal. In that case, without your voting instructions, a broker non-vote will occur. For all other matters, including the ratification of our independent registered public accounting firm, the record holder may vote at its discretion. You should consult your bank, broker or other nominee holder if you have questions about this. As indicated above, our Board of Directors will consider Item 4 approved if the votes cast in favor of such proposal exceed the votes cast against such proposal. Accordingly, broker non-votes will not be counted as votes cast for or against Item 4 (“say-on-pay”).

An “abstention” will occur at the Annual Meeting if your shares of Class A common stock are deemed to be present at the Annual Meeting, either because you attend the Annual Meeting or because you have properly completed and returned a proxy, but you do not vote on any proposal or other matter which is required to be voted on by our stockholders at the Annual Meeting. An abstention on any of the items listed above will have the effect of a vote against that item, except for the election of directors and Item 4 (“say-on-pay”), in each case for which abstentions will not be counted.

The affirmative vote of at least a majority of our issued and outstanding shares present, in person or by proxy, and entitled to vote at the Annual Meeting will be required to approve any stockholder proposal validly presented at a meeting of stockholders. Under applicable Delaware law, in determining whether any stockholder proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against any stockholder proposal, except for the election of any director nominee. Abstentions will have no effect on a vote to elect a director nominee, and broker non-votes will be ignored for all votes. There are no dissenters’ rights of appraisal in connection with any stockholder vote to be taken at the Annual Meeting.

Shares of Class B common stock will be voted in accordance with the VTA. We do not expect any broker non-votes or abstentions at the Annual Meeting with respect to our Class B common stock.

What does it mean if I receive more than one proxy or voting instruction card?

Most likely, it means (i) your shares of Class A common stock are registered differently or are in more than one account or (ii) you own shares of both Class A and Class B common stock. Please provide voting instructions for all proxy and voting instruction cards you receive.

How do I gain admission to the Annual Meeting?

Attendance at the Annual Meeting is limited to Class A and Class B common stockholders as of the Record Date. Registration will begin at 9:15 a.m. Eastern Standard Time. You will need to bring admission ticket and valid picture identification. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Additional rules of conduct regarding the meeting may be provided at the meeting.

To obtain an admission ticket in advance of the meeting, you must send a written request or email along with proof of ownership (such as your brokerage firm account statement, statement of holdings from our transfer agent or Voting Trust Certificate) to Investor Relations, Premier, Inc., 13034 Ballantyne Corporate Place, Charlotte, North Carolina, 28277 or annualmeeting@premierinc.com. Please bring photo identification with you for admittance to the meeting.

Who pays the cost of soliciting votes for the Annual Meeting?

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials or vote over the Internet, however, you are responsible for Internet access charges you may incur. In addition to the mailing of these proxy materials, when requested, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will request banks, brokers, nominees, custodians and other fiduciaries who hold shares of our stock in street name to forward these proxy solicitation materials to the beneficial owners of those shares, and we will reimburse the reasonable out-of-pocket expenses they incur in doing so. At our discretion, we may engage a proxy solicitation firm to assist us with the solicitation process, for which we will bear the costs of any such engagement. We will also reimburse the Trustee for any reasonable expenses incurred in connection with the administration of its duties under the VTA in connection with the Annual Meeting.

Who will count the votes?

We have retained Broadridge Financial Solutions to tabulate the votes and serve as the independent inspector of election for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will publish the final results of the voting in a Current Report on Form 8-K within four business days of the Annual Meeting.

Can I access the proxy statement and annual report on the Internet?

Yes. As noted above, we are furnishing our proxy materials to our stockholders via the Internet, except for those stockholders who have elected to receive paper copies. We highly recommend that you receive electronic delivery of Premier, Inc. proxy statements, annual reports and other stockholder communications. This helps reduce the use of paper and lowers our printing, postage and other costs. If you have previously requested paper copies of such materials, you can elect to receive electronic copies when you vote on the Internet.

This proxy statement, the form of proxy and voting instruction card and our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 (the “2017 Form 10-K”) are available at www.proxyvote.com. If you are a stockholder of record who has requested to receive paper copies of the proxy materials and would like to access future Company proxy statements and annual reports electronically instead of receiving paper copies in the mail, there are several ways to do this. You can mark the appropriate box on your proxy card or follow the instructions if you vote by telephone or the Internet. If you choose to access future proxy statements and annual reports on the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address for those materials. Your choice will remain in effect until you advise us otherwise. If you have Internet access, we hope you make this choice.

What is “householding” and how does it affect me?

Pursuant to SEC rules, we are permitted to deliver one copy of our Notice of Internet Availability of Proxy Materials, and our proxy materials for those who have elected paper copies, in a single envelope addressed to all stockholders who share a single address unless they have notified us they wish to “opt out” of the program known as “householding.” Under this procedure, stockholders of record who have the same address and last name receive only one copy of the Notice of Internet Availability of Proxy Materials or proxy materials. Householding is intended to reduce our printing and postage costs and material waste. WE WILL DELIVER A SEPARATE COPY OF THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, AND PROXY MATERIALS IF APPLICABLE, PROMPTLY UPON WRITTEN OR ORAL REQUEST. You may request a separate copy by contacting our Corporate Secretary at 13034 Ballantyne Corporate Place, Charlotte, North Carolina, 28277, or by calling 1-704-816-4662.

If you are a beneficial stockholder and you choose not to have the aforementioned disclosure documents sent to a single household address as described above, you must “opt-out” by writing to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and we will cease householding all such disclosure documents within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded until we notify you otherwise. If you are a beneficial stockholder and other stockholders with whom you share an address currently receive multiple copies of the aforementioned disclosure documents, or if you hold stock in more than one account and, in either case, you wish to receive only a single copy of the disclosure documents, please contact Broadridge Financial Solutions at the address or phone number above. If you own shares in nominee name (such as through a broker), information regarding householding of disclosure documents should have been forwarded to you by your broker.

Who should I contact if I have questions?

If you are a holder of our Class A or Class B common stock through a brokerage account or the Class B Voting Trust, as applicable, and you have any questions or need assistance in voting your shares, you should contact the broker or bank where you hold the account or the Trustee of the Class B Voting Trust, accordingly.

If you are a registered holder of our Class A common stock and you have any questions or need assistance in voting your shares, please call our Investor Relations department at 1-704-816-5958.

As an additional resource, the SEC website has a variety of information about the proxy voting process at www.sec.gov/spotlight/proxymatters.shtml.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. UNDER NO CIRCUMSTANCES DOES THE DELIVERY OF THIS PROXY STATEMENT CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT.

COMPANY INFORMATION AND MAILING ADDRESS

We were organized as a Delaware corporation in 2013 in connection with our reorganization and IPO. Our mailing address is Premier, Inc., 13034 Ballantyne Corporate Place, Charlotte, North Carolina, 28277, and our telephone number is 704-357-0022. Our website address is www.premierinc.com. References in this proxy statement to “Premier,” “Company,” “we,” “us” and “our” refer to Premier, Inc. and our consolidated subsidiaries, unless the context requires otherwise. References to “PHSI” refer to Premier Healthcare Solutions, Inc., and references to “Premier Plans” refer to Premier Plans, LLC, an affiliate of Premier that was merged into PHSI in 2013 in connection with our reorganization and IPO. Information on our website is not intended to be and shall not be deemed to be incorporated into this proxy statement.

ITEMS OF BUSINESS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

The Board is divided into three classes, each containing as nearly as possible an equal number of directors. The current term of office for our Class I Directors expires at the Annual Meeting, while the term for our Class II Directors expires at the 2018 annual meeting and the term for our Class III Directors expires at the 2019 annual meeting. Upon unanimous recommendation by the Nominating and Governance Committee of the Board of Directors, the Board proposes that the following nominees be elected for new terms of three years and until their successors are duly elected and qualified as Class I Directors: Eric J. Bieber, MD, Stephen R. D’Arcy, William B. Downey, Philip A. Incarnati and Marc D. Miller. Each nominee has consented to serve if elected, and each nominee is currently a member of our Board of Directors. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxy holders will vote for the substitute nominee designated by the Board.

Director Qualifications and Biographies

The Nominating and Governance Committee, consistent with the desires of the full Board, seeks to achieve a Board that represents a diverse mix of skills, perspectives, talents, backgrounds and education that will enhance our decision-making process, oversee management’s execution of strategic objectives and represent the interests of all of our stockholders. Key factors considered in connection with the selection of director nominees are independence, critical thinking skills, practical wisdom and mature judgment in the decision-making process. Our Board composition reflects our commitment to include individuals from diverse backgrounds and with diverse experience, and the members of our Nominating and Governance Committee are mindful of that objective when they nominate directors for election. Our Board composition also reflects the Nominating and Governance Committee’s determination as to the appropriate size of the Board to facilitate effective communication and cooperation.

Important information about our corporate governance practices, the responsibilities and functioning of the Board and its committees, director compensation and related person transactions is found elsewhere in this proxy statement. We encourage you to review this information in connection with your decisions on the election of the director nominees.

The information set forth below includes, with respect to each nominee and each continuing director, his or her age as of the Record Date, principal occupation and employment during the past five years, the year in which he or she first became one of our directors, and other public company directorships held by such person during the last five years. Further, the independence status of each nominee and each continuing director, as determined by the Board of Directors in accordance with the standards set forth in our Corporate Governance Guidelines and the listing standards of NASDAQ, is provided below. A director or director nominee designated below as a “member-director” is a director employed by a Premier stockholder hospital or health system or by a group affiliate or other non-provider organization affiliated with one or more Premier member facilities participating in our group purchasing program, which we refer to as our “member owners,” and, because of such relationship, is not deemed to be independent. Each of our directors also serves on the board of managers of Premier Services, LLC, a wholly-owned subsidiary of Premier and the general partner of Premier LP.

In addition to the experience, qualifications, attributes and skills of each nominee and continuing director outlined below, which have led the Board to conclude that such person should serve as a member of the Board, our Board believes that each nominee and each continuing director has demonstrated broad-based business knowledge, outstanding achievement in his or her professional career, commitment to ethical and moral values, personal and professional integrity, sound business judgment and a commitment to corporate citizenship.

Directors Standing for Election

Nominees to Serve as Class I Directors until the 2020 Annual Meeting

Eric J. Bieber, MD	57	Member-Director

Dr. Bieber has been a director of Premier since June 2015. Dr. Bieber has been the President and Chief Executive Officer of Rochester Regional Health System since November 2014. From 2010 until November 2014, he served in several roles at University Hospitals in Cleveland, Ohio, and most recently was the President of Community Hospitals West Region and President of University Hospitals Accountable Care Organizations. Prior to his time with University Hospitals, Dr. Bieber served in various positions with Geisinger Health Systems in Danville, Pennsylvania from 2001 to 2009, including Chief Medical Officer, Geisinger Wyoming Valley, and Chairman and Medical Director, Women’s Health. Since May 2016, Dr. Bieber has served as a member of the board of governors of the Greater New York Hospital Association, Inc. Clinically, Dr. Bieber was an Obstetrician/Gynecologist and Reproductive Endocrinologist. Dr. Bieber received a bachelor’s degree from Illinois Wesleyan University and his Doctor of Medicine Degree from Loyola University’s Stritch School of Medicine. He also holds a master’s degree in Microbiology from Illinois State University and a master’s degree in Healthcare Management from Harvard University. We believe that Dr. Bieber’s qualifications to serve on our Board include his approximately 31 years of experience in the healthcare industry, his strong background in healthcare and healthcare management and his leadership experience through his executive positions at large healthcare systems.

Committee Membership: Nominating and Governance Committee

Stephen R. D’Arcy	62	Independent Director

Mr. D’Arcy has been a director of Premier since October 2013. Mr. D’Arcy has served as a Partner of Quantum Group LLC, an investment and consulting firm, since 2010. Previously, he worked for PricewaterhouseCoopers LLP, a multinational professional services firm, for 34 years, serving most recently as Global Automotive Leader from 2002 to 2010. He served on the board of directors of Vanguard Health Systems Inc., a company previously listed on the New York Stock Exchange (“NYSE”), from 2011 to 2013. Since 2016, Mr. D’Arcy has served as a director and audit committee member of the board of Navistar International Corporation, a NYSE-listed company. In addition, he serves on the boards of Penske Corporation and the Hudson-Webber Foundation and served as Non-Executive Chairman of the board of trustees of The Detroit Medical Center from 2006 to 2010. Mr. D’Arcy obtained a bachelor’s degree in Business Administration from the University of Michigan. We believe Mr. D’Arcy’s qualifications to serve on our Board of Directors include his strong financial, corporate accounting, business development and leadership experience through his various corporate positions, his current service on the audit committee of a publicly-traded company, his previous service as Chairman of the audit committee of a publicly-traded healthcare company and his service on the boards at several privately-held companies and enterprises.

Committee Memberships: Audit and Compliance Committee, Conflict Advisory Committee and Compensation Committee

William B. Downey	58	Member-Director

Mr. Downey has been a director of Premier since June 2015. Mr. Downey has been the President and CEO of Riverside Health System in Newport News, Virginia since January 2012. He served in various roles with

Riverside Health System from 2001 to 2011, including Executive Vice President and Chief Operating Officer. Mr. Downey is a Fellow of the American College of Healthcare Executives. He currently serves on the boards of directors of Greater Peninsula NOW, where he serves as Chair, Virginia Chamber of Commerce, Jamestown/Yorktown Foundation, Inc. and United Way of the Virginia Peninsula and on the advisory board of TowneBank—Peninsula. He just completed serving on the board of directors of An Achievable Dream. Mr. Downey received a bachelor’s degree from James Madison University and a master’s degree in Health Administration from Virginia Commonwealth University/Medical College of Virginia. We believe that Mr. Downey’s qualifications to serve on our Board of Directors include his approximately 32 years of experience in the healthcare industry, his strong background in healthcare and healthcare management and his leadership experience through his executive positions at a large healthcare system.

Committee Membership: Nominating and Governance Committee

Philip A. Incarnati	63	Member-Director

Mr. Incarnati has been a director of Premier since October 2013. Since 1989, Mr. Incarnati has served as the President and Chief Executive Officer of McLaren Health Care Corporation. Mr. Incarnati currently serves as a member of the boards of directors of Reliant Renal Care, Inc. and McLaren Health Care. Mr. Incarnati previously served as a member of the boards of directors of Anthelio HealthCare Solutions, Inc., King Pharmaceuticals, McKesson Corporation, Theragenics Corporation and the Medical Staffing Network, and as Chair of the Eastern Michigan University board of regents. Mr. Incarnati received his bachelor’s degree and Master of Management and Finance from Eastern Michigan University. We believe Mr. Incarnati’s qualifications to serve on our Board of Directors include his approximately 37 years of experience in the healthcare industry, his strong background in healthcare and healthcare management and his leadership experience through his executive positions at a large healthcare system.

Committee Membership: Finance Committee

Marc D. Miller	47	Member-Director

Mr. Miller has been a director of Premier since August 2015. Mr. Miller has been the President of Universal Health Services, Inc., a NYSE-listed company, in King of Prussia, Pennsylvania since 2009. Prior to his current position, Mr. Miller served in various executive roles with Universal Health Services, as well as key positions with Central Montgomery Medical Center, Wellington Regional Medical Center, The George Washington University Hospital and Mayo Clinic. He has served on the board of directors of Universal Health Services since 2006 and on the board of trustees of Universal Health Realty Income Trust, a NYSE-listed company, since 2008. Mr. Miller received a bachelor’s degree from the University of Vermont and a Master of Business Administration with a concentration in healthcare management and finance from The Wharton School at the University of Pennsylvania. We believe that Mr. Miller’s qualifications to serve on our Board of Directors include his approximately 22 years of experience in the healthcare industry, his strong background in healthcare and healthcare management, his leadership experience through his executive positions at large healthcare systems and his public company experience.

Committee Membership: Compensation Committee

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” the election of each of the director nominees named above.

In accordance with the Board’s recommendation, the proxy holders will vote the shares of Class A common stock covered by valid and timely received proxies “FOR” the election of each of the Class I director nominees set forth above, unless instructed otherwise. The Trustee will vote all of the Class B common stock as a block in the manner determined by the plurality of the votes timely received by the Trustee.

Other Directors Not Standing for Election at this Meeting

Directors who will continue to serve after the 2017 Annual Meeting are:

Class II Directors with Terms Expiring at the 2018 Annual Meeting

Barclay E. Berdan	64	Member-Director

Mr. Berdan has been a director of Premier since December 2015. Mr. Berdan has been the Chief Executive Officer of Texas Health Resources since 2014. Prior to his current position, Mr. Berdan served in various executive roles with Texas Health Resources since 1986, including Chief Operating Officer, Senior Executive Vice President, President of Texas Health Harris Methodist Fort Worth and Vice President of Harris Methodist Southwest Hospital Fort Worth. He previously held leadership and administrative positions with American Medical International, Inc., Northwestern Memorial Hospital and Jackson Park Hospital. Mr. Berdan is a Fellow of the American College of Healthcare Executives and received the Texas Hospital Association’s 2013 Earl M. Collier Award for Distinguished Healthcare Administrator. He serves on the executive committee of the Healthcare Leadership Council and as chair of the American Excess Insurance Exchange Risk Retention Group. He served as chair of the 2016-17 United Way Campaign of Tarrant County, Texas and as past Chair of the Texas Association of Volunteer Hospitals, the American Heart Association of Tarrant County and the Texas Hospital Association. Mr. Berdan received a bachelor’s degree from Texas Christian University and a Master of Business Administration with a specialization in hospital administration from the University of Chicago. We believe that Mr. Berdan’s qualifications to serve on our Board of Directors include his approximately 41 years of experience in the healthcare industry, his strong background in healthcare and healthcare management and his leadership experience through his executive positions at large healthcare systems.

Committee Membership: Finance Committee

William E. Mayer	77	Independent Director

Mr. Mayer has served as a member of the Board of Directors of Premier since May 2013 and was a member of the board of directors of PHSI and the board of managers of Premier Plans from 1997 to 2013. Since 1999, Mr. Mayer has served as a partner and founder of Park Avenue Equity Partners in New York. Mr. Mayer currently serves as a member of the boards of directors of BlackRock Capital Investment Corporation, a NASDAQ-listed company, Lee Enterprises, Incorporated, a NYSE-listed company, and Rosehill Resources, Inc., a NASDAQ-listed company. During his extensive career, Mr. Mayer has been a member of the boards of directors of numerous other publicly-traded and privately held companies. Mr. Mayer currently serves on the executive committee (and was the Chairman from 2000 to 2008) of the board of trustees of the Aspen Institute. He also serves as a member of the board of advisors of Miller Buckfire & Co., the Rubin Museum and the Atlantic Council. Mr. Mayer also serves as a member of the board of governors at the Pardee RAND Graduate School, as a member of the Council on Foreign Relations and as the Vice Chairman of the Middle East Investment Initiative. Mr. Mayer was named to the 2013 National Association of Corporate Directors, which honors leaders in corporate governance and in the boardroom. He obtained his bachelor’s degree and Master of Business Administration from the University of Maryland. We believe Mr. Mayer’s qualifications to serve on our Board of Directors include his approximately 32 years of experience in financial and senior executive positions and his experience serving on the boards of several other publicly-traded companies.

Committee Memberships: Compensation Committee (Chair), Finance Committee and Member Agreement Review Committee (Chair)

Scott Reiner	53	Member-Director

Mr. Reiner has been a director of Premier since December 2015. Since 2014, Mr. Reiner has been the Chief Executive Officer of Adventist Health, a hospital system serving more than 75 communities in California, Oregon, Washington and Hawaii. Mr. Reiner previously served in various executive roles with Adventist Health, including Executive Vice President and Chief Operating Officer from 2011 to 2014 and Senior Vice President from 2007 to 2011. Prior to Adventist Health, he served as President and Chief Executive Officer of Glendale Adventist Medical Center and served in executive positions with General Health System, Tennessee Christian Medical Center and Affiliated Physicians Medical Group. Mr. Reiner serves on the boards of directors of Adventist Health, California Hospital Association, Loma Linda University Health and Loma Linda University Medical Center and previously served on the board of directors of American Hospital Association Region Nine. He is a registered nurse and received a bachelor’s degree from Pacific Union College, a Master of Science in Health Administration from California State University, Northridge and a Certificate in Managed Care Administration from the University of Missouri. We believe that Mr. Reiner’s qualifications to serve on our Board of Directors include his approximately 29 years of experience in the healthcare industry, his strong background in healthcare and healthcare management and his leadership experience through his executive positions at large healthcare systems.

Committee Membership: Nominating and Governance Committee

Terry D. Shaw	55	Member-Director

Mr. Shaw has served as a member of the Board of Directors of Premier since May 2013 and has served as the Vice Chairman of the Board of Directors of Premier since July 2015. Mr. Shaw was a member of the board of directors of PHSI and the board of managers of Premier Plans from 2012 to 2013. Since 2017, Mr. Shaw has served as the Chief Executive Officer of Adventist Health System, a nine-state health system headquartered in Florida. Prior to that position, he served Adventist Health System from 2000 to 2010 as the Senior Vice President and Chief Financial Officer and from 2010 to 2017 as Executive Vice President, Chief Financial Officer and Chief Operations Officer. Mr. Shaw is currently a member of the Hospital Financial Management Association, the Texas State Board of Public Accountancy, the American College of Healthcare Executives and several other professional and service organizations. Mr. Shaw currently serves as a member of the boards of directors of Centura Health, Florida Hospital and Adventist Health System. Mr. Shaw obtained a bachelor’s degree from Southern Adventist University and his Master of Business Administration from the University of Central Florida. We believe Mr. Shaw’s qualifications to serve on our Board of Directors include his approximately 21 years of experience in the healthcare industry, his strong background in healthcare and healthcare management and his leadership experience through his executive positions at a large healthcare system.

Committee Memberships: Nominating and Governance Committee (Chair) and Finance Committee

Richard J. Statuto	60	Member-Director

Mr. Statuto has served as a member and Chairman of the Board of Directors of Premier since May 2013. He was a member of the board of directors of PHSI and the board of managers of Premier Plans from 2011 to 2013. Since 2005, Mr. Statuto has served as the President and Chief Executive Officer of Bon Secours Health System, which has more than 30 facilities in seven states in the eastern United States. He served as President and Chief Executive Officer of St. Joseph Health System from 1995 to 2004. Mr. Statuto currently serves as a member of the boards of directors of the Catholic Medical Mission Board and the Innovation Institute. Mr. Statuto previously served as a member of the board of directors of Kmart Corporation, as Chairman of the board of directors of Catholic Health Association and as Vice Chairman of the board of directors of Christus Health System. Mr. Statuto received his bachelor’s degree in chemical engineering from Vanderbilt University and his Master of Business Administration from Xavier University. We believe Mr. Statuto’s qualifications to serve on our Board of Directors include his approximately 32 years of experience in the healthcare industry, his strong background in healthcare and healthcare management and his leadership experience through his executive positions at large healthcare systems.

Committee Memberships: Compensation Committee and Finance Committee

Ellen C. Wolf	63	Independent Director

Ms. Wolf has been a director of Premier since October 2013. Ms. Wolf served as Senior Vice President and Chief Financial Officer of American Water Works Company, Inc., the largest investor-owned U.S. water and wastewater company, from 2006 until 2013. She served as Senior Vice President and Chief Financial Officer of USEC, Inc. beginning in 2003 and as Vice President and Chief Financial Officer of American Water Works from 1999 to 2003. Prior to that, since beginning her career in 1979, Ms. Wolf held various positions with increasing responsibility in corporate accounting, finance and business development. She has served as a director of Connecticut Water, a NASDAQ-listed company, since 2015, as a director and Chair of the audit committee of InfraREIT, L.L.C., a NYSE-listed company, since 2014, and previously as a director of Airgas, Inc., a NYSE-listed company, from 2008 to May 2016. Ms. Wolf also serves on the board of the Philadelphia Zoo. Ms. Wolf obtained a bachelor’s degree from Duke University and a Master of Business Administration from the University of Pennsylvania. We believe that Ms. Wolf’s qualifications to serve on our Board of Directors include her strong financial, corporate accounting, business development and leadership experience through her corporate senior executive positions, her service on the audit committee of another publicly-traded company and her prior service on the audit and compensation committees of a privately-held company.

Committee Memberships: Audit and Compliance Committee (Chair), Conflict Advisory Committee, Nominating and Governance Committee and Member Agreement Review Committee

Class III Directors with Terms Expiring at the 2019 Annual Meeting

Susan D. DeVore	58	Employee-Director

Ms. DeVore has served as the President and Chief Executive Officer and as a member of the Board of Directors of Premier since May 2013. She has served in the same positions at PHSI and the general partner of Premier LP and also as a member of the board of directors of PHSI since 2009. She also served as a member of the board of managers of Premier Plans from 2009 to 2013. Ms. DeVore served as the Chief Operating Officer of PHSI from 2006 to 2009 and as the Chief Operating Officer for a number of other Premier entities from 2007 to 2009. Ms. DeVore’s previous executive experience includes over 20 years at Ernst & Young LLP, where she served as a Senior Healthcare Industry Management Practice Leader. Ms. DeVore also serves as a member of the board of directors or as a member of the following non-profit and state-based organizations: Healthcare Leadership Council, Coalition to Protect America’s Healthcare, Medicare Rights Center, Charlotte Chamber of Commerce, the Institute of Medicine Roundtable on Value and Science Driven Healthcare and UNC Charlotte. Ms. DeVore also serves as a board member and member of the audit and finance committees of Adventist Health System. Ms. DeVore obtained a bachelor’s degree from the University of North Carolina at Charlotte and a Master of Management from McGill University. We believe Ms. DeVore’s qualifications to serve on our Board of Directors include her approximately 32 years of experience in senior positions involving hospital strategy, large-scale operations transformation, quality improvement and financial management.

Committee Membership: Member Agreement Review Committee

Jody R. Davids	61	Independent Director

Ms. Davids has been a director of Premier since January 2015. Since April 2016, Ms. Davids has been the Senior Vice President and Global Chief Information Officer of PepsiCo, Inc., a NYSE-listed company that has a global portfolio of food and beverage brands. From April 2014 to April 2016, Ms. Davids served as the Chief Information

Officer of Agrium, Inc., a NYSE-listed company and Toronto Stock Exchange-listed company that is a global producer and marketer of nutrients for agricultural and industrial markets. From December 2013 to April 2014, Ms. Davids served as a management consultant to Agrium, providing information technology consulting services specializing in technology and organizational strategy. From 2010 to 2013, Ms. Davids was the Senior Vice President, Global Business Services and Chief Information Officer for Best Buy, Inc., a NYSE-listed company. From 2000 to 2009, Ms. Davids was with Cardinal Health, Inc., a NYSE-listed company, in various capacities including as the Executive Vice President, Global Shared Services and Chief Information Officer from 2007 to 2009 and the Executive Vice President and Chief Information Officer from 2003 to 2007. Ms. Davids obtained a bachelor’s degree and a Master of Business Administration from San Jose State University. We believe that Ms. Davids’ qualifications to serve on our Board of Directors include her strong background in information technology, supply chain, logistics and distribution experience and her leadership experience through her corporate senior executive positions of other publicly-traded companies.

Committee Memberships: Audit and Compliance Committee and Conflict Advisory Committee

Peter S. Fine	65	Member-Director

Mr. Fine has been a director of Premier since October 2013. He served previously on the board of directors of PHSI from 2003 through 2009. Since 2000, Mr. Fine has served as the President and Chief Executive Officer of Banner Health. Mr. Fine also currently serves as a member of the board of directors of Banner Health. In addition, he previously served on the boards of directors of Accuray Incorporated and the Translational Genomics Research Institute and as member of the Heard Museum board of trustees. Mr. Fine received his bachelor’s degree from Ohio University and Master of Arts in Healthcare Administration from George Washington University. We believe Mr. Fine’s qualifications to serve on our Board of Directors include his approximately 39 years of experience in the healthcare industry, his strong background in healthcare and healthcare management and his leadership experience through his executive positions at a large healthcare system.

Committee Membership: Finance Committee (Chair)

David H. Langstaff	63	Independent Director

Mr. Langstaff has been a director of Premier since September 2016. Mr. Langstaff has served as the President of Argotyche, Inc., a consulting and advisory services company, since 2013. He has also served as Chairman of the Board of Directors of Protagonist Technology (previously Monitor 360), a narrative analytics and strategy company, since 2015; as Chairman of the Proxy Board of MorphoTrust, a biometric identification company, since 2016; and as President of Higher Ground LLC since 2008. Mr. Langstaff served as a member of the Board of Directors of TASC, Inc., a defense contractor, from 2009 to 2013, as Chairman from 2009 to 2011, and as President and Chief Executive Officer from 2011 to 2013. Prior to TASC, Mr. Langstaff was founder, President and Chief Executive Officer and a director of Veridian Corporation, a NYSE-listed company specializing in mission-critical national security programs, from 1995 until 2003, and Chief Executive Officer and Co-Chairman of The Olive Group, a global integrated security company, from 2006 until 2007. He served on the Board of Directors of SRA International (now known as CSRA Inc.), a NYSE-listed company, from 2004 to 2010 and on the Board of Directors of QinetiQ Group PLC, a company listed on the London Stock Exchange, from 2009 to 2011. Mr. Langstaff also serves on the Defense Business Board, which provides independent advice to the Secretary and Deputy Secretary of Defense, and has been associated with The Aspen Institute since 1998, serving as Chair of the Advisory Board of the Business and Society Program since 2006 and as a Senior Moderator of the Aspen Global Leadership Network since 2010. Mr. Langstaff obtained a bachelor’s degree, cum laude, and a Master of Business Administration from Harvard University. We believe that Mr. Langstaff’s qualifications to serve on the Company’s Board include his strong background serving as senior executive of a variety of technology companies and his prior board and committee service with other publicly-traded companies.

Committee Memberships: Audit and Compliance Committee, Conflict Advisory Committee and Member Agreement Review Committee

Marvin R. O’Quinn	65	Member-Director

Mr. O’Quinn has been a director of Premier since August 2015. Mr. O’Quinn has been the Senior Executive Vice President and Chief Operating Officer of Dignity Health in San Francisco, California since 2009. Prior to joining Dignity Health, Mr. O’Quinn served as President and Chief Executive Officer of Jackson Health System in Miami, Florida. Before assuming his role at Jackson Health System, Mr. O’Quinn served as Executive Vice President and Chief Operating Officer of Atlantic Health System in Florham Park, New Jersey and held executive positions with New York Presbyterian Health System, Providence Medical Center and Providence Milwaukee Hospital in Portland, Oregon. Additionally, he has held key positions with other hospitals and medical centers in Portland, Fresno and Seattle. He holds board appointments with Charles Drew University of Medicine and Science (Chairman), PriMed/Hill Physicians, Francisco Partners and Ministry Leadership Center. Mr. O’Quinn received a bachelor’s degree and a Master of Health Administration from the University of Washington. We believe that Mr. O’Quinn’s qualifications to serve on our Board of Directors include his approximately 38 years of experience in the healthcare industry, his strong background in healthcare and healthcare management and his leadership experience through his executive positions at large healthcare systems.

Committee Membership: Nominating and Governance Committee

There are no family relationships between any of our executive officers, directors and director nominees. The business address of each of our directors and director nominees is 13034 Ballantyne Corporate Place, Charlotte, NC 28277

ITEM 2 – RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Ernst & Young LLP

In accordance with its charter, the Audit and Compliance Committee selected the firm of Ernst & Young LLP (“EY”) to be our independent registered public accounting firm for the fiscal year 2018 audit period and, with the endorsement of the Board of Directors, recommends to our stockholders that they ratify that appointment. The Audit and Compliance Committee will reconsider the appointment of EY for the next audit period if such appointment is not ratified. Representatives of EY are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

The Audit and Compliance Committee recognizes the importance of maintaining the independence of our independent registered public accounting firm, both in fact and appearance. Consistent with its charter, the Audit and Compliance Committee has evaluated EY’s qualifications, performance and independence, including that of the lead audit partner. The Audit and Compliance Committee reviews and approves, in advance, the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed service, EY is required to confirm that the provision of such services does not impair its independence. Before selecting EY, the Audit and Compliance Committee carefully considered that firm’s qualifications as an independent registered public accounting firm. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit and Compliance Committee has expressed its satisfaction with EY in all of these respects. The Audit and Compliance Committee’s review included inquiry concerning any litigation involving EY and any proceedings by the SEC against the firm, if any. In this respect, the Audit and Compliance Committee has concluded that the ability of EY to perform services for Premier is in no way adversely affected by any such investigation or litigation.

Audit and Compliance Committee Pre-Approval of Accounting Services

The Audit and Compliance Committee of our Board of Directors is responsible for the appointment, oversight and evaluation of our independent registered public accounting firm. In accordance with our Audit and Compliance Committee’s charter, our Audit and Compliance Committee must approve, in advance of the service, all audit and permissible non-audit services provided by our independent registered public accounting firm. Our independent registered public accounting firm may not be retained to perform the non-audit services specified in Section 10A(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit and Compliance Committee has concluded that provision of the non-audit services described in that section is not compatible with maintaining the independence of EY.

The Audit and Compliance Committee has established a policy regarding pre-approval of audit and permissible non-audit services provided by our independent registered public accounting firm, as well as all engagement fees and terms for our independent registered public accounting firm. Under the policy, the Audit and Compliance Committee must approve the services to be rendered and fees to be charged by our independent registered public accounting firm. Typically, the Audit and Compliance Committee approves services up to a specific amount of fees. The Audit and Compliance Committee must then approve, in advance, any services or fees exceeding those pre-approved levels, subject to the de minimis exception set forth in Section 10A(i)(1)(B) of the Exchange Act. The Audit and Compliance Committee may delegate general pre-approval authority to a subcommittee of which the chairman of the Audit and Compliance Committee is a member. All requests or applications for services to be provided by our independent registered public accounting firm must be submitted to specified officers who may determine whether such services are included within the list of pre-approved services. All requests for services that have not been pre-approved must be accompanied by a statement that the request is consistent with the independent registered public accounting firm’s independence from Premier.

Principal Accounting Fees and Services

The following table presents the fees billed to Premier and its subsidiaries for services rendered by EY for the fiscal years ended June 30, 2017 and 2016.

	FY 2017	FY 2016
	(in thousands)
Audit Fees(1)	$3,845	$2,934
Audit-Related Fees(2)	704	612
Tax Fees(3)	147	195

Total(4)	$4,696	$3,741

(1)	Represents audit fees billed in each of fiscal years 2017 and 2016. Audit fees in fiscal years 2017 and 2016 include the audit of our consolidated financial statements, the audit of our internal control over financial reporting, issuances of comfort letters and consents for securities offerings (in fiscal 2016 only), and services provided in connection with the review of our quarterly condensed consolidated financial statements included in our SEC filings.
(2)	Represents audit-related fees billed in each of fiscal years 2017 and 2016. Audit-related fees in fiscal years 2017 and 2016 principally related to professional services in connection with financial due diligence, internal controls and other services that are traditionally performed by our independent registered public accounting firm.
(3)	Represents tax fees billed in each of fiscal years 2017 and 2016. Tax fees in fiscal years 2017 and 2016 principally related to domestic tax compliance and other tax-related consulting services.
(4)	In fiscal years 2017 and 2016, EY did not provide any products or services that would be required to be disclosed under “all other fees” in the table above. In fiscal years 2017 and 2016, the Audit and Compliance Committee did not approve any services or fees pursuant to the de minimis exception set forth in Section 10A(i)(1)(B) of the Exchange Act.

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of EY to serve as our independent registered public accounting firm for our fiscal year ending June 30, 2018.

In accordance with the Board’s recommendation, the proxy holders will vote the shares of Class A common stock covered by valid and timely received proxies “FOR” the ratification of the appointment of EY to serve as our independent registered public accounting firm for our fiscal year ending June 30, 2018, unless instructed otherwise. The Trustee will vote all of the Class B common stock as a block in the manner determined by the majority of the votes timely received by the Trustee.

ITEM 3 – APPROVAL OF A PROPOSAL TO INCREASE THE NON-EMPLOYEE

DIRECTOR COMPENSATION LIMIT UNDER THE 2013 EQUITY INCENTIVE PLAN

General

On September 28, 2017, our Board approved an amendment to our 2013 Equity Incentive Plan, as amended and restated effective December 4, 2015, as further amended effective August 11, 2016 (the “2013 EIP”), to increase the current non-employee director compensation limit from $250,000 to $500,000, subject to stockholder approval. The increased limit would include, in the aggregate, (i) the amount of cash and equity grants that could be awarded to non-employee directors during a calendar year and (ii) cash compensation, including cash retainers and meeting fees earned during a calendar year. We are requesting that stockholders approve this increase to the current non-employee director compensation limit.

We are not requesting stockholders to approve an increase in the number of shares available for awards under the 2013 EIP. If this proposal is approved, we will be able to provide equity awards under the 2013 EIP and cash compensation with a value greater than $250,000 but not exceeding $500,000 for the 2017 calendar year and thereafter. If this proposal is not approved by stockholders, we will be unable to provide any equity awards under the 2013 EIP and cash compensation in excess of $250,000, which will require us to limit amounts that would have otherwise been payable under our director compensation program.

Reasons for the Proposal

Based on our review of market data from the Compensation Committee’s independent compensation consultant, we believe that the proposed increase is reasonable and in line with compensation practices at our peer companies. As previously disclosed, our new director compensation program, which became effective on January 1, 2017, was adopted after a review of market and peer group practices and with the input and advice of the Compensation Committee’s independent compensation consultant. We believe the proposed increase in the non-employee director compensation limit is necessary in order to implement these changes to our director compensation program. We are not increasing amounts payable to our non-employee directors under our director compensation program, as set forth below under the heading “Compensation of Directors.”

We are not requesting approval for any change in the manner in which we apply compensation against this limit. Equity awards will be counted against this limit based on their grant date fair value, as determined by us for financial reporting purposes. Cash compensation means cash retainers, meeting fees and cash awards paid to certain member-directors in lieu of equity awards under the 2013 EIP, but not expense reimbursements related to service as a director.

Description of the Proposed Amendment and Other 2013 EIP Terms

The following is a summary of the material terms of the 2013 EIP as amended and restated. Such description is qualified by reference to the full text of the 2013 EIP as amended and restated, which is appended hereto as Appendix A. Changes to the 2013 EIP in the amendment and restatement are marked in Appendix A.

Text of Proposed Amendment

If approved by stockholders, the existing first sentence of Section 3.1(b) of the 2013 EIP would be replaced with the sentence below as follows:

Current 2013 EIP: “The aggregate value of Awards granted to, and cash compensation earned by, a Non-Employee Director during a single calendar year shall not exceed $250,000.”

Amended 2013 EIP: “The aggregate value of Awards granted to, and cash compensation earned by, a Non-Employee Director during a single calendar year shall not exceed $500,000.”

No other changes are being proposed at this time.

2013 EIP Purpose

The purposes of the 2013 EIP are to attract and retain employees, directors and consultants who will provide services to us, our subsidiaries and our affiliates and to provide such persons with incentives and rewards for superior performance. To accomplish these purposes, the 2013 EIP provides for the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, performance share awards, performance units, other equity-based awards and cash-based awards.

Administration

The 2013 EIP is administered by the Compensation Committee of the Board of Directors. Our Compensation Committee determines who receives awards under the 2013 EIP, the number of shares of stock, share units and/or dollars covered by such award and the terms and conditions of each award. Within the terms of the 2013 EIP, our Compensation Committee may accelerate the vesting of any award and modify, cancel or substitute any awards. In addition, our Compensation Committee interprets the 2013 EIP and may adopt any administrative rules, regulations, procedures and guidelines governing the 2013 EIP or any awards granted under the 2013 EIP as it deems to be appropriate. Our Compensation Committee may delegate to any subcommittee of our Board of Directors the authority to make awards or to our Chief Executive Officer the authority to make awards to employees who are not executive officers.

Available Shares

At the time we established the 2013 EIP, we reserved 11,260,783 shares of our Class A common stock for issuance under the 2013 EIP. As of June 30 and September 30, 2017, there were 4,605,246 shares and 3,483,221 shares, respectively, remaining available for issuance under the 2013 EIP. These shares may be shares of original issuance, shares held in treasury or shares that have been reacquired by us. The number of our shares of Class A common stock authorized for grant under the 2013 EIP is subject to adjustment, as described below. Awards that are to be settled by issuing shares are only counted against the number of shares available under the 2013 EIP to the extent shares are actually issued under those awards. Shares withheld to satisfy tax withholding obligations or tendered to pay the exercise price of an option under the 2013 EIP and shares repurchased on the open market with the proceeds of an option exercise shall again be available for grant under the 2013 EIP.

Director Compensation

The aggregate value of equity awards granted to, and cash compensation earned by, any individual non-employee director during any calendar year may not exceed $500,000. The value of equity granted to a non-employee director is determined as of the grant date. With respect to stock options and stock appreciation rights, the equity value is determined based on the pricing model we use to report our financial results and assumptions set forth in the our SEC filings. With respect to other equity awards, the equity value is the fair market value of a share of our Class A common stock as of the grant date.

Eligibility for Participation; Minimum Vesting and Performance Period

Our Compensation Committee may grant awards to employees and consultants; provided, however, only employees shall be eligible to receive incentive stock options (“ISOs”). Our Board of Directors may grant awards to non-employee directors. As of September 30, 2017, approximately 400 employees and non-employee directors were eligible to receive awards under the 2013 EIP; additional employees may receive awards at the discretion of the Chief Executive Officer. In general, awards granted to employees, other than stock options and stock appreciation rights, vest no more rapidly than pro rata over a three-year period, and awards granted to employees that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) have a minimum performance period of 12 months.

Award Agreement

Awards granted under the 2013 EIP will be evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, as determined by the Compensation Committee in its sole discretion.

Nonqualified Stock Options

An award of a nonqualified stock option grants a participant the right to purchase a certain number of shares of our Class A common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the fair market value of a share of our Class A common stock on the grant date. The term of a nonqualified stock option may not exceed 10 years from the date of grant. The exercise price may be paid, in the Compensation Committee’s sole discretion, with cash or check, shares of our Class A common stock already owned by the participant, a reduction in shares issuable upon exercise which have a value equal to the exercise price, to the extent permitted by law, with proceeds from a sale of shares from broker-assisted cashless exercise, any other consideration deemed appropriate by the Compensation Committee or any combination of the foregoing, in each case as permitted by the Compensation Committee. A nonqualified stock option is an option that does not meet the qualifications of an ISO, as provided in Section 422 of the Code and summarized in part below.

Incentive Stock Options

An ISO is a stock option that meets the requirements of Section 422 of the Code, which include that the option have an exercise price of no less than 100% of fair market value of a share of our Class A common stock on the grant date, have a term of no more than 10 years and be granted from a plan that has been approved by stockholders.

Stock Appreciation Rights

A stock appreciation right (“SAR”) entitles the participant to receive a percentage (up to 100%) of the difference between the fair market value of our Class A common stock on the exercise date and the exercise price of the SAR, multiplied by the number of shares subject to the SAR. Payment to a participant upon the exercise of an SAR may be in cash or shares of our Class A common stock. No SAR may be exercised more than 10 years from the date of grant.

Restricted Stock

A restricted stock award is an award of outstanding shares of our Class A common stock that does not vest until after a specified period of time, or satisfaction of other vesting conditions as determined by our Compensation Committee, and which may be forfeited if conditions to vesting are not met. Participants generally receive dividend payments on the shares subject to their award during the vesting period (unless the awards are subject to performance-vesting criteria) and are also generally entitled to vote the shares underlying their awards.

Restricted Stock Units

A restricted stock unit is an award denominated and settled in shares of our Class A common stock, subject to terms and conditions determined by our Compensation Committee. Participants do not have voting rights, but our Compensation Committee may authorize the payment of dividend equivalent payments on a current, deferred or contingent basis.

Other Stock-Based Awards

The 2013 EIP provides our Compensation Committee the discretion to grant other awards payable in shares, such as deferred stock units and unrestricted shares. In the event of such an award, the Compensation Committee would determine the terms and conditions of such award, including any vesting criteria applicable thereto.

Cash-Based Awards

A cash-based award is a cash-denominated award which the Compensation Committee may grant to participants, subject to conditions determined by the Compensation Committee, which conditions may include the achievement of individual or company performance objectives. Each cash-based award will specify a payment amount, formula or payment ranges as determined by the Compensation Committee. Payment with respect to any cash-based award shall be made in cash.

Performance Share Awards

The 2013 EIP authorizes our Compensation Committee to grant performance share awards, which may be payable in shares, share units or cash. Performance share awards vest and become payable upon the achievement of performance objectives within a period of time specified by our Compensation Committee. No dividend equivalents shall be made with respect to any performance share award. Performance share awards may be subject to the achievement of specified performance objectives. Performance objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or a subsidiary, division, department or function within our company or a subsidiary of ours in which the participant is employed. Performance objectives may be measured on an absolute or relative basis, and relative performance may be measured by a group of peer companies or by a financial market index. The 2013 EIP provides the Compensation Committee discretion to modify performance goals as it deems appropriate or increase or decrease the amount payable at a given level of performance, other than for awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

Performance-Based Awards

A performance-based award is an award of restricted shares, restricted stock units, performance share awards, other stock-based awards or cash-based awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Performance-based awards are subject to the rules described below under the headings “162(m) Annual Limits” and “Performance Goals”.

162(m) Annual Limits

The maximum number of shares of our Class A common stock with respect to which any stock option or stock appreciation right may be granted under the 2013 EIP during any calendar year to any eligible individual is 500,000. The maximum number of shares (other than stock options and stock appreciation rights) that are subject to the attainment of specified performance goals and intended to qualify as performance-based compensation under Section 162(m) of the Code that may be granted under the 2013 EIP during any calendar year to any eligible individual is 500,000, or if the performance-based award is paid in cash or other property, no more than the value of 500,000 shares (calculated on the last day of the performance period to which the award relates). The maximum value of a cash payment made under a performance award is $3,000,000 if the performance period is 12 months or less and $6,000,000 if the performance period is more than 12 months.

Performance Goals

Awards may be subject to the achievement of specified performance objectives. Performance objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or a subsidiary, division, department or function within our company or a subsidiary of ours in which the participant is employed. Performance objectives may be measured on an absolute or relative basis, and relative performance may be measured by a group of peer companies or by a financial market index. Any performance objectives applicable to a performance-based award shall be based on one or more of the following:

•      growth in net sales or revenue;

•      return measures;

•      gross profit margin;

•      operating expense ratios;

•      operating expense targets;

•      productivity ratios;

•      operating income;

•      gross or operating margins;

•      EBIT, EBITDA or a similar measure (before or after taxes);

•      net earnings or net income (before or after taxes);

•      earnings per share;

•      cash flow;

•      working capital targets;

•      funds from operations or similar measures;

•      capital expenditures;

•      share price;

•      appreciation in the fair market value or book value of the Class A common stock;

•      economic value added;

•      debt to equity ratio/debt levels;

•      measures of customer satisfaction (such as member cost, quality and safety improvements);

•      market share;

•      acquisitions or strategic transactions;

•      quantitative measures of employee satisfaction/engagement;

•      employee retention/attrition;

•      safety;

•      budget achievement;

•      expense reduction or cost savings;

•      productivity improvements; or

•      inventory control/efficiency.

For performance-based awards, our Compensation Committee is authorized at any time during the first 90 days of a performance period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), to adjust or modify the calculation of a performance goal for a performance period based on changes in accounting principles and by excluding any of the following items if our Compensation Committee so determines: (i) infrequent or unusual events; (ii) exchange rate effects, as applicable, for non-U.S. dollar denominated operating earnings; (iii) the effects of any statutory adjustments to corporate tax rates; (iv) the impact of losses from discontinued operations; (v) restatements and other unplanned special charges; (vi) divestitures; (vii) stock offerings or repurchases and (viii) strategic loan loss provisions. The Compensation Committee may reduce or eliminate cash amounts paid under any performance-based award upon satisfaction of performance criteria based on any further considerations that the Compensation Committee may determine in its sole discretion.

Time-based restricted stock, restricted stock units and other awards (other than stock options and stock appreciation rights) are not intended to qualify as performance-based compensation.

Change in Control

Except as otherwise provided in an award agreement, in the event of a Change in Control (as defined in the 2013 EIP), our Compensation Committee may, but shall not be obligated to, (i) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an award; (ii) cancel awards for a cash payment equal to their fair value (as determined in the sole discretion of our Compensation Committee) which, in the case of options and SARs, shall be deemed to be equal to the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of shares subject to such options or SARs (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options or SARs) over the aggregate strike price; (iii) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted hereunder as determined by our Compensation Committee in its sole discretion; (iv) terminate options without providing accelerated vesting or (v) take any other action with respect to awards that the Compensation Committee deems appropriate. The treatment of awards upon a Change in Control may vary among participants in our Compensation Committee’s sole discretion. Performance awards will be settled upon a Change in Control as determined by the Compensation Committee in its sole discretion based upon the extent to which the performance goals for any such awards have been achieved after evaluating actual performance over the course of the performance period until the date of the Change in Control and the anticipated level of performance as of the date of the Change in Control.

Repricing

The terms of a stock option or stock appreciation right cannot be amended to lower the strike price, and options and stock appreciation rights may not be cancelled in exchange for cash, other awards or stock options and stock appreciation rights with a strike price lower than the strike price of the cancelled stock options or stock appreciation rights without, in each case, stockholder approval.

Recoupment and Clawback

All awards granted under the 2013 EIP are subject to any compensation recovery policy, and all awards (and any proceeds) are subject to any clawback policy we may implement, including any policy implemented to comply with legal requirements such as the Dodd-Frank Act.

Amendment and Termination

The 2013 EIP may be amended or terminated by our Board of Directors at any time, but no amendment may be made without stockholder approval if it would increase the number of shares issued or available under the 2013 EIP, materially expand benefits accruing to plan participants, reduce the minimum exercise price of an option or base price of an SAR granted under the 2013 EIP, modify the eligibility criteria for participation in the 2013 EIP, increase per-person limits or the number of shares which may be issued, delete or limit the prohibition against repricing or otherwise require approval by stockholders in order to comply with applicable law or the rules of a national stock exchange on which the shares subject to the 2013 EIP are listed. Unless required to comply with applicable laws, no termination, suspension or amendment of the 2013 EIP may adversely affect the right of any participant with respect to a previously granted award without the participant’s written consent.

Transferability

Awards granted under the 2013 EIP are generally nontransferable (other than by will or the laws of descent and distribution), except that the committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Effective Date; Term

If approved by stockholders at the Annual Meeting, the 2013 EIP as amended and restated will be effective as of December 1, 2017. No award will be granted under the 2013 EIP on or after May 17, 2023.

Certain U.S. Federal Income Tax Consequences

Federal Income Tax Consequences of Equity Incentive Plan Awards

The following is a brief summary of the principal U.S. federal income tax consequences of transactions under the 2013 EIP, based on current U.S. federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

Nonqualified Stock Options. Generally, a participant will not recognize taxable income on the grant or vesting of a nonqualified stock option. Upon the exercise of a nonqualified stock option, a participant will recognize ordinary income in an amount equal to the difference between the fair market value of our Class A common stock received on the date of exercise and the option cost (number of shares purchased multiplied by the exercise price per share). We will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the participant upon exercise.

Incentive Stock Options. No taxable income is recognized by a participant on the grant or vesting of an ISO. If a participant exercises an ISO in accordance with its terms and does not dispose of the shares acquired within two years after the date of the grant of the ISO or within one year after the date of exercise, the participant will not, upon exercise, recognize ordinary income or capital gain or loss, and we will not be entitled to a deduction by reason of the grant or exercise of the ISO; however, the excess of the fair market value over the exercise price of the shares acquired is an item of adjustment in computing alternative minimum tax of the participant. If a participant holds the shares acquired for at least one year from the exercise date and does not sell or otherwise dispose of the shares for at least two years from the grant date, the participant’s gain or loss upon a subsequent sale will be long-term capital gain or loss equal to the difference between the amount realized on the sale and the participant’s basis in the shares acquired.

If a participant sells or otherwise disposes of the shares acquired without satisfying the required minimum holding period, such “disqualifying disposition” will give rise to ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date or, if less, the amount realized upon the disqualifying disposition over the participant’s tax basis in the shares acquired. We will ordinarily be entitled to a deduction equal to the amount of the ordinary income recognized by a participant as a result of a disqualifying disposition.

Stock Appreciation Rights. Generally, a participant will not recognize taxable income upon the grant or vesting of an SAR, but will recognize ordinary income upon the exercise of an SAR in an amount equal to the cash amount received upon exercise (if the SAR is cash-settled) or the difference between the fair market value of our Class A common stock received from the exercise of the SAR and the amount, if any, paid by the participant in connection with the exercise of the SAR. The participant will recognize ordinary income upon the exercise of an SAR regardless of whether the shares of our Class A common stock acquired upon the exercise of the SAR are subject to further restrictions on sale or transferability. The participant’s basis in the shares will be equal to the ordinary income attributable to the exercise and the amount, if any, paid in connection with the exercise of the SAR. The participant’s holding period for shares acquired pursuant to the exercise of an SAR begins on the exercise date. Upon the exercise of an SAR, we will ordinarily be entitled to a deduction in the amount of the ordinary income recognized by the participant.

Restricted Shares. A participant generally will not be taxed at the time of a restricted stock award but will recognize taxable income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income will be the fair market value of the shares at the time of vesting.

Participants may elect to be taxed at the time of grant by making an election under Section 83(b) of the Code within 30 days of the award date. If a restricted stock award subject to the Section 83(b) election is subsequently canceled, no deduction will be allowed for the amount previously recognized as income, and no tax previously paid will be refunded. Unless a participant makes a Section 83(b) election, dividends paid to a participant on shares of an unvested restricted stock award will be taxable to the participant as ordinary income in compensation for services. If the participant made a Section 83(b) election, the dividends will be taxable to the participant as dividend income.

We will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant. Unless a participant has made a Section 83(b) election, we will also be entitled to a deduction, for federal income tax purposes, for dividends paid on unvested restricted stock awards.

Restricted Stock Units and Performance Share Awards. A participant generally will not be subject to income tax at the time of grant of a restricted stock unit award or performance share award or upon vesting but will recognize taxable income upon receiving stock under the award and cash that is attributable to dividend equivalents, if any. Restricted stock units and performance share awards are subject to Federal Insurance Contribution Act tax upon vesting. The amount of taxable income will be the fair market value of the shares at the time of issuance. No Section 83(b) election is available for restricted stock units or performance share awards.

We will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant. We will also be entitled to a deduction, for federal income tax purposes, for cash dividend equivalent payments on restricted stock units.

Other Equity-Based Awards. A participant will generally not recognize taxable income on a deferred stock award until shares subject to the award are distributed. A participant will recognize ordinary income in an amount equal to the fair market value of the shares of our Class A common stock on the date of distribution. Any dividend equivalents paid on unvested deferred stock awards are taxable as ordinary income when paid to the participant. We will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant. We will also be entitled to a deduction, for federal income tax purposes, on any dividend equivalent payments made to the participant.

A participant will generally recognize taxable income on the grant of unrestricted stock, in an amount equal to the fair market value of the shares on the grant date. We will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant.

Cash Awards. A participant will generally recognize taxable income upon the payment of a cash award, in an amount equal to the amount of the cash received. We will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant.

Withholding. To the extent required by law, we will withhold from any amount paid in settlement of an award amounts of withholding and other taxes due or take other action as we deem advisable to enable ourselves to satisfy withholding and tax obligations related to any awards.

New 2013 EIP Benefits; Future 2013 EIP Awards

If stockholders approve this proposal, set forth below is the expected amount of compensation that would be payable under our current director compensation program to each of our current non-employee directors, for calendar year 2017.

Director	Cash Compensation[1]	Equity Awards[2]	Cash Awards in lieu of Equity Awards[3]	Charitable Contributions[4]	Total
Barclay E. Berdan[3]	$87,500	$0	$100,000	$1,000	$188,500
Eric J. Bieber, MD	$86,000	$125,000	$0	$1,000	$212,000
Stephen R. D’Arcy	$110,000	$125,000	$0	$1,000	$236,000
Jody R. Davids	$102,500	$125,000	$0	$1,000	$228,500
William B. Downey	$86,000	$125,000	$0	$1,000	$212,000
Peter S. Fine	$95,000	$125,000	$0	$1,000	$221,000
Philip A. Incarnati	$87,500	$125,000	$0	$1,000	$213,500
David H. Langstaff[5]	$107,000	$165,018	$0	$1,000	$273,018
William E. Mayer	$125,000	$125,000	$0	$1,000	$251,000
Marc D. Miller	$87,500	$125,000	$0	$1,000	$213,500
Marvin R. O’Quinn	$84,500	$125,000	$0	$1,000	$210,500
Scott Reiner	$86,000	$125,000	$0	$1,000	$212,000
Terry D. Shaw[3]	$107,000	$0	$100,000	$1,000	$208,000
Richard J. Statuto	$161,000	$125,000	$0	$1,000	$287,000
Ellen C. Wolf	$128,000	$125,000	$0	$1,000	$254,000

(1)	The amounts reflected in this column are the retainers and meeting fees earned for service as a director in the calendar year for 2017, regardless of when such fees are paid. The amounts assume attendance by each director at currently scheduled meetings for the remainder of calendar year 2017.
(2)	Each non-employee director, except Messrs. Berdan, Langstaff and Shaw, received an annual award of restricted stock units (RSUs) with a grant date fair value, computed in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation, of $125,000. Grant date fair value assumptions are consistent with those disclosed in Note 16—Stock-Based Compensation to our Consolidated Financial Statements in our 2017 Form 10-K. RSU grants fully vest on the first anniversary of the grant date.
(3)	Cash awards are made pursuant to the Director Compensation Policy and are not made under 2013 EIP. Each of Messrs. Berdan and Shaw provided a written certification stating that he was prohibited by his employer from receiving equity-based compensation from Premier, and accordingly, each received an annual cash award of $100,000 in lieu of the annual equity award. See note 2 above.
(4)	Under the Director Compensation Policy effective January 1, 2017, a contribution of $1,000 is expected to be made to the charity of choice for each member of the Board of Directors. Contributions are generally made annually in December.
(5)	Mr. Langstaff was appointed to the Board of Directors on September 1, 2016. Mr. Langstaff received an award of RSUs with a grant date fair value of $31.51 per share based on the closing price of our Class A common stock on the award date, January 26, 2017, representing a prorated portion for his service in 2016 plus an annual award for 2017.

For years after 2018, the Committee, with the advice and input of its compensation consultant, will review our director compensation program from time to time for adjustment in light of market practices and other relevant factors to setting director remuneration.

Equity Compensation Plan Information

We have granted equity awards to employees and directors under the Premier, Inc. 2013 EIP, as amended, which was initially approved by our stockholders prior to our IPO and was approved most recently by our stockholders in December 2015. The following table sets forth certain information as of June 30, 2017 concerning the shares of Class A common stock authorized for issuance under the 2013 EIP. No shares of Class B common stock are authorized for issuance under the 2013 EIP, and we have no equity compensation plans under which shares may be issued that have not been approved by our stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Premier, Inc. 2013 Equity Incentive Plan	5,035,359	(1)	$30.31	(2)	4,605,246	(3)
Equity compensation plans not approved by security holders	—		n/a		—
Total	5,035,359	(1)	$30.31	(2)	4,605,246	(3)

(1)	Assumes RSUs, restricted stock awards, Performance Shares and stock option awards are paid at target level, except for August 31, 2015 performance-based restricted stock awards that were granted at the maximum payout level (and are subject to forfeiture). Actual shares awarded may be higher or lower based upon actual performance over the measurement period. For more detailed information, see Note 16—Stock-Based Compensation to our Consolidated Financial Statements included in our 2017 Form 10-K.
(2)	This calculation reflects only outstanding stock option awards.
(3)	Reflects, as of June 30, 2017, shares reserved for future grants of stock options, restricted stock units, restricted stock awards, Performance Shares and/or other equity awards. Any shares withheld to satisfy tax withholding obligations or tendered to pay the exercise price of an option will again be available for grant under the terms of the 2013 EIP.

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” the approval of a proposal to increase the non-employee director compensation limit under the 2013 EIP.

In accordance with the Board’s recommendation, the proxy holders will vote the shares of Class A common stock covered by valid and timely received proxies “FOR” the approval of a proposal to increase the non-employee director compensation limit under the 2013 EIP, unless instructed otherwise. The Trustee will vote all of the Class B common stock as a block in the manner determined by the majority of the votes timely received by the Trustee.

ITEM 4 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act and related SEC rules, we request stockholders to approve, on an advisory basis, our executive compensation program. We ask that you support the compensation of our named executive officers, or NEOs, as disclosed under the heading “Executive Compensation,” including the “Executive Summary” section, beginning on page 64 and the accompanying tables and related narrative disclosure. This proposal, commonly referred to as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the NEOs’ compensation as required under Section 14A of the Securities Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this proxy statement.

Our executives—including our NEOs—are critical to our success. That is why we design our executive compensation program to attract, retain and motivate exceptional executive talent. We structure our executive compensation program to focus on stockholders’ interests by incentivizing superior sustainable long-term performance. We believe our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our NEOs to dedicate themselves fully to value creation for our stockholders.

Under our executive compensation program, we align pay and performance by making a significant portion of our NEOs’ compensation contingent on:

•	achieving specific and challenging annual and long-term performance goals; and

•	increasing stockholder value.

We also incorporate rigorous compensation-related design and governance practices to protect our stockholders’ interests, including the following:

•	strong stock ownership guidelines for our executive officers that promote alignment of their interests with those of our stockholders;

•	our long-term incentive plan is 100% equity-based;

•	85% of our CEO’s target total compensation is at-risk, incentive-based pay (67% of which is based on our long-term performance);

•	on average, 77% of our other NEOs’ target total compensation is at-risk, incentive-based pay (57% of which is based on long-term performance);

•	we do not pay tax gross ups associated with benefits payable in connection with a change in control;

•	we do not generally offer our executives material perquisites;

•	we mitigate risk by limiting incentive payments using multiple performance measures in our incentive plans and imposing a strong incentive compensation recoupment (clawback) policy; and

•	we prohibit hedging, pledging and short sales of our common stock.

We encourage you to read the “Compensation Discussion and Analysis” section beginning on page 64 of this proxy statement, which includes a recap of what we do and what we don’t do on page 67, and the “Executive Compensation Tables” beginning on page 85 of this proxy statement to better understand the details of our NEOs’ compensation for 2017 and their opportunities to realize compensation in the future.

Our Compensation Committee and our Board believe that our executive compensation program for our NEOs serves our stockholders’ interests. The vote on this resolution, commonly known as a “say-on-pay” resolution, is not intended to address any specific element of compensation but rather the overall NEO compensation program as described in this proxy statement. Although this vote is advisory and not binding on us, the Board, and the

Compensation Committee, which is responsible for developing and administering our executive compensation philosophy and program, will consider the results as part of its ongoing review of our executive compensation program.

The Board recommends that stockholders indicate their support for our compensation of our NEOs, and we ask you to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Premier’s stockholders approve, on an advisory basis, the compensation paid to Premier’s named executive officers, as disclosed in this Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis section, Summary Compensation Table for Fiscal 2017 and the other related tables and discussion.”

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

In accordance with the Board of Directors’ recommendation, the proxy holders will vote the shares of Class A common stock covered by valid and timely received proxies “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, unless instructed otherwise. The Trustee will vote all of the Class B common stock as a block in the manner determined by the majority of the votes timely received by the Trustee.

CORPORATE GOVERNANCE AND BOARD STRUCTURE

Corporate Governance

Our corporate governance practices are established, monitored and regularly assessed by our Board of Directors with assistance from the Nominating and Governance Committee. The Board of Directors considers current and proposed legal requirements and governance best practices in connection with its decisions on the governance practices for us and our business.

Corporate Governance Guidelines

To assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of us and our stockholders, the Board of Directors has adopted Corporate Governance Guidelines that set forth, among other things:

•	a governance matrix depicting the structure and committees of the Board.

•	the Board’s role in overseeing the management and conduct of our business, including:

•	the job description and specific functions of the Board and its committees;

•	Board membership criteria and core competencies required by members;

•	annual review and evaluation of the Chief Executive Officer led by the Chairman of the Board in collaboration with the Compensation Committee;

•	annual senior management evaluation;

•	annual review and update, if appropriate, of the management succession plan;

•	risk management and oversight by the Audit and Compliance Committee; and

•	annual Board self-assessment to evaluate whether the Board is functioning effectively and meeting objectives and goals.

•	director qualifications and responsibilities, including:

•	individual director qualification standards and personal traits;

•	director nomination, selection and assessment;

•	director responsibilities to exercise common sense business judgment, exercise their fiduciary duties to all stockholders and exercise personal accountability through regular attendance and participation and investment of time and energy in our business;

•	commitment to support the needs of the Board and fully serve out the established board term;

•	limits on other board service;

•	director orientation and continuing education;

•	director mentorship program;

•	notice of changes in principal employment or changes in independence; and

•	director compensation and independent/outside director stock ownership.

•	Board independence, including:

•	director independence standards while we are a “controlled company” under NASDAQ rules and thereafter and required reviews of each director’s independence;

•	Board leadership and the annual election of a Board chair and vice chair that are not officers of ours;

•	Board job descriptions;

•	the annual election of Company officers, including a president, chief executive officer and secretary; and

•	independence and other qualifications for Board committee members while we are a “controlled company” under NASDAQ rules and thereafter.

•	Board accountability, ethics and integrity, including:

•	adherence to the Board’s Conflict of Interest Policy;

•	adherence to our Code of Conduct and the Board Code of Ethics;

•	regularly held executive sessions outside the presence of management; and

•	Board access to and retention of independent advisors.

•	Board structure, including:

•	Board size and review of the same;

•	Board class structure and term of each class;

•	term limits; and

•	resignation and failure to be re-elected.

•	Board committees, including:

•	standing committees and committee structure;

•	assignment and rotation of committee members and committee chairs;

•	committee chair job description; and

•	committee meeting frequency, length and agenda.

•	Board meetings, agenda and information, including:

•	regular meeting schedules and attendance expectations;

•	Board agenda process;

•	Board information flow, materials and presentations;

•	director access to senior management;

•	right to call a special meeting of the Board and related procedures; and

•	annual stockholder meeting and attendance.

•	Board interaction/communications with stockholders, analysts, institutional investors, member owners and the media where appropriate.

•	Board responsiveness to stockholder proposals that receive substantial support.

Under its charter, the Nominating and Governance Committee, in consultation with the Chairman of the Board and the Chief Executive Officer, periodically reviews, revises, interprets and confirms compliance with the Corporate Governance Guidelines.

Code of Ethics

We have adopted a Corporate Code of Conduct, as well as a Board Code of Ethics and a Board Conflict of Interest Policy and Disclosure Statement, together our “code of ethics,” that apply, as applicable, to all employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The purpose of the code of ethics is to deter wrongdoing and promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports required to be filed with or submitted by us to the SEC and in other public communications;

•	compliance with all applicable rules and regulations that apply to us and our officers and directors;

•	the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	accountability for adherence to the code.

We will disclose any future amendments to, or waivers from, certain provisions of these ethical policies and standards for officers and directors on the “Investors” section of our website at http://investors.premierinc.com promptly following the date of such amendment or waiver. Upon written request to our Corporate Secretary, we will also provide a copy of the code of ethics free of charge.

Corporate Website

We maintain a “Corporate Governance” area within the “Investors” section of our website and an “Ethics and Compliance” area with the “About Premier” section of our website where you can find copies of our principal governance documents and ethics policies. Our “Corporate Governance” and “Ethics and Compliance” areas of our website are located at http://investors.premierinc.com/corporate-governance/ and https://www.premierinc.com/about-premier/ethics-and-compliance/, respectively, and include the following documents, among others:

•	Certificate of Incorporation;

•	Bylaws;

•	Corporate Governance Guidelines;

•	Whistleblower Policy;

•	Insider Trading Policy;

•	Corporate Code of Conduct;

•	Group Purchasing Code of Conduct;

•	Board Code of Ethics;

•	Board Conflict of Interest Policy and Disclosure Statement;

•	Audit and Compliance Committee Charter;

•	Nominating and Governance Committee Charter;

•	Finance Committee Charter;

•	Compensation Committee Charter;

•	Conflict Advisory Committee Charter; and

•	Member Agreement Review Committee Charter.

We encourage our stockholders to read our governance documents, as we believe they illustrate our commitment to good governance practices and ethical business conduct.

Role of the Board in the Oversight of Risk

Our Board of Directors plays an active role in overseeing management of our risks. We have identified five primary areas of enterprise risk across our operations that are monitored and managed by our Board of Directors, management and internal auditors. These areas include risks associated with strategic, operational, financial, legal, and information technology and systems. In conjunction with its management of these specific risk areas, our Board of Directors manages reputational risks across all of our operations. Our Board of Directors is primarily responsible for oversight of the strategic, operational and information technology and systems risks that we may encounter. The committees of our Board of Directors assist our full Board in risk oversight by addressing specific matters within the purview of each committee. Our Audit and Compliance Committee focuses on oversight of financial, legal and regulatory compliance, as well as ethical risks. Our Finance Committee oversees financial risks related to capital allocation and financial forecasting. Our Compensation Committee, as discussed in more detail below, focuses on risks relating to executive compensation plans and arrangements, and our Nominating and Governance Committee focuses on reputational and corporate governance risks relating to our company including the independence of our Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full Board of Directors remains regularly informed regarding such risks through committee reports and otherwise. In addition, our Board and its committees receive regular reports from our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel, Chief Ethics and Compliance Officer, and other members of senior management regarding areas of significant risk to us, including strategic, operational, financial, legal and regulatory, information technology and systems, and reputational risks. We believe the leadership structure of our Board of Directors supports and promotes effective risk management and oversight.

The Compensation Committee reviews and considers our compensation policies and programs in light of the Board of Directors’ risk assessment and management responsibilities on an annual basis. Our human resources department in consultation with Mercer (US) Inc. (“Mercer”) prepared and presented to the Compensation Committee a risk assessment report that addressed the incentive compensation structure, plans and processes at all levels of our Company. The assessment included, among other things, a review of pay mix (fixed versus variable, cash versus equity and short versus long-term), performance metrics, target setting, performance measurement practices, pay determination, mitigation practices such as the Compensation Recoupment Policy and overall governance and administration of pay programs. After reviewing this report and making inquiries of management, the Compensation Committee determined we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us.

Communications to Directors

Stockholders and other parties interested in communicating directly to the Board of Directors, any committee or any non-employee director may do so by writing to the address listed below:

PREMIER, INC.

BOARD OF DIRECTORS

13034 BALLANTYNE CORPORATE PLACE

CHARLOTTE, NORTH CAROLINA 28277

ATTENTION: [Addressee*]

C/O ANNA-MARIE FORREST, CORPORATE SECRETARY

* Including the name of the specific addressee(s) will allow us to direct the communication to the intended recipient.

All communications received as set forth in this paragraph will be reviewed by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Board Structure and Director Nominations

Board Structure and Meetings

The Board’s overarching responsibility is to advise and oversee the management and conduct of our business by our Chief Executive Officer and other members of management charged with the long-term health and overall success of Premier’s business. To that end, our business, property and affairs are managed under the direction of our Board of Directors. Our Board size may not exceed 18 directors, and our Board is currently comprised of 16 members, five of whom are independent under the standards discussed below, 10 of whom are member-directors as discussed below and one of whom is our Chief Executive Officer, Ms. DeVore. The Board is divided into three classes (Class I, Class II and Class III) with staggered terms of three years each. The term of one class expires at each annual meeting of stockholders; thus, directors typically stand for election after three years, unless they are filling an unexpired term. Under our Corporate Governance Guidelines, no director may serve for more than two full three-year consecutive terms except for (i) the Chief Executive Officer; (ii) each director who is not a director, officer, employee or agent of, or otherwise affiliated with, any stockholder of ours and (iii) a Director serving as Chairman of the Board, whose term may be extended at the discretion of the Board.

Our Bylaws and Corporate Governance Guidelines provide that the Chairman of the Board shall not be one of our officers. We believe that having a non-executive Chairman of our Board creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management’s actions are in the best interests of us and our stockholders. Our Chief Executive Officer, Board Chairman and Board Vice-Chairman work together to set the Board agenda. Board members are invited to make agenda suggestions, and the Board approves the annual schedule of Board and committee items. The Board Chairman presides over Board meetings and coordinates the work of the committees of our Board of Directors and performs other duties delegated to the Chairman by our Board of Directors. Committee assignments and designation of the committee chair are made by the Board based upon recommendations of the Board Chairman and Nominating and Governance Committee. Executive sessions of independent directors, held outside the presence of employee Board members and member-directors, are scheduled at each in-person Board meeting and may be called at any other Board or committee meeting. The Chair of the Audit and Compliance Committee presides over executive sessions.

The Board of Directors adopted the foregoing structure to promote decision-making and governance independent of that of our management and to better perform the Board’s monitoring and evaluation functions. Members of our Board of Directors are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board of Directors and its committees.

Under our Corporate Governance Guidelines, Board members are expected to prepare for and attend at least 75% of all Board and applicable committee meetings. The Board of Directors met 10 times during fiscal year 2017. In addition, the independent directors met in executive session four times during fiscal year 2017. Each incumbent member of the Board of Directors attended 75% or more of the meetings of the Board of Directors and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively. In addition, under our Corporate Governance Guidelines, directors are encouraged to attend each annual meeting of stockholders. Eleven of the 16 directors who were serving as directors at the time of our 2016 Annual Meeting of Stockholders held December 2, 2016 attended such annual meeting. We expect all of our Directors to attend the Annual Meeting.

Criteria for Board Members

Our Corporate Governance Guidelines provide criteria applicable to both the composition of the Board as a whole and individual directors. The Board as a whole has been designed to possess all of the following core competencies, with each director contributing knowledge, experience and skills in at least one of the following domains:

•	senior executive level leadership experience;

•	group purchasing, value-based purchasing, pharmacy management and supply chain operations;

•	healthcare transformation, healthcare continuum of care and population management;

•	performance improvement, clinical quality improvement, patient safety, outcomes management, risk management and healthcare measurement;

•	information technology and knowledge management;

•	outsourcing services;

•	finance, audit and significant transactions/M&A/private equity/public equity;

•	national perspective on healthcare policy and advocacy;

•	healthcare insurance and payment systems; or

•	academic medical experience.

The Board has adopted a Board Competency and Succession Plan Policy as the guideline for the Nominating and Governance Committee in evaluating and nominating Board candidates. The Board recognizes that criteria change as the membership of the Board changes and takes into account the current make-up and requirements of the Board in its nomination process. To be considered for Board membership, individual directors should possess the following personal traits:

•	a strong strategic planning orientation, including the ability to view our goals and plans strategically;

•	ability to effectively oversee risk and innovation, thus safeguarding our mission and stockholder interests;

•	knowledge of effective governance policies and practices;

•	proven leadership skills as an executive in a successful organization;

•	ability to listen, engage, reflect and generally work effectively with other directors and management;

•	willingness to ask management and each other tough questions and challenge traditional thinking;

•	adeptness at managing change, ambiguity and complexity;

•	integrity backed by a record of ethical conduct;

•	understanding of the importance and implications of compliance with regulatory requirements;

•	interest and ability to serve in a Board leadership position (e.g., Board Chairman, Vice-Chairman, committee chair) in the future; and

•	ability to make a priority commitment to support the needs of the Board and to fully serve out the established Board term.

With respect to member-directors, the Board Competency and Succession Plan Policy requires consideration of the following characteristics:

•	type of stockholder (e.g., member owner, group affiliate);

•	type of organization (e.g., health system, hospital, other);

•	organization’s size and scope of services;

•	organization’s primary markets (e.g., urban, suburban, rural, safety net);

•	geography;

•	level of engagement with us; and

•	candidate’s gender, ethnic background and age.

Board Diversity

Although there is no formal policy on diversity of nominees, both the Board of Directors and the Nominating and Governance Committee believe that diversity of skills, perspectives and experiences as represented on the Board as a whole, in addition to the primary factors, attributes or qualities discussed above, promotes improved monitoring and evaluation of management on behalf of the stockholders and produces more creative thinking and solutions. The Nominating and Governance Committee considers, but does not base its choices solely on, the distinctive skills, perspectives and experiences that candidates diverse in gender, ethnic background, geographic origin and professional experience offer. In addition, under our Board Competency and Succession Plan Policy, the Board seeks to have a composition diverse in gender, ethnicity and age. Our Corporate Governance Guidelines do not explicitly provide limitations on Board service due to age.

Resignation Policy; Vacancies

Under our Corporate Governance Guidelines, our non-management directors must submit a letter of resignation upon resignation or retirement from, or termination of, the director’s principal current employment, or other similarly material changes in professional occupation or association. The Board is free to accept or reject the letter of resignation based on the best interests of the Board and stockholders and shall promptly notify such director of its decision.

A director appointed by the Board to fill a vacancy, including a vacancy created by a resignation, will serve until the next election of the class for which such director has been appointed and until his or her successor is elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Director Nomination Process

The Nominating and Governance Committee, in consultation with the Chairman of the Board and the Chief Executive Officer, is responsible for identifying, considering, recommending, recruiting and selecting, or recommending that the Board select, candidates to fill open positions on the Board consistent with Board-approved criteria and qualifications for membership. It is the Board’s expectation that all Board members participate in Board recruitment efforts.

Internal Process for Identifying Candidates

The Board Competency and Succession Plan Policy is the guideline for the Nominating and Governance Committee in evaluating and nominating Board candidates. The Nominating and Governance Committee has two primary methods for identifying director nominees (other than those proposed by stockholders, as discussed below). First, on a periodic basis, the Committee solicits ideas for possible candidates from members of the Board of Directors, senior level executives and other individuals personally known to the members of the Board. Second, the Committee may from time to time use its authority under its charter to retain, at our expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

Proposals for Director Nominees by Stockholders

The Nominating and Governance Committee will consider written proposals from stockholders for director nominees that are timely and properly noticed. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. In accordance with Article I, Section 12 of our Bylaws, to be timely, stockholder notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary, proposed nominee(s) and related notice, in order to be timely, must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The Nominating and Governance Committee received no nominee recommendations from stockholders for the Annual Meeting. Stockholder nominations for our 2018 annual meeting of stockholders must be received at our principal executive offices on or after August 3, 2018 and not later than September 2, 2018. A stockholder’s notice must be in the form set forth in Article I, Section 12 of our Bylaws and must be addressed to Premier, Inc., 13034 Ballantyne Corporate Place, Charlotte, North Carolina 28277, Attention: Corporate Secretary.

Article I, Section 12 of our Bylaws requires, among other things, that the notice must set forth:

(1) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

(2) the name and record address of the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is being made;

(3) the class and number of shares of our stock which are owned beneficially and of record by such stockholder and such beneficial owner;

(4) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such nomination;

(5) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such nominee;

(6) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(7) a description of any agreement, arrangement or understanding with respect to the nomination and/or the voting of shares of any class or series of our stock between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and

(8) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of ours; (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of our stock and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of ours.

A stockholder proposing a nominee for the annual meeting must update and supplement the notice required by Article I, Section 12 of our Bylaws so that the information in the notice is true and correct as of the record date for the annual meeting and as of the date that is 15 days prior to the annual meeting or any adjournment or postponement thereof; such update and supplement shall be delivered in writing to the Corporate Secretary at our principal executive offices not later than five days after the record date for the meeting (in the case of any update and supplement required to be made as of the record date), and not later than 10 days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of 15 days prior to the meeting or any adjournment or postponement thereof). We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director. Any stockholder that intends to submit a nominee should read the entirety of the requirements in our Bylaws, particularly Article I, Section 12, which can be found under the “Corporate Governance” area within the “Investors” section of our website at http://investors.premierinc.com/corporate-governance/.

Evaluation of Candidates

The Nominating and Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. The selection process involves rigorous vetting of both independent and non-independent director candidates by the Nominating and Governance Committee, the Chairman of the Board and senior management to ensure the best qualified individuals are appointed to the Board. Ultimately, background and reference checks will be conducted, and the Committee will meet to finalize its list of recommended candidates for the Board’s consideration. The candidates recommended for the Board’s consideration will be those individuals who will create a Board of Directors that is, as a whole, strong in its collective knowledge of, and diverse in skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

Director Independence

Status as a “Controlled Company”

We are currently a “controlled company” under NASDAQ rules because our member owners, pursuant to the terms of the VTA, beneficially own more than 50% of the total voting power of our outstanding common stock. As a “controlled company,” we are not required by NASDAQ for continued listing of our Class A common stock to (i) have a majority of independent directors; (ii) maintain an independent compensation committee or (iii) maintain an independent nominating function. We intend to take advantage of all of these exemptions from NASDAQ listing requirements for the foreseeable future. As discussed below, we do maintain an Audit and Compliance Committee comprised entirely of independent directors. Once we cease to qualify as a “controlled company,” and after any permitted phase-in period, the Board expects to have a majority of independent directors and independent committees as required by NASDAQ.

Review of Director Independence and Standards for Independence

On August 10, 2017, the Board of Directors undertook its review of the independence of its directors and director nominees as independent directors based on our Corporate Governance Guidelines. Independent directors must meet the standards of independence established by NASDAQ. The Board reviews annually the independence of each director, taking into consideration the recommendations of the Nominating and Governance Committee. Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as independent.

The Board of Directors assessed whether any director had a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of such director. In addition, the Board assessed whether any of the following relationships existed between us and the director or the director’s family members (i.e., spouse, parents, children and siblings or anyone residing in the director’s home) that would prohibit a finding of independence under NASDAQ rules:

•	at any time during the past three years was the director employed by us;

•	has the director or a family member of the director accepted any compensation from us in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for Board or Board committee service; (ii) compensation paid to a family member who is our employee (other than an executive officer) or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	does the director have a family member who is, or at any time during the past three years was, employed by us as an executive officer;

•	is the director or his family member a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in our securities or (ii) payments under non-discretionary charitable contribution matching programs;

•	is the director or his family member employed as an executive officer of another entity where at any time during the past three years any of our executive officers served on the compensation committee of such other entity; or

•	is the director or his family member a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

In connection with this determination, on an annual basis, each director and executive officer is required to complete a questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. There were no such transactions indicated for fiscal year 2017.

In determining the independence of Ms. Wolf, who, until May 2016, was a member of the board of directors of Airgas, Inc., one of our contracted suppliers, our Board of Directors considered the relationship arising through the ordinary course of business between us and Airgas, Inc., but did not view the relationship as materially impacting its independence determination. Ms. Wolf did not have a direct or indirect material interest in such business relationship.

Determination of Director Independence

Based on its review, the Board of Directors affirmatively determined that each of Stephen R. D’Arcy, Jody R. Davids, David H. Langstaff, William E. Mayer and Ellen C. Wolf is an independent director in accordance with our Corporate Governance Guidelines. Each of Barclay E. Berdan, Eric J. Bieber, MD, William B. Downey, Peter S. Fine, Philip A. Incarnati, Marc D. Miller, Marvin R. O’Quinn, Scott Reiner, Terry D. Shaw and Richard J. Statuto is a member-director. Ms. DeVore, who is our Chief Executive Officer, was not deemed to be independent.

Each of our independent directors satisfies the definition of “independent director” contained in Rule 5605 of the NASDAQ listing standards. As a result of the review and determination above, the Board determined that:

•	each member of the Audit and Compliance Committee was an independent director under our Corporate Governance Guidelines and otherwise meets the qualifications for membership on such committee imposed by NASDAQ and other applicable laws and regulations; and

•	each member of the Audit and Compliance Committee had accounting or related financial management expertise and was financially literate, and otherwise meets the audit committee membership requirements imposed by NASDAQ, our Corporate Governance Guidelines and other applicable laws and regulations; and that Ms. Wolf qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

In addition, there are no arrangements or understandings known to us between any of the directors nominated for election to the Board of Directors and any other person pursuant to which a director was or is to be elected as a director or nominee, other than any arrangements or understandings with our directors or officers acting solely in their capacities as such. None of our directors, nominees or executive officers is a party to any material proceedings adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Committees of the Board of Directors

Committee Memberships and Meetings

The Board reviews and determines the membership of our Board committees at least annually, with input from the Nominating and Governance Committee. Our Board of Directors has the following five standing committees, each of which is governed by a charter and reports its actions and recommendations to the Board of Directors: Audit and Compliance Committee, Compensation Committee, Nominating and Governance Committee, Finance Committee and Member Agreement Review Committee.

The following table shows the number of meetings held in fiscal year 2017 and the current membership of each of the five Board committees, and the Conflict Advisory Committee, which is overseen by the Audit and Compliance Committee.

	Audit and Compliance Committee(1)	Compensation Committee	Nominating and Governance Committee	Finance Committee	Member Agreement Review Committee	Conflict Advisory Committee(2)
Number of Meetings	10	6	4	5	5	5

Existing Directors:
Barclay E. Berdan				X
Eric J. Bieber, MD			X
Stephen R. D’Arcy	X	X				X
Jody R. Davids	X					X
Susan D. DeVore					X
William B. Downey			X
Peter S. Fine				Chair
Philip A. Incarnati				X
David H. Langstaff	X				X	X
William E. Mayer		Chair		X	Chair
Marc D. Miller		X
Marvin R. O’Quinn			X
Scott Reiner			X
Terry D. Shaw			Chair	X
Richard J. Statuto		X		X
Ellen C. Wolf	Chair		X		X	X

(1)	The Audit and Compliance Committee also oversees a Disclosure Committee that includes, among others, our General Counsel, Corporate Controller and Chief Ethics and Compliance Officer.
(2)	The Conflict Advisory Committee is chaired by our Chief Ethics and Compliance Officer and includes the directors identified above, as well as our General Counsel.

Board Committee Charters

As discussed in more detail in the descriptions of each of our Board committees below, each of our Board committees operates under a written charter adopted by the Board. The charters set forth the purpose, objectives and responsibilities of the respective committee and discuss matters such as committee membership requirements, number of meetings and the setting of meeting agendas. The charters are assessed periodically by the Nominating and Governance Committee and the respective committee and are updated by the Board as needed. The Board committee charters are available under the “Corporate Governance” area within the “Investors” section of our website at http://investors.premierinc.com/corporate-governance/.

Audit and Compliance Committee

Our Audit and Compliance Committee is intended to meet the requirements of a separately designated standing audit committee as defined under Section 3(a)(58)(A) of the Exchange Act. The Audit and Compliance Committee must consist of at least three members of the Board, with each member satisfying the independence requirements for directors and audit committee members under NASDAQ rules and Rule 10A-3 of the Exchange Act. Each member of the Audit and Compliance Committee must be financially literate, and at least one member of the Audit and Compliance Committee must have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background demonstrating financial management experience, as each such qualification is interpreted by the Board in its business judgment. Having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities for a public company, for instance, would qualify. In addition, to the extent practicable, at least one member of the Audit and Compliance Committee shall be an “audit committee financial expert” as such term is defined by the SEC.

The specific responsibilities of the Audit and Compliance Committee set forth under its charter are, among others, to:

•	review and discuss with management and the independent auditors the annual audited and quarterly financial statements and other related disclosure prior to filing our annual report on Form 10-K and quarterly reports on Form 10-Q, including our disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	review any significant issues regarding, or proposed changes to, our auditing and accounting principles and practices identified by the independent auditors, the internal auditors or management;

•	review financial and business risk exposures and the steps management has undertaken to monitor and control such exposures, including our procedures and any related policies with respect to risk assessment and risk management;

•	have responsibility for the appointment, compensation, retention, termination (when appropriate) and oversight of the work of the independent auditors and the internal auditors;

•	pre-approve all audit and permitted non-audit related services (including the fees and terms thereof) to be performed for us by our independent auditors, subject to the de minimis exception set forth in Section 10A(i)(1)(B) of the Exchange Act;

•	at least annually, review a report by our independent auditors regarding their internal quality control procedures, material issues raised by certain reviews, inquiries or investigations relating to independent audits within the last five years and relationships between the independent auditors and us;

•	consider at least annually the independence of the independent auditors, discussing with the independent auditors, if necessary, relationships identified in the auditors’ report, review the experience and qualifications of the lead partner each year and determine that all partner rotation requirements are executed;

•	discuss with management and the independent auditors, as appropriate, our earnings press releases and corporate policies with respect to the type and presentation of information to be included in earnings releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP (as defined below) financial information) and our financial information and earnings guidance provided to investors, analysts and rating agencies;

•	receive reports from the independent auditors and management regarding, and review the adequacy and effectiveness of, our internal controls, including any significant deficiencies in internal controls and significant changes in such controls reported to the committee by the independent auditors, the internal auditor or management, and any special audit steps adopted in light of material deficiencies; receive reports from management regarding, and review the adequacy and effectiveness of, our disclosure controls and procedures, including our policies and procedures to assess, monitor and manage business risk and other legal and ethical compliance programs;

•	receive and review reports from the independent auditors on: (i) our critical accounting policies and practices; (ii) material alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with our management, including the ramifications of the use of such alternative treatments and the disclosures or treatments preferred by the independent auditors and (iii) other material written communications between the independent auditors and management;

•	establish procedures for the receipt, retention and treatment of complaints received by our directors, officers and employees regarding illicit or illegal business practices and conduct and establish a process for investigation and proper resolution of any issues so raised;

•	review and approve, in accordance with our Code of Conduct, all “related party transactions” requiring disclosure under SEC Regulation S-K, Item 404 (including through the oversight of and collaboration with the Conflict Advisory Committee discussed below);

•	review with our General Counsel and independent auditors (i) legal matters that may have a material impact on our financial statements; (ii) any fraud involving our management or other employees who have a significant role in our internal controls; (iii) compliance policies and (iv) material reports or inquiries received from regulators or governmental agencies that raise material issues regarding our financial statements and accounting or compliance policies; and

•	advise the Board with respect to our policies and procedures for compliance with applicable laws and regulations, as well as general oversight of our corporate ethics and compliance policies.

For additional information on the Audit and Compliance Committee’s role and its oversight of the independent auditors during fiscal year 2017, see “Report of the Audit and Compliance Committee.”

In connection with its duties, the Audit and Compliance Committee reviews and evaluates, at least annually, the performance of the committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and performs all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Compensation Committee

We have a separately standing Compensation Committee. Our charter requires that the Compensation Committee consist of no fewer than three members, at least two of whom must be “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and “nonemployee directors” within the meaning of SEC Rule 16b-3 under the Exchange Act. As a “controlled company” under NASDAQ listing rules, we are not required to maintain a Compensation Committee comprised entirely of independent directors. The Compensation Committee is composed solely of independent directors and member-directors. There are no employee-directors on the Compensation Committee. The Compensation Committee’s purpose and objectives are to discharge the Board’s responsibilities related to the compensation of our and our subsidiaries’ executive officers. The committee has overall responsibility for approving and evaluating all of our and our subsidiaries’ compensation plans, policies and programs as applicable to the executive officers.

The specific responsibilities of the Compensation Committee are, among others, to:

•	at least annually, review and approve the annual base salaries and annual incentive opportunities of the executive officers; and periodically and as and when appropriate, review and approve the following items as they affect the executive officers: (i) all other incentive awards and opportunities, including both cash-based and equity-based awards and opportunities; (ii) any employment agreements and severance arrangements; (iii) any change in control agreements and change in control provisions affecting any elements of compensation and benefits and (iv) any special or supplemental compensation and benefits for the executive officers and individuals who formerly served as executive officers, including supplemental retirement benefits and perquisites provided to them during and after employment;

•	make recommendations to the Board with respect to the structure of overall incentive and equity-based plans and adopt, amend or terminate plans consistent with the approved structure;

•	administer and interpret our equity compensation plans and other long-term compensation plans and programs covering executive officers;

•	review, approve and oversee all equity award granting practices, and the stock ownership guidelines for senior management and directors and monitor compliance with such guidelines;

•	review and recommend to the Board the compensation of the non-management directors;

•	review and discuss with management the Compensation Discussion and Analysis and related disclosures as may be required by the rules and regulations of the SEC;

•	determine annually whether any conflicts of interest exist on the part of any executive compensation consultants retained by the Committee, and if so, ensure disclosure of such conflicts, including the nature of the conflict and how it was addressed, in our proxy statement;

•	evaluate the outcome of the advisory vote of the stockholders regarding “say-on-pay” and make recommendations or take appropriate actions in response to such advisory vote;

•	in conjunction with the Board, oversee the management development and succession planning process (including succession planning for emergencies) for the Chief Executive Officer and the Chief Executive Officer’s direct reports; and

•	monitor our compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits.

In connection with its duties, the Compensation Committee reviews and evaluates, at least annually, the performance of the Committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and performs all acts reasonably necessary to fulfill its responsibilities and achieve its objectives. The Compensation Committee has the sole authority to set the compensation for, and to terminate the services of, its advisors. As discussed in further detail below under “Compensation Committee Report—Executive Compensation—Role of the Compensation Consultant,” the Compensation Committee engaged Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to provide advice and recommendations to the Compensation Committee on executive officer and Board of Director compensation programs. The Compensation Committee has reviewed the services that Mercer provides to the Compensation Committee and otherwise to us and our management, as well as the services that each individual employee of Mercer provides to us. Based on this review, the Compensation Committee has determined Mercer has no conflict of interest in providing advisory services to us.

Nominating and Governance Committee

We have a separately standing Nominating and Governance Committee. The Nominating and Governance Committee must be comprised of three or more directors as determined by the Board, in accordance with all applicable rules, regulations and stock exchange requirements. As a “controlled company” under NASDAQ listing rules, we are not required to maintain a nominating and governance committee comprised entirely of independent directors. The Nominating and Governance Committee is composed solely of independent directors and member-directors. There are no employee-directors on the Nominating and Governance Committee. The purpose of the Nominating and Governance Committee is to (i) assist the Board by identifying and nominating individuals qualified to become directors, consistent with criteria approved by the Board; (ii) take a leadership role in shaping the corporate governance of the Company; (iii) oversee the evaluation of the Board and management and (iv) recommend to the Board director nominees for each of the Board’s committees. The Nominating and Governance Committee has authority to retain and terminate search firms used to identify director candidates and to approve any such search firm’s fees and other retention terms.

The specific responsibilities of the Nominating and Governance Committee are, among others, to:

•	recommend the criteria and qualifications for membership on the Board;

•	identify, consider, recommend, recruit and select, or recommend that the Board select, candidates to fill open positions on the Board, including nominees recommended by stockholders;

•	develop and periodically evaluate policies with regard to the consideration of director candidates recommended by stockholders;

•	establish a process for identifying and evaluating nominees for director;

•	conduct appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	recommend director nominees for approval by the stockholders;

•	recommend director nominees for each of the Board’s committees;

•	review and recommend proposed changes to our Certificate of Incorporation and Bylaws;

•	oversee the Board committee charters and policies;

•	periodically review, revise, interpret and confirm compliance with the Corporate Governance Guidelines;

•	establish and maintain an ongoing succession planning process for directors, Board leaders and Board committee members;

•	recommend ways to enhance services to, and improve communications and relations with, stockholders;

•	oversee periodic self-evaluations by the Board of its performance;

•	evaluate the size, needs and effectiveness of the Board;

•	recommend improvements to our corporate governance;

•	oversee the Board orientation process for new directors and the development by the Chief Executive Officer of programs for continuing education for all directors;

•	monitor the functions of the various committees of the Board and conduct periodic reviews of their contributions;

•	conduct director self- and peer-assessments on a regular basis/interval and regularly review each independent director’s continuation on the Board through this process;

•	establish criteria for an annual performance evaluation of the Committee by the Board; and

•	participate in evaluating the performance of the Chief Executive Officer.

In connection with its duties, the Nominating and Governance Committee reviews and evaluates, at least annually, the performance of the Committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and performs all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Finance Committee

We have a separately standing Finance Committee. The Finance Committee must be comprised of at least three directors. The Finance Committee is composed solely of independent directors and member-directors. There are no employee-directors on the Finance Committee. The purpose of the Finance Committee is to assist the Board in its oversight of our financial condition, strategies and capital structure.

The specific responsibilities of the Finance Committee are, among others, to:

•	provide oversight of our financial affairs, including: (i) reviewing the financial condition of us and our subsidiaries and (ii) reviewing, advising and making recommendations to the Board regarding proposed operating budgets for us and our subsidiaries;

•	review our financial policies as they relate to the Committee’s responsibilities;

•	review and recommend annual limits for expenditures and borrowings;

•	review, recommend and monitor significant mergers, acquisitions, divestitures, joint ventures, minority investments and other debt and equity investments;

•	review and recommend to the Board management’s recommendations to the Committee for significant capital expenditures, including for real estate, facilities and information technology;

•	review management’s plans and objectives for our capitalization, including (i) the structure and amount of equity and debt desired to meet our financing needs; (ii) anticipated sources and uses of cash and (iii) our target credit rating;

•	review and make recommendations to the Board regarding management’s recommendations to the Committee with respect to (i) new offerings of equity and debt securities, stock splits, credit agreements, including material changes thereto, and our investment policies; (ii) dividends declared by us and distributions by Premier LP; (iii) any authorization for repurchases of our stock and (iv) our Corporate Cash Investment Policy;

•	review management’s decisions regarding certain financial aspects of our employee benefit plans, including cost and benefits of maintaining or changing certain plan features and the financial impact on us and plan participants of the performance of plan investments and plan contribution types and levels, but not including selecting or changing plan investments or any other duty that might be considered “fiduciary” in nature within the meaning of the Employment Retirement Income Security Act of 1974 (ERISA);

•	review our tax risks and other tax matters;

•	review with management our strategies for managing significant financial risks and contingent liabilities including the use of hedges, derivative instruments, insurance coverage and related costs and other similar risk management techniques; and

•	carry out such other activities within the scope of its primary purpose or as the Board may from time to time delegate to it.

The Finance Committee also reviews and evaluates, at least annually, the performance of the Committee and its members. In connection with its duties, the Finance Committee may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Member Agreement Review Committee

We have a separately standing Member Agreement Review Committee. The Member Agreement Review Committee must be comprised of at least three directors and the Chief Executive Officer. The Member Agreement Review Committee is currently composed of three independent directors and the Chief Executive Officer. The purpose of the Member Agreement Review Committee is to review and approve non-ordinary course transactions between Premier or a subsidiary and its members, particularly entering into member agreements that provide for “savings guarantees” or “fees at risk.” “Savings guarantee” means an arrangement in which we or our subsidiary contractually provides to identify and/or implement a specific amount of savings for a customer and will pay cash for any shortfall. “Fees at risk” means a consulting arrangement in which the Company contractually provides to identify and/or implement a certain amount of savings and will have its consulting fees reduced on a proportionate basis or will continue to provide consulting resources at no charge to the customer in the event that such savings are not achieved (until such savings are achieved).

The specific responsibilities of the Member Agreement Review Committee are, among others, to:

•	assess risks in connection with agreements entered into with members;

•	review the status of risk-based agreements on a periodic basis;

•	review and address the outcome of significant risk-based proposals; and

•	together with the full Board, approve any increase to the aggregate permitted level of risk in order for management to enter into an agreement that would cause the then-current permitted level of risk to be exceeded.

The Member Agreement Review Committee also reviews and evaluates, at least annually, the performance of the Committee and its members. In connection with its duties, the Member Agreement Review Committee may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Conflict Advisory Committee

The Audit and Compliance Committee of the Board of Directors maintains a Conflict Advisory Committee. The Conflict Advisory Committee must be comprised of our General Counsel, our Chief Ethics and Compliance Officer and at least three independent directors. The Conflict Advisory Committee is currently comprised of four independent directors, our General Counsel and our Chief Ethics and Compliance Officer, who chairs the Committee. The purpose of the Conflict Advisory Committee is to provide advice and recommendations to the Audit and Compliance Committee such that each of our directors and officers can exercise the powers and duties thereof in the best interests of us and our stockholders and not to further the interests of such director or officer or the interests of another person (including a family member) or entity, including any limited partner of Premier LP or any member organization related thereto or affiliated therewith. The Conflict Advisory Committee is an advisory committee, and its members serve in a non-fiduciary capacity and have no independent authority to act on our behalf.

The specific responsibilities of the Conflict Advisory Committee are, among others, to:

•	investigate, review and evaluate any potential “conflict of interest” (as defined below);

•	determine the facts and circumstances regarding any such conflict of interest or potential conflict of interest referred to it by the Audit and Compliance Committee and recommend to the Audit and Compliance Committee what action, if any, should be taken with respect to the matter;

•	regularly review and assess the effectiveness of the Board Conflict of Interest Policy and recommend any changes to the Audit and Compliance Committee for approval;

•	carry out any other duties delegated by the Audit and Compliance Committee that relate to potential conflicts of interest; and

•	perform any other activities consistent with its Charter and applicable law as the Conflict Advisory Committee deems necessary or appropriate.

As used in the Conflict Advisory Committee Charter, the term “conflicts of interest” refers to (i) any matter that the Board believes may involve a conflict of interest between Premier, Inc. or any of its affiliates, on the one hand, and any of our officers or directors or their affiliates, on the other hand, and (ii) any material Related Party transaction (as such term is defined in the Board Conflict of Interest Policy), including transactions between us or any of our affiliates, on the one hand, and any of our officers or directors or their affiliates, on the other hand.

The Conflict Advisory Committee conducts an annual performance evaluation of itself, including an evaluation of compliance with its Charter, pursuant to the Board self-assessment process. The Conflict Advisory Committee annually reviews and reassesses the adequacy of its Charter and recommends any proposed changes to the Audit and Compliance Committee for approval. The Conflict Advisory Committee may request any of our officers or employees or our outside counsel to attend its meetings or to meet with any members of, or consultants to, the Conflict Advisory Committee.

COMPENSATION OF DIRECTORS

Director Compensation Policy (effective January 1, 2017)

In 2013, the Board of Directors approved a Director Compensation Policy to provide an incentive to attract and retain the services of qualified persons to serve as directors. The policy applies to each director who is not an employee of, or compensated consultant to, us or any of our affiliates (“non-employee director”). The policy is designed to achieve the following key objectives:

•	align the interests of the non-employee directors and stockholders;

•	support overall organizational objectives and encourage the creation of stockholder value;

•	attract and retain high quality talent;

•	reflect the broad spectrum of talent and diverse sources of market data;

•	target median competitive pay levels; and

•	be simple to understand and administer.

Our Director Compensation Policy was established after consulting with the compensation consultant for the Compensation Committee. The Compensation Committee and the Board reviews the policy from time to time to assess whether any adjustments to the type and amount of director compensation should be made in order to fulfill the objectives of the policy. Only the Board may amend this policy.

In August 2016, upon the recommendation of the Compensation Committee, the Board amended the Director Compensation Policy, effective January 1, 2017. The Compensation Committee’s recommendation was based on market analysis of director compensation generally, peer group analysis of director compensation, and discussions with the Compensation Committee’s independent compensation consultant.

The following table sets forth the compensation elements and levels for non-employee directors and reflects the compensation for the enhanced responsibilities and time commitment associated with the positions.

Director Compensation Elements (Effective January 1, 2017)	Amount
Annual Board Cash Retainer	$80,000
Annual Equity or Cash Award(1)	$125,000/$100,000
Ad Hoc Meeting Fee (per meeting)	$1,000
Committee Meeting Fee (per meeting)	$1,500
Additional Audit and Compliance Committee Chair Retainer	$15,000
Additional Compensation Committee Chair Retainer	$15,000
Additional Nominating and Governance Committee Chair Retainer	$7,500
Additional Member Agreement Review Committee Chair Retainer	$7,500
Additional Finance Committee Chair Retainer	$7,500
Short-term Ad Hoc Committee Chair Retainer	$5,000
Additional Board Chair Annual Cash Retainer	$60,000

(1)	Each non-employee director will receive an annual equity award of restricted stock units valued at $125,000, with the exception of any director whose employer prohibits the receipt by such individual of equity-based awards from Premier. Non-employee directors prohibited from receiving equity-based compensation will receive an annual cash award of $100,000 in lieu of the annual equity award.

Components of Director Compensation

Cash Retainer and Fees—The amounts in the “Fees Earned or Paid in Cash” column under the Fiscal 2017 Director Compensation Table below are retainers and meeting fees earned for serving on our Board, its committees and as committee chairs and Chairman. All annual retainers are paid quarterly. Each outside director receives his or her cash compensation after first being elected or appointed to the Board on a pro-rated basis for the number of days during which he or she provides service. If an outside director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro-rated basis through his or her last day of service.

Equity or Cash Awards—On January 26, 2017, each non-employee director then serving on the Board received an award of restricted stock units (RSUs) with a grant date fair value, computed in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation, of $125,000, with the exception of any non-employee director whose employer prohibits the receipt by such individual of equity-based awards from Premier. If a director provides a written certification stating that he or she is prohibited by his or her employer from receiving equity-based compensation from Premier, then such director shall receive an annual cash award of $100,000 in lieu of the annual equity award. With respect to equity grants, grant date fair value assumptions are consistent with those disclosed in Note 16—Stock-Based Compensation to our Consolidated Financial Statements in our 2017 Form 10-K. In fiscal year 2017, each non-employee director, except Barclay E. Berdan, David H. Langstaff and Terry D. Shaw, was awarded 3,967 RSUs, with a grant date fair market value of $31.51 per share based on the closing price of our Class A common stock on the award date, January 26, 2017. David H. Langstaff was awarded 5,237 RSUs with a grant date fair market value of $31.51 per share based on the closing price of our Class A common stock on the award date, January 26, 2017. Each of Barclay E. Berdan and Terry D. Shaw received a cash award of $100,000. Each annual equity award, and each annual cash award granted in lieu of the annual equity award, will vest one full year after the grant date. Directors who begin their service mid-year will receive a pro-rated equity or cash award, as applicable (as in the case of Mr. Langstaff, as described above).

Expense Reimbursement—Each non-employee director will be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and its committees or in connection with other business related to the Board. Each non-employee director will also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or one of its committees that are incurred in connection with attendance at meetings with our management.

All Other Compensation—Each director is entitled annually to direct an amount of $1,000 to his or her selected not-for-profit organization during the holiday season in lieu of receipt of a holiday gift. No compensation or benefits other than those described above are payable to any directors for Board service.

Director Education Policy

We believe that we and our stockholders are best served by a Board of Directors comprised of individuals who are well versed in modern principles and “best practices” of corporate governance and other subject matters relevant to board service, including matters related to the healthcare industry, and who thoroughly comprehend the role and responsibilities of board membership. Under our Director Education Policy, we provide both internal and external educational opportunities and association memberships for our directors. To encourage continuing director education, we reimburse directors up to $7,500 annually for attending U.S.-based director education programs under this policy. Amounts reimbursed include all reasonable costs associated with attending each program, including travel, lodging and meals. Directors serving on multiple boards are encouraged to obtain pro rata reimbursement of their director education expenses from each company that they serve, but we will nonetheless reimburse 100% of the costs if this is not practicable.

Director Stock Ownership Guidelines

Our stock ownership guidelines require our non-employee directors to hold our Class A common stock equal in value to at least three times the annual cash retainer. The non-employee directors are expected to meet the stock ownership guideline level within five years after receipt of their first equity-based award for service to the Board and to continuously own sufficient shares to satisfy the guideline level once attained for as long they remain a member of the Board. If a director provides us with a written certification stating that he or she is prohibited by his or her employer from receiving equity-based compensation from Premier, then such director will not receive equity-based awards from us and, accordingly, will not be subject to the stock ownership guidelines.

Prior Director Compensation Policy (through December 31, 2016)

Through December 31, 2016, our Director Compensation Policy provided for compensation of non-employee directors based on their status as either a member-director or an outside director. As stated above, a “member-director” is a non-employee director who is employed by a Premier stockholder hospital or health system or by a group affiliate or other non-provider organization affiliated with one or more Premier member facilities participating in our group purchasing program. Compensation earned on behalf of “member-directors” was paid directly to his or her employer. Compensation earned may or may not have been paid to the individual as agreed to by the member-director and his or her employer, and such decision was entirely outside our control. An “outside director” is an independent non-employee director who is not a member-director.

The following table sets forth the compensation elements and levels for “outside directors” and “member-directors” through December 31, 2016.

Director Compensation Elements (through December 31, 2016)	Outside Directors	Member- Directors
Annual Board Cash Retainer	$80,000	$0
Annual Equity Award (Restricted Stock Units)	$100,000	$0
Board In-Person Meeting Fee (per meeting)	$0	$10,000
Board Telephonic Meeting Fee (per meeting)	$0	$1,000
Ad Hoc Meeting Fee (per meeting over one hour)	$1,000	$1,000
Committee Meeting Fee (per meeting)	$1,500	$1,500
Additional Audit and Compliance Committee Chair Retainer	$15,000	N/A	(1)
Additional Compensation Committee Chair Retainer	$15,000	$15,000
Additional Nominating and Governance Committee Chair Retainer	$7,500	$7,500
Additional Member Agreement Review Committee Chair Retainer	$7,500	N/A	(1)
Additional Finance Committee Chair Retainer	$7,500	$7,500
Short-term Ad Hoc Committee Chair Retainer	$5,000	$5,000
Additional Board Chair Annual Cash Retainer	$60,000	$60,000

(1)	Member-Directors do not serve on the Audit and Compliance Committee or Member Agreement Review Committee.

In addition, through December 31, 2016, each director was entitled annually to direct an amount of $250 to his or her selected not-for-profit organization during the holiday season in lieu of receipt of a holiday gift.

Fiscal 2017 Director Compensation Table

Compensation in the table below reflects amounts earned in fiscal 2017 by our non-employee directors serving on our Board for all or a portion of fiscal 2017:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Cash Awards Under Director Compensation Policy ($)(3)	All other Compensation ($)(4)	Total
Barclay E. Berdan(5)	$69,500	$0	$100,000	$250	$169,750
Eric J. Bieber, MD(5)	$66,500	$125,000	$0	$250	$191,750
Stephen R. D’Arcy	$110,000	$125,000	$0	$250	$235,250
Jody R. Davids	$102,500	$125,000	$0	$250	$227,750
William B. Downey(5)	$67,500	$125,000	$0	$250	$192,750
Peter S. Fine(5)	$77,000	$125,000	$0	$250	$202,250
Philip A. Incarnati(5)	$69,500	$125,000	$0	$250	$194,750
David H. Langstaff(6)	$86,167	$165,018	$0	$250	$251,435	(7)
William E. Mayer	$129,000	$125,000	$0	$250	$254,250	(7)
Marc D. Miller(5)	$70,500	$125,000	$0	$250	$195,750
Marvin R. O’Quinn(5)	$65,000	$125,000	$0	$250	$190,250
Scott Reiner(5)	$66,500	$125,000	$0	$250	$191,750
Terry D. Shaw(5)	$90,000	$0	$100,000	$250	$190,250
Richard J. Statuto(5)	$143,500	$125,000	$0	$250	$268,750	(7)
Ellen C. Wolf	$128,000	$125,000	$0	$250	$253,250	(7)

(1)	The amounts reflected in this column are the retainers or meeting fees earned for service as a director for fiscal 2017, regardless of when such fees are paid.
(2)	Each non-employee director, except Messrs. Berdan, Langstaff and Shaw, received an annual award of restricted stock units (RSUs) with a grant date fair value, computed in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation, of $125,000. Grant date fair value assumptions are consistent with those disclosed in Note 16—Stock-Based Compensation to our Consolidated Financial Statements in our 2017 Form 10-K. RSU grants fully vest on the first anniversary of the grant date. A total of 52,841 unvested RSUs granted to non-employee directors were outstanding as of June 30, 2017.
(3)	Cash awards are made pursuant to the Director Compensation Policy and are not made under 2013 Equity Incentive Plan. Each of Messrs. Berdan and Shaw provided a written certification stating that he was prohibited by his employer from receiving equity-based compensation from Premier and accordingly, each received an annual cash award of $100,000 in lieu of the annual equity award. See note 2 above.
(4)	The fiscal 2016 Director Compensation Policy allowed for a $250 contribution made to the charity of choice for each member of the Board of Directors. With the revisions to the Director Compensation Policy effective January 1, 2017, the allowable contribution will increase to $1,000 per member. Contributions are generally made annually in December.
(5)	Through December 31, 2016, compensation earned on behalf of “member-directors” was paid directly to his or her employer. Compensation earned may or may not be paid to the individual as agreed to by the member-director and his or her employer, and such decision is entirely outside of our control.
(6)	Mr. Langstaff was appointed to the Board of Directors on September 1, 2016. Mr. Langstaff received an award of RSUs with a grant date fair value of $31.51 per share based on the closing price of our Class A common stock on the award date, January 26, 2017, representing a prorated portion for his service in 2016 plus an annual award for 2017.
(7)	Total compensation earned by Messrs. Langstaff, Mayer and Statuto and Ms. Wolf did not exceed $250,000 for the calendar year ended December 31, 2016.

Ms. DeVore, the only director who is also an employee, receives no additional compensation for serving on the Board.

Indemnification and Exculpation

We indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Certificate of Incorporation also includes provisions that eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful payment of dividends); or

•	for any transaction from which the director derives an improper personal benefit.

We have entered and expect to continue to enter into agreements to indemnify our officers and directors. With certain exceptions, these agreements provide for indemnification of expenses and liabilities incurred by the indemnified individual in connection with a proceeding related to his or her service to us as an officer or director (including, among other things, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and settlement amounts).

We believe these provisions and agreements are necessary to attract and retain qualified people who will be free from undue concern about personal liability in connection with their service to us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information, as of the Record Date, regarding the beneficial ownership of shares of our Class A common stock and our Class B common stock by (i) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of Premier, (ii) each of our directors, director nominees and Named Executive Officers listed in the Summary Compensation Table for Fiscal 2017 and (iii) all of our directors, director nominees and executive officers as a group. In preparing the following table, we relied upon statements filed with the SEC by the beneficial owners of more than 5% of our outstanding shares of common stock pursuant to Sections 13 or 16 of the Exchange Act. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock reflected as beneficially owned.

Beneficial ownership is determined in accordance with the rules of the SEC. Accordingly, the following table accounts for shares of Class A common stock issuable (i) upon the exercise of currently exercisable stock options and stock options that vest within 60 days of the Record Date and (ii) upon the vesting of Performance Shares or restricted stock units that vest within 60 days of the Record Date. Additionally, the table reflects shares of Class A common stock underlying certain unvested restricted stock awards (“RSAs”) made to our executive officers on August 31, 2015, which awards entitle the recipient to vote, but not dispose of, the underlying shares of Class A common stock. Unless otherwise indicated in a footnote, the business address of each person listed below is the address of our principal executive office, Premier, Inc., 13034 Ballantyne Corporate Place, Charlotte, NC 28277.

Name	Class A Common Stock Beneficially Owned(1)			Class B Common Stock Beneficially Owned(1)		Combined Voting Power(1)(2)(3)
	Shares		% of Class(2)	Shares	% of Class(2)
Certain Beneficial Owners
FMR LLC(4)	7,763,382		14.5%	—	—	5.6%
Vanguard Group Inc.(5)	4,345,748		8.1%	—	—	3.1%
Premier Trust(3)	—		—	86,067,478	100%	61.6%
GNYHA Purchasing Alliance, LLC(3)(6)	—		—	8,160,987	9.5%	5.8%
Directors, Director Nominees and Named Executive Officers:
Barclay E. Berdan(7)	—		—	1,908,703	2.2%	1.4%
Eric J. Bieber, MD(6)(7)	—		—	549,824	*	*
Stephen R. D’Arcy	14,042		*	—	—	*
Jody R. Davids	6,183		*	—	—	*
Susan D. DeVore	1,492,709	(8)	2.8%	—	—	1.1%
William B. Downey(7)	400		*	330,000	*	*
Peter S. Fine(7)	—		—	2,631,748	3.1%	1.9%
Philip A. Incarnati(7)	—		—	986,905	1.1%	*
David H. Langstaff	—		—	—	—	—
William E. Mayer	9,887		*	—	—	*
Marc D. Miller(7)	—		—	2,232,680	2.6%	1.6%
Marvin R. O’Quinn(7)	—		—	3,702,592	4.3%	2.7%
Scott Reiner(7)	—		—	3,160,984	3.7%	2.3%
Terry D. Shaw(7)	—		—	4,116,582	4.8%	2.9%
Richard J. Statuto(7)	—		—	2,008,455	2.3%	1.4%
Ellen C. Wolf	9,488		*	—	—	*
Michael J. Alkire	745,753	(9)	1.4%	—	—	*
Craig S. McKasson	327,480	(10)	*	—	—	*
Durral Gilbert	116,349	(11)	*	—	—	*
David L. Klatsky	4,028	(12)	*	—	—	*
Directors, Director Nominees and Executive Officers as a group (24 persons)(13)	2,827,685	(13)	5.3%	21,628,473	25.1%	17.2%

*	Represents less than 1%.
(1)	In connection with our reorganization and IPO, the member owners were issued Class B common units in Premier LP and an equivalent number of shares of Premier, Inc. Class B common stock. Subject to the terms of the Exchange Agreement, each member owner has the cumulative right, subject to certain restrictions, commencing on October 31, 2014, and during each year thereafter, to exchange up to one-seventh of its initial allocation of Premier LP Class B common units, as well as any additional Premier LP Class B common units purchased by such member owner pursuant to certain rights of first refusal set forth in the Exchange Agreement, on a quarterly basis, for shares of Premier, Inc. Class A common stock (on a one-for-one basis), cash or a combination of both, the form of consideration to be at the discretion of the Audit and Compliance Committee of our Board of Directors. For each Premier LP Class B common unit that is exchanged pursuant to the Exchange Agreement, the member owner will also surrender one corresponding share of Premier Class B common stock, which will automatically be retired. As of the Record Date, there were 86,067,478 Class B common units outstanding. On October 31, 2017, the next quarterly exchange date under the Exchange Agreement, 39,872,212 Class B common units of Premier LP will be eligible for exchange under the Exchange Agreement. Based on indicated participation in the October 31, 2017 Class B common unit exchange process, as of the Record Date, a maximum of 3,651,294 Class B common units will be exchanged for shares of Class A common stock, cash or a combination thereof, as determined by our Audit and Compliance Committee. Correspondingly, we expect 3,651,294 shares of Class B common stock to be removed from the Class B Voting Trust and retired. Following the completion of the exchange process discussed above, we expect the percentage of voting power represented by the then-outstanding Class B common stock to decrease to approximately 59% (assuming we settled the exchange solely with shares of Class A common stock) or approximately 61% (assuming we settled the exchange solely with cash). See “Frequently Asked Questions—What is the Class B Common Unit Exchange Process? Will it impact the Annual Meeting?” above for additional information regarding the timing and impact of exchange process, the Record Date and the cancellation of Class B common shares. On or about October 31, 2017, we expect to file with the SEC a Current Report on Form 8-K regarding the final results of the October 31, 2017 exchange process.
(2)	Combined Voting Power represents the percentage of voting power of the Class A common stock and Class B common stock of Premier voting together as though a single class. These percentages account for the (i) exercise of currently exercisable stock options and stock options that vest within 60 days of the Record Date; (ii) number of RSUs and Performance Shares that are expected to vest within 60 days of the Record Date; and (iii) number of shares of Class A common stock underlying unvested RSAs. The percentages are based on 53,561,358 shares of Class A common stock outstanding and 86,067,478 shares of Class B common stock outstanding as of the Record Date.
(3)	Our member owners, including GNYHA Purchasing Alliance, LLC are the beneficial owners of our Class B common stock. In connection with our reorganization and IPO, our member owners entered into the VTA pursuant to which the member owners contributed their Class B common stock to Class B Voting Trust, under which a trustee will act on behalf of the member owners for purposes of voting their Class B common stock. As a result of the VTA, the Trustee has voting power over the member owners’ Class B common stock; however, the member owners retain investment power over the Class B common stock. The business address of Wells Fargo Delaware Trust Company, N.A., the Trustee, is 919 N. Market Street, Suite 1600, Wilmington, Delaware 19801. Following the expected Class B common unit exchanges discussed in footnote 1 above, the Class B common shares surrendered in connection with such exchanges will no longer be included in the Class B Voting Trust.
(4)	The information presented is based solely on the Schedule 13F-HR/A filed with the SEC by FMR LLC (“FMR”) on August 29, 2017, with respect to holdings at June 30, 2017. The Schedule 13F-HR indicates defined investment discretion with respect to 7,763,382 shares, sole voting authority with respect to 171,106 shares and no voting authority with respect to 7,592,276 shares. The address of FMR is 245 Summer Street, Boston, MA 02210.
(5)	The information presented is based solely on the Schedule 13F-HR/A filed with the SEC by Vanguard Group, Inc. (“Vanguard”) on August 24, 2017, with respect to holdings at June 30, 2017. The Schedule 13F-HR indicates sole investment discretion with respect to 4,316,689 shares, defined investment discretion with respect to 29,059 shares, sole voting authority with respect to 28,498 shares, shared voting authority with respect to 5,801 shares, and no voting authority with respect to 4,311,449 shares. The address of Vanguard is P.O. Box 2600, V26, Valley Forge, PA 19482.
(6)	All of the shares are held directly by GNYHA Purchasing Alliance, LLC, whose manager is GPA Holdings, LLC. GNYHA Purchasing Alliance, LLC has shared voting and dispositive power of the shares. GNYHA Purchasing Alliance, LLC shares this voting power with GPA Holdings, LLC, GNYHA Services, Inc. and Greater New York Hospital Association, Inc. The principal business address of each entity named herein is c/o GNYHA Ventures Inc., 555 West 57th Street, Suite 1500, New York, NY 10019. Pursuant to the Exchange Agreement, on or about October 31, 2017, GNYHA Purchasing Alliance, LLC has informed us that it expects to exchange 1,340,526 Class B common units of Premier, LP for shares of Class A common stock, cash, or a combination thereof, as determined by our Audit and Compliance Committee, and correspondingly, we expect 1,340,526 shares of Class B common stock to be removed from the Class B Voting Trust and retired. Following the completion of the exchange process, we expect the percentage of combined voting power beneficially owned by GNYHA Purchasing Alliance, LLC to be approximately (i) 4.9%, if we settled the October 31, 2017 exchange process solely with shares of Class A common stock, or (ii) 5.0% if we settled the October 31, 2017 exchange process solely with cash. Shares of Class A common stock received by GNYHA under the Exchange Agreement, if any, will not have a right to vote at the Annual Meeting because they will be issued after the Record Date. Eric J. Bieber, MD, a member of our Board of Directors, serves on the board of governors of Greater New York Hospital Association, Inc., but does not participate in investment or voting decisions regarding Class A common stock of Premier or Class B common units of Premier LP beneficially owned by GNYHA or its affiliated entities and disclaims beneficial ownership of such shares and units. Shares beneficially owned by GNYHA Purchasing Alliance, LLC are not included in Dr. Bieber’s beneficial ownership amounts.
(7)	As an executive officer of a member owner, such person may be deemed to share beneficial ownership of the shares and/or units held by the member owner with which he or she is affiliated, and such person disclaims beneficial ownership of any such shares or units or any other shares or units held by affiliates of the applicable member owner.

(8)	Ms. DeVore is our President and Chief Executive Officer. Includes 333,937 shares of Class A common stock owned by Ms. DeVore, 1,060,032 shares of Class A common stock that are issuable upon the exercise of currently exercisable options, and 98,740 shares of Class A common stock underlying unvested RSAs.
(9)	Mr. Alkire is our Chief Operating Officer. Includes 159,551 shares of Class A common stock owned by Mr. Alkire, 532,512 shares of Class A common stock that are issuable upon the exercise of currently exercisable options, and 53,690 shares of Class A common stock underlying unvested RSAs.
(10)	Mr. McKasson is our Senior Vice President and Chief Financial Officer. Includes 59,064 shares of Class A common stock owned by Mr. McKasson, 239,232 shares of Class A common stock that are issuable upon the exercise of currently exercisable options, and 29,184 shares of Class A common stock underlying unvested RSAs.
(11)	Mr. Gilbert is currently our President of Supply Chain Services, but has announced his resignation from our Company. Mr. Gilbert will serve in his current role through October 31, 2017 and in a transition role from November 1 through December 31, 2017. Includes 58,475 shares of Class A common stock owned by Mr. Gilbert, 41,612 shares of Class A common stock that are issuable upon the exercise of currently exercisable options, and 16,262 shares of Class A common stock underlying unvested RSAs.
(12)	Mr. Klatsky is our General Counsel. Includes 4,028 shares of Class A common stock that are issuable upon the exercise of currently exercisable options.
(13)	Includes the individuals identified in the table above and those additional individuals serving as executive officers as of the Record Date, as indicated under the heading “Executive Officers” below. Includes 666,635 shares of Class A common stock, 1,955,892, shares of Class A common stock that are issuable upon the exercise of currently exercisable options, and 205,158 shares of Class A common stock underlying unvested RSAs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and NASDAQ. Executive officers, directors and greater than 10% beneficial owners are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file. As an administrative matter, we assist our executive officers and directors by monitoring transactions and filing Section 16 reports on their behalf. Based on our records, compliance program and review of written representations, we believe that during fiscal year 2017 our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

RELATED PERSON TRANSACTIONS

Policy on Oversight of Related Person Transactions

We have several written policies and codes in place that govern, among other things, related party transactions and potential conflicts of interest. In addition, several of the committees of our Board of Directors have oversight responsibility for related party transactions and potential conflicts of interest. Transactions between us and our directors, executive officers and significant stockholders must be approved by our Audit and Compliance Committee, which is comprised of independent members of our Board of Directors, following consultation with the Conflict Advisory Committee. Pursuant to its charter, the Audit and Compliance Committee is responsible for the review and approval, in accordance with our Code of Conduct, of all related party transactions requiring disclosure under SEC Regulation S-K, Item 404 (i.e., those in excess of $120,000). This obligation is executed primarily through oversight of and collaboration with the Conflict Advisory Committee. The Conflict Advisory Committee charter authorizes that Committee to oversee all business or personal transactions between officers or directors or their respective affiliates, on the one hand, and us or our affiliates, on the other hand. Additionally, the Conflict Advisory Committee was established in light of our controlled company status, the fact that we have member-directors on our Board of Directors and the need to establish governance around our member owners’ health system business development plans as well as our objective to collaborate on potential new business with our member owners. The Conflict Advisory Committee may recommend action ranging from disclosure to recusal or resignation to the Audit and Compliance Committee for their consideration and action. In addition, the Member Agreement Review Committee is responsible for reviewing and approving non-ordinary course transactions between us or our subsidiaries and our member owners and also for assessing risks associated with agreements that we enter into with our member owners.

The above committees are permitted to engage outside advisors and other professionals to assist them with their stated duties, including evaluating and approving any transaction between us and any related party, including our member owners.

For more information regarding the evaluation of related party transactions and potential conflicts of interest, see “Corporate Governance and Board Structure—Corporate Governance—Code of Ethics,” “—Committees of the Board of Directors—Audit and Compliance Committee,” “—Member Agreement Review Committee” and “—Conflict Advisory Committee” above.

Related Person Transactions in Fiscal Years 2017 and 2016

GNYHA

GNYHA Purchasing Alliance, LLC and its member organizations (“GNYHA PA”) owned approximately 9% of the outstanding partnership interests in Premier LP as of June 30, 2017. GNHYA PA is a party to the agreements discussed below under “—Certain Contractual Arrangements with Our Member Owners.” We had a limited partners’ distribution payable to GNYHA PA and its member organizations at June 30, 2017 and 2016 of $2.7 million and $2.9 million, respectively. During the fiscal years ended June 30, 2017 and 2016, we made payments to GNYHA PA of $2.6 million and $1.7 million, respectively, under the tax receivable agreements.

Net administrative fees revenue based on purchases by GNYHA Services, Inc. (“GNYHA”) (an affiliate of GNYHA PA) and its member organizations was $69.9 million and $66.8 million for the fiscal years ended June 30, 2017 and 2016, respectively. We have a contractual requirement under the GPO participation agreement to pay each member owner revenue share from Premier LP generally equal to 30% of all gross administrative fees collected by Premier LP based upon purchasing by such member owner’s owned, leased, managed and affiliated facilities through Premier LP’s GPO supplier contracts. As GNYHA also remits to Premier LP all gross administrative fees collected by GNYHA based on purchases by its member organizations through GNYHA’s own GPO supplier contracts, GNYHA also receives revenue share from Premier LP generally equal to 30% of such gross administrative fees remitted to Premier LP. Approximately $7.8 million and $7.6 million of our revenue share obligations related to revenue share obligations to GNYHA and its member organizations at June 30, 2017 and 2016, respectively. For additional information regarding revenue share obligations, see “Certain Contractual Arrangements with Our Member Owners—GPO Participation Agreements” below.

Services and support revenue earned from GNYHA and its member organizations was $14.2 million and $13.2 million during the years ended June 30, 2017 and 2016, respectively. Product revenue earned from, or attributable to services provided to, GNYHA and its member organizations was $17.2 million and $19.0 million during the years ended June 30, 2017 and 2016, respectively. We also had receivables from GNYHA and its member organizations of $5.4 million and $2.6 million at June 30, 2017 and 2016, respectively.

Eric Bieber, MD., one of our directors, is a member of the board of governors of the Greater New York Hospital Association, Inc., an affiliate of GNYHA PA.

Innovatix and Essensa

We held 50% of the membership interests in Innovatix until December 2, 2016, at which time we acquired the remaining 50% of the membership interests from GNYHA Holdings, LLC (“GNYHA Holdings”). Our share of Innovatix’s net income prior to the acquisition was $10.7 million and $21.8 million for the years ended June 30, 2017 and 2016, respectively. We historically maintained a group purchasing agreement with Innovatix under which Innovatix members were permitted to utilize Premier LP’s GPO supplier contracts. We had gross administrative fees revenue from Innovatix prior to the acquisition of $19.9 million and $44.3 million for the years ended June 30, 2017 and 2016, respectively. At June 30, 2016, we had revenue share obligations to Innovatix of $4.2 million.

We historically maintained a group purchasing agreement with GNYHA Alternate Care Purchasing Corporation (“Essensa”), under which Essensa utilized our GPO supplier contracts. On December 2, 2016, we acquired 100% of the membership interests in Essensa from GNYHA Holdings. Net administrative fees revenue from Essensa prior to the acquisition was $1.2 million and $2.8 million for the years ended June 30, 2017 and 2016, respectively. At June 30, 2016, we had revenue share obligations to Essensa of $0.2 million.

In connection with the acquisition of Innovatix and Essensa on December 2, 2016, we entered into a transition services agreement with GNYHA Management Corporation, expiring on June 30, 2017, to provide us with certain transitional services, including human resources services, accounting services, IT services and legal services. Transition services expense associated with this agreement was $0.5 million for the year ended June 30, 2017. Additionally, as part of the acquisition, we acquired a lease agreement for office space from GNYHA Management Corporation, expiring on December 31, 2026. Lease expense associated with this agreement, excluding the amortization expense of the favorable lease commitment, was $0.9 million for the year ended June 30, 2017.

FFF Enterprises

On July 26, 2016, through our consolidated subsidiary, Premier Supply Chain Improvement, Inc., we acquired 49% of the issued and outstanding stock of FFF Enterprises, Inc. (“FFF”). Our share of FFF’s net income was $4.4 million for the year ended June 30, 2017. We maintain group purchasing agreements with FFF and receive administrative fees for purchases made by our members pursuant to those agreements. Net administrative fees revenue recorded from purchases under those agreements was $4.8 million for the year ended June 30, 2017.

AEIX

We conduct all operational activities for American Excess Insurance Exchange Risk Retention Group (“AEIX”), a reciprocal risk retention group that provides excess and umbrella healthcare professional and general liability insurance to certain hospital and healthcare system members. We are reimbursed by AEIX for actual costs, plus an annual incentive management fee not to exceed $500,000 per calendar year. We received cost reimbursement of $5.1 million and $4.3 million for the fiscal years ended June 30, 2017 and 2016, respectively, and annual incentive management fees of $0.2 million for each of the fiscal years ended June 30, 2017 and 2016. As of June 30, 2017 and 2016, AEIX had $0.6 million and $0.5 million, respectively, in amounts payable to us. Barclay Berdan, one of our directors, is chair of the AEIX board of directors.

Certain Contractual Arrangements with Our Member Owners

In connection with our reorganization and IPO, we entered into several agreements to define and regulate the governance and control relationships among us, Premier LP and the member owners, including GNYHA. While our member owners receive certain rights and benefits under these agreements, we do not believe that these rights and benefits represent a direct or indirect material interest to any of our member-directors or nominee member-directors that are employed by one of our stockholder hospitals or health systems or by a group affiliate or other non-provider organization affiliated with one or more Premier member facilities participating in our group purchasing program. The following is a summary of the agreements referenced below and does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the complete text of the agreements which are filed as exhibits to our 2017 Form 10-K.

Premier LP Amended and Restated Limited Partnership Agreement

The member owners are limited partners of Premier LP under Premier LP’s Amended and Restated Limited Partnership Agreement, as amended, effective as of October 1, 2013. Our wholly-owned subsidiary, Premier Services, LLC, is the general partner of Premier LP and generally controls the day-to-day business affairs and decision-making of Premier LP. As limited partners of Premier LP, our member owners receive certain financial and other benefits. The general partner and limited partners have rights to allocations of net income and net losses and to receive quarterly distributions out of Premier LP’s estimated taxable net income to facilitate payment by each limited partner of taxes, if required, on its share of taxable income of Premier LP. From time to time, Premier LP may also make discretionary distributions to limited partners. Upon certain specified events, the Class B common units held by the limited partners are subject to redemption by Premier LP or mandatory exchange pursuant to the Exchange Agreement.

Exchange Agreement

As described above, we entered into the Exchange Agreement with Premier LP and the member owners effective October 1, 2013. Pursuant to the terms of the Exchange Agreement, subject to certain restrictions, beginning October 31, 2014 and during each year thereafter, each member owner will have the cumulative right to exchange up to one-seventh of its initial allocation of Class B common units, as well as any additional Class B common units purchased by such member owner pursuant to certain rights of first refusal (discussed below), for shares of our Class A common stock (on a one-to-one basis subject to customary adjustments), cash or a combination of both, the form of consideration to be at the discretion of our Audit and Compliance Committee. This exchange right can be exercised on a quarterly basis (subject to certain restrictions contained in the registration rights agreement described below) and is subject to rights of first refusal in favor of the other member owners that hold Class B common units and Premier LP. For each Class B common unit that is exchanged pursuant to the Exchange Agreement, the member owner will also surrender one corresponding share of our Class B common stock, which will automatically be retired.

Registration Rights Agreement

We entered into a registration rights agreement with our member owners that became effective on October 1, 2013. Pursuant to the registration rights agreement, we filed a resale shelf registration statement on Form S-3 with the SEC that was declared effective on November 12, 2014. The resale shelf registration statement allows for resales from time to time of our Class A common stock issued to the member owners in exchange for their

Class B common units pursuant to the Exchange Agreement, subject to various restrictions. Subject to certain exceptions, we will use reasonable efforts to keep the resale shelf registration statement effective for seven years. In addition, we may, but are not required to, conduct a company-directed underwritten public offering to allow the member owners to resell shares of Class A common stock received by them in exchange for their Class B common units. The registration rights agreement also grants the member owners certain “piggyback” registration rights with respect to other registrations of Class A common stock and includes certain lock-up restrictions.

Tax Receivable Agreements

We entered into tax receivable agreements with the member owners which became effective on October 1, 2013. Pursuant to the terms of the tax receivable agreements, we have agreed to pay to the member owners for as long as the member owner remains a limited partner, generally over a 15-year period (under current law), 85% of the amount of cash savings, if any, in U.S. federal, foreign, state and local income and franchise tax that we actually realize (or are deemed to realize, in the case of payments required to be made upon certain occurrences under such tax receivable agreements) as a result of the increases in tax basis resulting from the initial sale of Class B common units by the member owners in connection with our reorganization and IPO, as well as subsequent exchanges by such member owners pursuant to the Exchange Agreement, and of certain other tax benefits related to our execution of the tax receivable agreements, including tax benefits attributable to payments under the tax receivable agreements.

We had tax receivable agreement liabilities of $339.7 million and $279.7 million as of June 30, 2017 and 2016, respectively, which represented 85% of the tax savings we expect to receive in connection with the Section 754 election. The increase of $60.0 million in tax receivable agreement liabilities from June 30, 2016 to June 30, 2017 was primarily due to $80.7 million of liabilities incurred in connection with quarterly member owner exchanges during the year ended June 30, 2017.

GPO Participation Agreements

Our member owners entered into GPO participation agreements with Premier LP which became effective on October 1, 2013. Pursuant to the terms of the GPO participation agreements, each member owner will receive cash sharebacks, or revenue share, from Premier LP equal to 30% of all gross administrative fees collected by Premier LP based upon purchasing by such member owner’s acute and alternate site providers and other eligible non-healthcare organizations that are owned, leased or managed by, or affiliated with, each such member owner, or member facilities, through our GPO supplier contracts. In addition, our two largest regional GPO member owners will each remit all gross administrative fees collected by such member owner based upon purchasing by such member owner’s member facilities through the member owner’s own GPO supplier contracts and receive revenue share from Premier LP equal to 30% of such gross administrative fees remitted to Premier LP. Subject to certain termination rights, these GPO participation agreements each have an initial five-year term, although Premier LP’s two largest regional GPO member owners have entered into agreements with seven-year terms. The terms of the GPO participation agreements vary as a result of provisions in our existing arrangements with member owners that continue to remain in effect. In certain other instances, Premier LP and member owners have entered into GPO participation agreements with certain terms that vary from the standard form.

Voting Trust Agreement

Premier, Premier LP and the member owners entered into the VTA effective October 1, 2013, pursuant to which the member owners contributed their Class B common stock to the Class B Voting Trust, under which the Trustee acts on behalf of the member owners for purposes of voting their Class B common stock. Additional information about the VTA is available in “Frequently Asked Questions” and elsewhere throughout this proxy statement.

EXECUTIVE COMPENSATION

Introduction

This section provides information about the compensation provided to our named executive officers, or NEOs, for fiscal 2017. Our Compensation Discussion and Analysis (“CD&A”) discusses our executive compensation program and explains the Compensation Committee’s decisions affecting NEO compensation for fiscal 2017. Detailed compensation information is provided in tabular format as contemplated by the applicable SEC rules, with related narrative disclosure.

Our NEOs for fiscal 2017 include the following current and soon departing officers:

Name	Title
Susan D. DeVore	President and Chief Executive Officer
Michael J. Alkire	Chief Operating Officer
Craig S. McKasson	Senior Vice President, Chief Financial Officer
Durral R. Gilbert	President, Supply Chain Services (through October 31, 2017)*
David L. Klatsky	General Counsel

*	Mr. Gilbert will serve in his current role through October 31, 2017 and in a transition role from November 1 through December 31, 2017.

Additional information regarding the biographical and business background of Ms. DeVore is set forth above under “Item 1—Election of Directors” and for the remaining NEOs, below under “Executive Officers.”

COMPENSATION DISCUSSION AND ANALYSIS

In the Executive Summary section of our CD&A, we discuss:

•	The linkage of our executive compensation program to our Mission, Vision and Values

•	Our 2016 say-on-pay stockholder advisory vote

•	Key changes to our fiscal 2017 executive compensation program

•	Highlights of our fiscal 2017 performance

In the remainder of our CD&A, we describe:

•	How our executive compensation principles and governance practices align with our stockholders’ interests, i.e., what we do and what we don’t do

•	The design and rationale of our executive compensation program

•	The individual elements of our NEOs’ compensation program

•	Compensation paid to our NEOs in fiscal 2017

•	Our recoupment (“clawback”), trading restrictions and anti-hedging, anti-pledging and compensation deductibility policies

EXECUTIVE SUMMARY

Linking Executive Compensation to Our Mission, Vision, and Values

We are confident that our executive compensation program provides a sound linkage between our Mission, Vision, Values, and our stockholders’ interests, and we encourage a thorough review of our CD&A and other information in this “Executive Compensation” section of this proxy statement to ensure a better understanding of our program and this linkage. We believe this information demonstrates that our executive compensation program aligns our executives’ compensation with Premier’s short- and long-term performance, and provides compensation and incentives to attract, motivate, and retain superior executives who are crucial to Premier’s long-term success.

Our Mission is to improve the health of communities.

Our Vision is to lead the transformation to high-quality, cost-effective healthcare through the collaborative power of our alliance.

Our Values are integrity, a passion for performance, innovation, and a focus on people.

We strive to accomplish this Mission and endeavor to realize this Vision on a foundation of the highest Values. From serving our members, to improving healthcare in our communities, to investing in our people, our Mission, Vision, and Values are at the heart of everything we do at Premier. Within this context, we design all of our compensation programs, including our executive compensation program, to accomplish the following:

•	Hire exceptionally talented people who are passionate about our Mission and Vision and exemplify our Values;

•	Drive sustained performance of our people to achieve challenging short- and long-term financial and operational goals that increase stockholder value; and

•	Retain the people who are critical in achieving our Mission and realizing our Vision.

Our 2016 Stockholder Say-on-Pay Vote

At our 2016 Annual Meeting of Stockholders, we sought stockholder approval, on an advisory basis, of the compensation of our NEOs as disclosed in our 2016 proxy statement (“say-on-pay” vote). We seek the say-on-pay vote from our stockholders on an annual basis. Approximately 99.7% of the say-on-pay votes cast were votes “FOR” our executive compensation program. As evidenced by this strong backing, we believe our stockholders generally support our compensation principles, programs, and governance practices. Our Compensation Committee and Board of Directors considered the 2016 advisory say-on-pay vote results, as well as comments from our stockholders, and decided not to change the overall structure of our executive compensation program; however, we did make changes to our executive compensation program to refine the alignment of the program to our business strategies and objectives. The primary change for fiscal 2017 was granting a greater portion of equity awards in the form of performance-based restricted stock units (“Performance Shares”) as discussed below—see “Our Equity Plan.”

Net Revenue1 Non-GAAP Adjusted EBITDA2 Adjusted EPS3

Highlights of Our 2017 Performance

Our fiscal 2017 performance was strong, both financially and operationally, and exceeded our fiscal 2016 performance on key financial metrics used, in part, in determining fiscal 2017 NEO compensation. Set forth below is a comparison of our total Net Revenue, Non-GAAP Adjusted EBITDA, and Non-GAAP Adjusted Fully Distributed Earnings Per Share (“Adjusted EPS”) for fiscal 2016 and fiscal 2017:

(1)	Represents Total Net Revenue calculated in accordance with GAAP as reported in our 2017 Form 10-K.
(2)	Non-GAAP Adjusted EBITDA is defined as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items and including equity in net income of unconsolidated affiliates. EBITDA is defined as net income before interest and investment income, net income tax expense, depreciation and amortization, and amortization of purchased intangible assets. Non-recurring items include income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such expenses include certain strategic and financial restructuring expenses. Non-operating items include gain or loss on disposal of assets and interest and investment income or expense.
(3)	We define Non-GAAP Adjusted Fully Distributed Earnings per Share as Non-GAAP Adjusted Fully Distributed Net Income divided by diluted weighted average shares. We define Non-GAAP Adjusted Fully Distributed Net Income as net income attributable to Premier (i) excluding income tax expense, (ii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iii) excluding the effect of non-recurring and non-cash items, (iv) assuming the exchange of all the Class B common units into shares of Class A common stock, which results in the elimination of non-controlling interest in Premier LP and (v) reflecting an adjustment for income tax expense on Non-GAAP Fully Distributed Net Income before income taxes at our estimated effective income tax rate.

We use Non-GAAP financial metrics in our executive compensation program to more fairly evaluate our performance on a year-over-year basis by removing certain items outside the control of our management team. We note that Adjusted EBITDA and Adjusted EPS may have limitations as analytical tools, and should not be considered in isolation from, or as an alternative to, any measure of our performance derived in accordance with GAAP. Definitions of Adjusted EBITDA and Adjusted EPS and our rationale for using these performance metrics are further discussed below—see “Annual Incentive Plan and Equity Plan Metric Definitions.” Also see Appendix B to this proxy statement or our 2017 Form 10-K for additional information on our use of Non-GAAP financial metrics as well as a reconciliation to comparable GAAP measures.

OUR EXECUTIVE COMPENSATION PRINCIPLES AND GOVERNANCE PRACTICES

Our executive compensation principles and governance practices are designed to promote and protect our stockholders’ interests. The table below outlines the foundational principles used in the design of our executive compensation program and the practices that govern the program.

Our Compensation Practices
What We Do		What We Don’t Do
✓	Generally limit base salary increases for our CEO and other NEOs.	×	Incentivize short-term results at the expense of long-term performance.

✓	Put pay at-risk based on short- and long-term company performance. Greater than three-fourths of our NEO cash compensation is at-risk (assuming target-level performance).	×	Allow margining, derivative, or speculative transactions, such as hedges, pledges, and short sales by our NEOs.

✓	Incorporate meaningful and challenging short- and long-term performance goals in our incentive programs.	×	Provide tax-gross up payments.

✓	Analyze compensation levels and types of compensation relative to a representative and relevant group of peer companies (our “peer group”).	×	Re-price “under water” outstanding stock options.

✓	Cap annual incentive compensation and Performance Shares at 150% of the target payout.	×	Provide separate employer paid supplemental pensions for our executives.

✓	Consider how we may provide compensation in a manner that qualifies for tax deduction.	×	Require automatic “single-trigger” equity award vesting and severance.

✓	Require stock ownership under guidelines that are in line with those of our peer group companies.	×	Incentivize excessively risky business decisions.

✓	Mandate our NEOs to trade equity exclusively via SEC Rule 10b5-1 trading plans which can only be established during open trading windows at least 30 days in advance of the execution of any trades.

✓	Maintain a compensation recoupment (i.e., “clawback”) policy to recapture unearned incentive payments upon financial restatements.

✓	Use restrictive covenants including non-compete protections.

✓	Limit perquisites.

Our Executive Compensation Key Objectives

In setting and overseeing our executive compensation program, our Compensation Committee focuses on the following key objectives:

•	Attract and retain exceptional executive talent

•	Support business objectives

•	Encourage the creation of stockholder value by focusing executive pay more on long-term equity compensation than short-term incentives and cash

•	Recognize our unique business structure and focus

•	Reflect the broad spectrum of talent and diverse sources of market data

•	Provide reward opportunities consistent with business performance

We design our executive compensation program in light of these key objectives by:

Using a mix of fixed and variable compensation	We heavily weight our NEOs’ compensation mix toward variable, at-risk compensation so that our program encourages behaviors that achieve desired results.

Using a mix of cash and equity incentives	The majority of our NEOs’ total pay is variable and tightly linked to our short- and long-term financial and market performance.

Requiring NEOs to be significant stockholders	We require our NEOs to own specified levels of Premier stock under our stock ownership guidelines to enhance alignment of executive and stockholder interests.

Paying based on individual performance and potential	We consider individual performance and potential for advancement in making compensation decisions.

Regularly reviewing our compensation program versus representative and relevant comparators	We review our executive compensation program regularly versus our peer group to evaluate competitive compensation levels and alignment with the external market to attract and retain exceptional leaders with strong, balanced skills. The Compensation Committee annually reviews the composition of our peer group so that it remains a relevant and representative comparator for our executive compensation program.

Paying competitive compensation	Each year, we compare and evaluate our compensation program with those of our peer group to assess whether our target compensation levels are consistent with market levels and practice. We do not tie any element of our compensation program to a specific percentile of our peer group.

Our Peer Group

We use a peer group of companies to analyze external compensation practices. We consider this information when implementing competitive and performance-driving compensation packages for our NEOs. With input from management and Mercer, our compensation consultant, the Compensation Committee reviews the peer group annually so that its composition remains appropriate. Each year, we compare our compensation programs with those of our peer group and assess whether our executive compensation programs and target compensation levels are consistent with market practice.

In constructing our peer group, the Compensation Committee reviews information for and considers publicly-traded companies in the U.S. with the following attributes:

•	Similar business orientation and industry classifications (healthcare services, technology, distributors, research and consulting)

•	Similar services (group purchasing, supply chain services, integrated/specialty pharmacy, technology/data, population health, and performance management)

•	Revenue that is approximately one-third to three times that of ours

The Compensation Committees also considers other relevant factors, including:

•	Market capitalization, total number of employees, and revenue less cost of goods sold

•	Executive positions similar in breadth, complexity, and/or scope of responsibility

•	Competitors for customers and executive talent

Based on these considerations as well as input from Mercer and our management, our Compensation Committee reviewed and approved our peer group for fiscal 2016, selecting the following companies:

• Advisory Board Company	• IMS Health Holdings, Inc.

• Allscripts Healthcare Solutions	• Magellan Health, Inc.

• Athenahealth, Inc.	• MedAssets, Inc.

• Cerner Corp.	• Navigant Consulting, Inc.

• HMS Holdings Corp.	• Owens & Minor, Inc.

• Huron Consulting Group, Inc.	• Patterson Companies, Inc.

• IHS, Inc.	• Quality Systems, Inc.

The Compensation Committee made a single change to our peer group for fiscal 2017 by eliminating MedAssets, Inc. from the group due to their acquisition by Pamplona Capital in early 2016 and subsequent split. As we grow and evolve, and as the companies in our peer group change (e.g., due to merger, acquisition, delisting), our Compensation Committee will continue to reconfigure our peer group as appropriate.

The table below summarizes and compares our revenue and market capitalization to that of the peer group. Excluding Premier, the median annual revenue of the peer group is $1.386 billion, which is slightly higher than our fiscal 2016 revenue; the median market capitalization of the peer group is $2.501 billion, which is lower than our market capitalization as of June 30, 2016, and June 30, 2017.

	Peer Group Summary[1]	Revenue ($) in billions	Market Capitalization ($) in billions
Peer Group	75th Percentile Median 25th Percentile	4.425 1.386 0.769	5.403 2.501 1.311
	Premier	1.162[2]	4.648[3]
	Premier Percentile Rank	47%	66%

(1)	Source: S&P Research Insight Database as of June 2016.
(2)	Premier total net revenue for fiscal 2016.
(3)	Premier market capitalization includes all outstanding Class A common stock and Class B common stock, and is based on the June 30, 2016 closing price ($32.70) of our Class A common stock on the NASDAQ Global Select Market.

Our Competitive Positioning

Our Compensation Committee reviews the median peer group data for total direct compensation (at target), including base salary and annual and long-term incentives. Company and individual performance and other factors, including potential succession and, where applicable, compensation levels relative to general survey data, ultimately determine whether target compensation for our NEOs is above or below the peer group median.

In determining appropriate compensation levels for our NEOs, our Compensation Committee reviews compensation levels for executives in similarly-situated roles at companies in our peer group. Mercer initially compiles the compensation data for the selected peer group; at the request of the Compensation Committee, management reviews and evaluates Mercer’s compensation data.

Our Pay Mix

Our pay mix is an important aspect of our executive compensation program; our use of at-risk pay is designed to drive annual and long-term performance, enhance retention, and maintain competitiveness with the external marketplace.

The charts below compare our CEO’s and other NEOs’ total direct compensation mix (base salary, target annual incentive and equity incentive) to the average total direct compensation mix of the CEOs and NEOs of our peer group, as compiled by our compensation consultant.

Pay mix for our NEOs was determined using the NEOs’ annual base salary and target annual and equity incentive (assuming target or 100% performance for performance-based equity under our equity plan) for fiscal 2017. Pay mix for our peer group was determined using the annual base salary, target annual incentive, and annual grant date fair value opportunity of long-term incentive awards as reported in peer group companies’ 2016 proxy statements filed with the SEC.

Our CEO’s total direct compensation mix is in line with the average target total direct compensation of the CEOs in our peer group. Our NEO pay mix is also, on average, very similar to the at-risk pay levels of our peer group.

CEO Pay Mix Premier Equity, 67% Base Salary, 15% Target Annual Bonus, 18% 85% Performance Based CEO Pay Mix Peer Group Equity, 64% Base Salary, 15% Target Annual Bonus, 21% 85% Performance Based All Other NEOs Pay Mix Premier Equity, 57% Base Salary, 23% Target Annual Bonus, 20% 77% Performance Based All Other NEOs Pay Mix Peer Group Equity, 59% Base Salary, 23% Target Annual Bonus, 18% 77% Performance Based

Overview of Primary Executive Compensation Elements

The table below summarizes the primary elements of our NEOs’ fiscal 2017 executive compensation program, including a description and purpose of each element. In addition to the elements summarized in the table below, our NEOs are eligible to participate in a voluntary non-qualified deferred compensation plan and a company-wide defined contribution (i.e., 401(k) savings) program. A more detailed description of all of our compensation elements, along with related 2017 actions for each element, follows this table.

Equity Program
Pay Element	Base Salary	Annual Incentive Program	Performance Shares	Non-Qualified Stock Options (“NQSOs”)	Time-based Restricted Stock Units (“RSUs”)
Description	• Ongoing fixed cash compensation

•   Annual cash incentive plan based on target amounts for each NEO

•   Actual awards may be higher or lower than target based on business performance

•   Awards can be 0% for below-threshold performance or 50% to 150% of target for above-threshold performance

•   Shares of stock are earned based on our performance during a 3-year performance cycle based on meeting pre-determined performance goals

•   Awards can be 0% for below-threshold performance or 50% to 150% of target for above-threshold performance

				• Stock options allow the executive to make a future purchase of stock at a fixed exercise price determined on the grant date	• RSUs vest at defined times after the NEO meets certain service-based requirements
Purpose	• Attract and retain exceptional talent • Reflects business expectations, competencies, and values

•    Motivate achievement of Premier’s annual financial and member objectives

•    Reflect challenges and share in risk with our performance

•    Balance business unit and corporate focus

•    Provide an annual balanced focus relative to long-term incentive plan objectives

•   Motivate sustained achievement of long-term financial goals

•   Align NEOs’ interests with stockholders’ interests

•   Enhance retention

•   Provide a long-term balanced focus relative to annual incentive plan objectives

Who Receives	All NEOs
When Granted/Paid	Reviewed annually, paid semi-monthly	Paid within 2.5 months after the fiscal year end	Generally granted annually in August
Form of Delivery	Cash		Equity
Type of Performance	Short-term/Annual		Long-term
Performance /Vesting Period[1]	N/A	1 Year Performance Cycle	3 Year Performance Cycle	Vests ratably (1/3 per year) over 3 years	Vests in full after 3 Years
Performance Measures	Competencies, values, individual performance	Revenue growth (40%), Adjusted EBITDA growth (40%), member performance indices (20%)	3-Year Non-GAAP Adjusted EPS	Stock price appreciation

(1)	Subject to accelerated vesting on certain events such as a change in control or the employee’s death, disability, or other qualifying termination of service.

DESCRIPTION OF EXECUTIVE COMPENSATION PROGRAM ELEMENTS

Base Salary

Overview

Base salary is the singular fixed pay element of our total direct compensation paid to our NEOs. The Compensation Committee reviews the base salaries for NEOs in similarly-situated roles in our peer group and general survey data, and determines NEOs’ salaries based on roles, responsibilities, Company and individual performance, and potential to assume roles with a higher level of responsibility and experience. Our Compensation Committee reviews each NEO’s base salary annually, or more frequently if there is a change in a NEO’s scope of responsibilities, and considers whether base salary increases are warranted. Base salary changes, if any, are generally effective September 1 for all of our employees, including NEOs.

2017 Actions

To maintain his compensation position relative to peer group and general survey data levels and to reflect the importance of retaining him in his position, the Compensation Committee increased Mr. McKasson’s base salary in fiscal 2017. The base salaries for all other NEOs remained unchanged for fiscal 2017. The Compensation Committee’s decision to maintain base salary levels for all other NEOs was not reflective of our NEOs’ performance; rather, our Compensation Committee generally focuses on making compensation adjustments to short- and long-term incentive pay, based on the factors listed above, as opposed to base salary.

In addition, our Compensation Committee reviewed and approved the compensation package for David L. Klatsky, who joined Premier as General Counsel effective July 1, 2016, including the base salary reflected below, and other elements of incentive compensation discussed below. The elements and structure of compensation programs and competitive market positioning are consistent with the compensation for other NEOs.

Our NEOs’ fiscal year 2016 and 2017 base salaries are set out in the table below.

NEO	2016 Base Salary ($)	2017 Base Salary ($)	Change
Ms. DeVore	977,800	977,800	0%
Mr. Alkire	797,500	797,500	0%
Mr. McKasson	510,000	561,000	10%
Mr. Gilbert	467,500	467,500	0%
Mr. Klatsky	N/A	450,000	0%

Our Annual Incentive Plan

Overview

Our annual incentive plan is a one-year cash-based incentive designed to drive and reward NEOs for delivering annual financial and member results relative to pre-established performance thresholds during a fiscal year. Our Compensation Committee determines the annual incentive structure, performance metrics, and goals and each NEO’s threshold, target, and maximum award opportunity at the beginning of the fiscal year. At the end of the fiscal year, the Compensation Committee then determines the actual payment amount for each NEO based on our fiscal year financial and member performance.

In fiscal 2017, the annual incentive plan for our NEOs was based 80% on our financial performance and 20% on certain components of our operating performance. Payouts for financial performance were tied equally to Revenue and Non-GAAP Adjusted EBITDA. Payouts for operating performance were tied equally to Member Quality and Member Cost indices.

The Compensation Committee chose these metrics and weightings for the following reasons:

•	Drive top- and bottom-line financial growth in the support of our Mission and Vision;

•	Revenue and Non-GAAP Adjusted EBITDA are important indicators of the operational strength and performance of the business, including the ability to provide the capital necessary to execute upon our business and growth strategies and to fund capital expenditures;

•	Equal weighting of financial goals help drive a balance between top- and bottom-line performance so that increasing Revenue does not come at the expense of declining margins;

•	Equally weighted member performance indices create greater alignment with our member organizations and assist them in becoming top industry performers in quality, safety, supply chain cost, and total cost of care; and

•	Align all NEOs to incentivize and unify a singular company-wide focus and to drive collaboration.

2017 Actions

To maintain his compensation position relative to peer group and general survey data levels, to increase emphasis on annual financial and operational performance, to reflect increased responsibilities, and to reflect the importance of retaining him in his position, the Compensation Committee increased Mr. Gilbert’s fiscal 2017 target annual award opportunity from 55% to 60% of his annual base salary. Mr. McKasson’s fiscal 2017 target annual award opportunity increased correspondingly due to his increased annual base salary. The target annual award opportunity for all other NEOs remained unchanged for fiscal 2017.

Annual Incentive Plan Calculation

The Compensation Committee used the calculation below to determine fiscal 2017 annual incentive plan awards for our NEOs. This is the same calculation the Compensation Committee used to determine awards in 2016:

Annual Base Salary (As of June 30, 2017) ($)	X	Target Annual Award Opportunity (% of Annual Base Salary)	X	Total Payout Percentage (0% or 50% - 150%)	=	FY2017 Annual Incentive Award ($)
Ms. DeVore – 977,800 Mr. Alkire – 797,500 Mr. McKasson – 561,000 Mr. Gilbert – 467,500 Mr. Klatsky – 450,000	X	Ms. DeVore – 125% Mr. Alkire – 100% Mr. McKasson – 100% Mr. Gilbert – 60% Mr. Klatsky – 60%	X	Revenue: 0.0% Adjusted EBITDA: 39.6% Member Quality: 9.1% Member Cost: 12.1% Total Payout Percentage: 60.8%	=	Ms. DeVore – 743,128 Mr. Alkire – 484,880 Mr. McKasson – 341,088 Mr. Gilbert – 170,544 Mr. Klatsky – 164,160

The charts below discuss the details of our annual incentive plan elements and their applicable provisions and calculations for fiscal 2017.

Plan Element	Description / Provisions
Annual Base Salary	Annual base salary as of June 30, 2017.
Target Annual Award Opportunity (% of Base Salary)	Percentage of Annual Base Salary determined by the Compensation Committee based on each NEO’s role, responsibilities, external market including our peer group and general survey data, potential and performance, and are also dictated by NEOs’ employment agreements.

Total Payout Percentage (0% - 150%)	In early fiscal 2017, the Compensation Committee approved the following performance metrics, weightings, performance goals, and payout ranges for our annual incentive plan.
	Performance Metric[2]	Weighting	Performance Goals[1]			Payout Range[4]
			Threshold[3]	Target[3]	Stretch[3]
	Revenue	40%	$1,479.0	$1,547.2	$1,624.6	0% - 150%
	Adjusted EBITDA[5]	40%	$482.0	$502.0	$527.1	0% - 150%
	Member Quality Index	10%	44%	49%	53%	0% - 150%
	Member Cost Index	10%	50%	100%	150%	0% - 150%

(1)    In millions for Revenue and Adjusted EBITDA.

(2)    See “—Description of Executive Compensation Elements—Annual Incentive Plan and Equity Plan Metric Definitions” for the descriptions of these performance metrics.

(3)    The payout range for each metric is 50% at Threshold, 100% at Target, and 150% at or above stretch performance. The payout percentage for performance below Threshold is 0%.

(4)    The total annual incentive award is capped at 150% of target.

(5)    See Appendix B for a reconciliation of Non-GAAP Adjusted EBITDA to GAAP net income.

Following the end of fiscal 2017, the Compensation Committee evaluated performance against the performance goals and approved the achievement and payout percentages for each of the metrics, as set out in the table below. Despite double-digit growth in Revenue, as shown below, actual Revenue performance in fiscal 2017 did not meet the challenging threshold performance goal established by the Compensation Committee, resulting in no payout associated with that performance metric.

	Performance Metric		Performance Results
			2017 Actual Performance[1]		Payout Percentage[2]
	Revenue		$1,454.7		0.0%
	Adjusted EBITDA[3]		$501.6		39.6%
	Member Quality Index		48.1%		9.1%
	Member Cost Index		121.1%		12.1%
	Total Payout Percentage				60.8%

(1)    In millions for Revenue and Adjusted EBITDA.

(2)    Calculated as the weighting for each metric multiplied by the percentage achievement based on the performance goal table. Percentages reflect interpolation between threshold and target, or target and stretch achievement, as applicable, and are rounded.

(3)    See Appendix B for a reconciliation of Non-GAAP Adjusted EBITDA to GAAP net income.

Fiscal 2017 Annual Incentive Award	The table below sets out the potential payouts at Threshold, Target, and Stretch performance as well as the actual fiscal 2017 annual incentive plan payout for each NEO.
	NEO	Threshold (50% Payout) ($)	Target (100% Payout) ($)	Stretch (150% Payout) ($)	FY2017 Award ($)
	Ms. DeVore	611,125	1,222,250	1,833,375	743,128
	Mr. Alkire	398,750	797,500	1,196,250	484,880
	Mr. McKasson	280,500	561,000	841,500	341,088
	Mr. Gilbert	140,250	280,500	420,750	170,544
	Mr. Klatsky	135,000	270,000	405,000	164,160

Our Equity Plan

Overview

We design our equity grants to align our NEOs’ interests with those of our stockholders. In fiscal 2016, the Compensation Committee granted equity awards to our NEOs, whereby 40% of the grant represented performance-based restricted stock awards, 40% of the grant value represented nonqualified stock options (“NQSOs”), and 20% of the grant represented time-based restricted stock awards.

For fiscal 2017, the Compensation Committee changed the equity grants for our NEOs, whereby 60% of the grant value represented Performance Shares, 20% of the grant value represented NQSOs, and 20% of the grant value represented time-based Restricted Stock Units (“RSUs”), as outlined in the chart below. The Compensation Committee feels this change enhances our alignment with stockholders’ interests by increasing our emphasis on long-term company performance.

The Compensation Committee determines the type of awards to be granted and the amount of individual awards granted to NEOs, based on an analysis of competitive long-term incentive market practices within our peer group generally, and across the healthcare supply chain and informatics industry (based on compensation surveys) for each executive’s position. The Compensation Committee believes this mix of equity vehicles supports our long-term objectives by emphasizing performance-based equity (Performance Shares and NQSOs) over time-based equity awards (RSUs).

The annual grant date for Performance Shares, NQSOs, and RSUs is typically the last trading day of the second month of the first quarter of the fiscal year; fiscal year 2017 equity awards were granted on August 31, 2016.

Our 2017 Equity Plan RSUs Reinforces retention Strengthens alignment with stockholders through specific holding period requirements until stock ownership requirements are met Performance Shares Metric NQSOs Requires share price appreciation to create value Strengthens alignment with stockholders through specific holding period requirements until stock ownership requirements are met Performance Shares Incentivizes achievement of long-term financial objectives Reinforces retention Strengthens alignment with stockholders through specific holding period requirements until stock ownership requirements are met RSUs 20% NQSOs 20% Performance Shares 60% Adjusted FPS 100%

2017 Grant Calculations

The Compensation Committee uses the following calculation to determine the (i) target number of shares underlying Performance Shares, NQSOs, and RSUs awarded to each NEO, and (ii) actual number of shares earned by each NEO under the Performance Shares at the end of the performance cycle.

Target Award

Each NEO’s equity target award is expressed as a percentage of her/his annual base salary, and is determined by the Compensation Committee based on each NEO’s role, responsibilities, external market information (including the long-term incentive practices of our peer group), and long-term NEO potential and performance.

2017 Actions

To maintain their compensation position relative to peer group and general survey data levels, to reflect increased responsibilities for Mr. Gilbert, and to reflect the importance of retaining each in their position, the Compensation Committee increased the equity target awards for Mr. McKasson and Mr. Gilbert. Mr. McKasson’s fiscal 2017 equity target was changed from 255% to 275% of his annual base salary. Mr. McKasson’s equity awards also correspondingly increased due to his increased annual base salary. Mr. Gilbert’s fiscal 2017 equity target award was changed from 155% to 200% of his annual base salary. The equity target award, expressed as a percentage of annual base salary, for all other NEOs remained unchanged for fiscal 2017.

The fiscal 2017 equity grants for our NEOs are summarized in the table below:

NEO	Annual Base Salary[1] ($)	Equity Target Award (% of Base Salary)	Target Award[2] ($)	Performance Shares Grant Value – 60% ($)	NQSO Grant Value – 20% ($)	RSUs Grant Value – 20% ($)	Target Performance- Shares[3] (#)	NQSOs[4] (#)	RSUs[5] (#)
Ms. DeVore	977,800	450%	4,400,100	2,640,060	880,020	880,020	83,415	81,499	27,805
Mr. Alkire	797,500	300%	2,392,500	1,435,500	478,500	478,500	45,356	44,314	15,119
Mr. McKasson	561,000	275%	1,542,750	925,650	308,550	308,550	29,247	28,575	9,749
Mr. Gilbert	467,500	200%	935,000	561,000	187,000	187,000	17,726	17,319	5,909
Mr. Klatsky	450,000	145%	652,500	391,500	130,500	130,500	12,370	12,086	4,124

1)	Annual base salary as of September 1, 2016.
2)	Target award equals the NEO’s Annual Base Salary multiplied by the NEO’s Target Award percentage. See the “Summary Compensation Table for Fiscal 2017” below for the grant date accounting value of the equity award for our NEOs.
3)	Number of shares granted as Performance Shares equals the grant date value divided by $31.65, the closing price of our Class A common stock on August 31, 2016, rounded up to the next highest share.
4)	Number of NQSOs equals the NQSO grant value divided by $10.7980, the Black-Scholes estimated value of a stock option granted as of August 31, 2016 (rounded up to the next highest number of options).
5)	Number of shares granted as RSUs equals the grant value divided by $31.65, the closing price of our Class A common stock on August 31, 2016, rounded up to the next highest share.

Target Award: Determined at Beginning of Performance Cycle Actual Award Determined at End of 3-Year Performance Cycle Annual Base Salary Target Award (% of Base Salary) 60% Performance Shares 20% NQSOs 20% RSUs Closing Price of Premier Common Stock1 Black-Scholes Estimated Value1 Closing Price of Premier Common Stock1 Target Performance Shares Number of NQSOs Number of RSUs Achievement Percentage (Adjusted EPS) Actual Shares Awarded (in shares) (1) As of the grant date, August 31, 2016.

Performance Shares

Performance Shares are designed to focus on and drive achievement of long-term financial objectives, and to maximize stockholder return. The target number of Performance Shares granted to NEOs is based on the closing price of our Class A common stock as of the grant date, August 31, 2016. The fiscal 2017 grants are for the fiscal three-year performance cycle beginning on July 1, 2016, and ending June 30, 2019. In August 2016, the Compensation Committee established a threshold, target, and stretch performance level for Performance Shares based on our long-term growth strategy. Following the end of the performance cycle, the Compensation Committee will determine and award shares based on performance results. For performance below threshold, no shares will be awarded; for performance at threshold, 50% of target shares will be awarded; at target, 100% of target shares will be awarded; at stretch, 150% of target shares will be awarded. For performance between threshold and target or between target and stretch, the Compensation Committee will use straight-line interpolation to determine results and corresponding awards. Provided the Compensation Committee certifies performance above the threshold level, shares will generally be awarded in the first fiscal quarter following the end of the performance cycle. See the “Grants of Plan-Based Awards in Fiscal 2017” table under “—Executive Compensation Tables” below for potential share awards based on threshold, target, and stretch performance.

Non-Qualified Stock Options and Restricted Stock Units

For fiscal 2017, in addition to Performance Shares as discussed above, which represented 60% of our NEOs’ total target equity award opportunity, the Compensation Committee granted 20% of our NEOs’ total target equity award opportunity in NQSOs and 20% in RSUs. This equity mix balances the performance value of NQSOs with the retention reinforcement of RSUs. NQSOs vest ratably over three years, 1/3 on or about each anniversary of the grant date. The number of NQSOs granted is based on the Black-Scholes estimated value as of the grant date, and the exercise price for NQSOs is the closing price of our Class A common stock on the grant date. RSUs vest 100% on or about the third anniversary of the grant date. The size of the RSU grant is based on the closing price of our Class A common stock on the grant date. Actual fiscal 2017 equity grants for our NEOs are presented in the “2017 Equity Grants” table above and in the “Grants of Plan-Based Awards in Fiscal 2017” table under “—Executive Compensation Tables” below.

Performance Goal for Performance Shares

The actual number of shares that will be awarded to our NEOs at the end of the performance cycle, pursuant to the 2017 Performance Share grants, will be based 100% on Non-GAAP Adjusted EPS performance. See “—Annual Incentive Plan and Equity Plan Metrics Definitions” and Appendix B for a description of this metric.

The Compensation Committee used Non-GAAP Adjusted EPS for the 2017 Performance Shares grant because it believes:

•	Adjusted EPS drives a balance of long-term top- and bottom-line growth;

•	Adjusted EPS is a critical indicator of the long-term operational strength of our business, including the ability to provide cash flows necessary to execute upon our business and growth strategies and fund strategic capital expenditures; and

•	Adjusted EPS performance is aligned with long-term stockholder value creation.

Amounts Earned under Fiscal 2015 Performance Share Grants

Following the end of fiscal 2017, our Compensation Committee determined the payouts under our Performance Shares granted in fiscal 2015, which is based on our performance during the 2015 to 2017 fiscal years. The table below summarizes the performance metrics, weightings, and goals for these awards along with our actual performance and earned percentage.

Performance Shares Metric[1]	Weighting	2015 – 2017 Performance Cycle Results
		Threshold	Target	Stretch	Actual Performance	Earned Percentage
Three-Year Revenue (Compound Annual Growth Rate)	50%	8.5%	10.0%	12.5%	18.7%	75.0%
Three-Year Non-GAAP Adjusted EBITDA (Compound Annual Growth Rate)	50%	8.5%	10.0%	12.5%	12.6%	75.0%
Total Earned Percentage						150.0%

(1)	See “—Annual Incentive Plan and Equity Plan Metrics Definitions” for the description of these metrics.

The number of shares issued to our NEOs under the 2015 Performance Share grants is equal to the target number of Performance Shares multiplied by the total earned percentage as set forth below.

NEO	Target Number of Performance Shares	Total Earned Percentage	Number of Issued Shares
Ms. DeVore	55,733	150%	83,600
Mr. Alkire	30,304	150%	45,456
Mr. McKasson	16,150	150%	24,225
Mr. Gilbert	8,587	150%	12,881
Mr. Klatsky(1)	N/A	N/A	N/A

(1)	Mr. Klatsky was hired on July 1, 2016 and did not receive any 2015 Performance Share grants.

Requiring Stock Ownership

To further align our NEOs’ and stockholders’ interests, the Compensation Committee requires each executive to accumulate and hold a significant amount of our Class A common stock. We believe our stock ownership requirements are comparable to those of our peer group. The table below summarizes our ownership and holding requirement provisions.

Provisions	Description of Provisions
Ownership requirement	• Five times base salary for our CEO • Three times base salary for our COO, CFO, and President, Supply Chain Services • One times base salary for our other executive officers

Time to meet requirement (phase-in period)	• Five years from (i) NEO’s employment date, or (ii) promotion to applicable executive level, or (iii) the date of our initial public offering, September 26, 2013, whichever is later

Equity included as ownership

•    Shares underlying unvested RSUs and time-based restricted stock awards

•    Earned performance-based shares and performance-based restricted stock awards

•    Shares owned directly

•    Shares owned indirectly (by a spouse or a trust for an immediate family member)

•    Shares held in our benefit plans

Holding requirements

•    Until the ownership requirement is met, NEOs must hold shares acquired under our equity program (including stock after restrictions have lapsed, shares awarded under our performance-based awards, and shares acquired upon the exercise of a NQSO), net applicable shares withheld for taxes or for payment of exercise price, as follows:

•    CEO—must hold 50% of net after tax value of shares

•    All other NEOs—must hold 35% of net after tax value of shares

As of June 30, 2017, Ms. DeVore and Messrs. Alkire, McKasson, and Gilbert are within the five-year phase-in period and have until September 26, 2018, to satisfy our stock ownership requirements. Mr. Klatsky was hired on July 1, 2016 and, as such, is within the five-year phase in period. Mr. Klatsky has until June 30, 2021 to satisfy our stock ownership requirements.

Annual Incentive Plan and Equity Plan Metric Definitions

As noted above, we used Revenue, Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EPS for our incentive grants to NEOs. The Compensation Committee believes that Revenue, Adjusted EBITDA, and Adjusted EPS reflect the items that management has under its control through operational performance.

We believe Adjusted EBITDA assists our Compensation Committee and management in making financial, operating and strategic decisions and in evaluating our performance on a consistent basis from period to period. Doing so removes the impact of our asset base (primarily depreciation and amortization) and items outside the control of our management team (e.g., taxes), as well as other non-cash (impairment of intangible assets, purchase accounting adjustments and stock-based compensation) and non-recurring items (strategic and financial restructuring expenses) from operating results.

We also believe Adjusted EPS aligns our long-term focus and our stockholders’ interests while assisting our Compensation Committee and management in making financial, operating and strategic decisions and in evaluating our performance on a consistent basis from period to period. Doing so removes non-cash (such as impairment of intangible assets, purchase accounting adjustments and stock-based compensation) and non-recurring items (such as strategic and financial restructuring expenses). It also eliminates the variability of non-controlling interest as a result of member owner exchanges of Class B common units into shares of Class A common stock.

See Appendix B to this proxy statement and our 2017 Form 10-K for additional information on our use of non-GAAP financial metrics and definitions of terms used in the table below as well as a reconciliation to comparable GAAP measures.

Metric	Definitions	Rationale
Revenue	Revenue is net revenue and consists of (i) service revenue which includes net administrative fees revenue and other services and support revenue and (ii) product revenue. Net administrative fees revenue consists of net GPO administrative fees in the Supply Chain Services segment. Other services and support revenue consists primarily of fees generated by the Performance Services segment in connection with our SaaS informatics products subscriptions, advisory services and performance improvement collaborative subscriptions. Product revenue consists of integrated pharmacy and direct sourcing product sales, which are included in the Supply Chain Services segment. We recognize revenue when (i) there is persuasive evidence of an arrangement, (ii) the fee is fixed or determinable, (iii) services have been rendered and payment has been contractually earned, and (iv) collectibility is reasonably assured.	Revenue measures the top-line growth of the business through our diversification of offerings and core business growth with new and existing members.

Non-GAAP Adjusted EBITDA	EBITDA is defined as net income before interest and investment income, net income tax expense, depreciation and amortization, and amortization of purchased intangible assets. Adjusted EBITDA is defined as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items and including equity in net income of unconsolidated affiliates. Non-recurring items include income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such expenses include certain strategic and financial restructuring expenses. Non-operating items include gain or loss on disposal of assets and interest and investment income or expense.	Adjusted EBITDA is an indicator of the operational strength and performance of the business. Adjusted EBITDA allows the Compensation Committee and management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business.

Metric	Definitions	Rationale

Non-GAAP Adjusted Fully Distributed Earnings Per Share (“Adjusted EPS”)	Non-GAAP Adjusted EPS is Adjusted Fully Distributed Net Income divided by diluted weighted average shares. We define Adjusted Fully Distributed Net Income as net income attributable to us (i) excluding income tax expense, (ii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iii) excluding the effect of non-recurring and non-cash items, (iv) assuming the exchange of all the Class B common units into shares of Class A common stock, which results in the elimination of non-controlling interest in Premier LP and (v) reflecting an adjustment for income tax expense on Non-GAAP fully distributed net income before income taxes at our estimated effective income tax rate.	Non-GAAP Adjusted EPS measures the portion of total profit that is attributable to Premier’s Class A stockholders on a fully converted basis. Adjusted EPS aligns employees with our long-term focus and our stockholders’ interests and is an indicator of the long-term operational strength and performance of the business. Adjusted EPS allows the Compensation Committee and management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business.

Member Quality Performance Index	Index of hospitals surpassing the “top performance threshold” in the following five quality measures: mortality, evidence-based care, patient and family engagement, safety, and appropriate hospital use. This index was developed for hospitals that participate in Premier’s quality collaborative in order to measure hospitals’ quality of care performance. This index measures the number of hospitals that participate in the quality collaborative that meet or surpass the top performance thresholds in each quality measure (25th percentile as fixed in the baseline year of 2013). At the beginning of the year, performance goals are independently certified by National Economic Research Associates (NERA); at the conclusion of the year, actual performance attainment is also reviewed and certified by NERA.	The Member Quality Performance Index is an indicator of Premier’s impact on members’ performance in quality and safety. Aligns employees’ interests with those of our members.

Member Cost Performance Index	Index of hospitals surpassing “top performance threshold” in “total cost” and average year-over-year improvement in supply expense for all entities in our supply chain collaborative. This index was developed for hospitals that participate in Premier’s supply chain collaborative in order to measure hospitals’ supply chain expense. At the beginning of the year, performance goals are independently certified by National Economic Research Associates (NERA); at the conclusion of the year, actual performance attainment is also reviewed and certified by NERA.	The Member Cost Performance Index is an indicator of Premier’s impact on members’ performance in supply chain cost and total cost of care. Aligns employees’ interests with those of our members.

Non-Qualified Deferred Compensation Plan

NEOs are eligible to participate in our voluntary, non-qualified executive Deferred Compensation Plan, which is provided for recruitment purposes and to assist executives in managing their future cash flow. The program allows NEOs to defer, on a pre-tax basis, up to 30% of their base salary and annual incentive plan award, and receive a company matching contribution of 100% of the first 3% deferred and 50% of the next 2% deferred. We provide this match for eligible compensation above the annual IRS compensation limit. Distributions are generally not allowed while NEOs are actively employed. The investment choices are similar to those offered to eligible employees in our 401(k) plan, and the plan does not offer above-market earnings. NEOs elect to receive post-separation distributions in either a lump sum or in annual installments over five years. For additional information on this program, see the “Summary Compensation Table for Fiscal 2017” and “Non-Qualified Deferred Compensation Benefits for Fiscal 2017” tables below.

Defined Contribution (401(k) Savings) Program

Our NEOs are eligible to participate in our qualified defined contribution 401(k) Plan, under which they have the opportunity to defer a portion of their eligible compensation, up to tax code limitations, and receive a company matching contribution of 100% of the first 3% of contributions and 50% of the next 2% of contributions. We provide this match for eligible compensation below the annual IRS compensation limit.

Employment Agreements

We extend employment agreements to our NEOs, which include non-competes enforceable under the laws of North Carolina, where our corporate headquarters are located. The employment agreements provide severance protection before and after a change in control event and a minimum level of benefits to our NEOs during the term of the agreement. For additional details, see “—Employment Agreements” below.

Change in Control Protection

We provide our NEOs with enhanced severance benefits and additional rights to payment of incentive compensation in the event of a change in control. We structure separation payments to help assure that key personnel, including our NEOs, would be available to assist in the successful transition following a change in control and provide a competitive level of severance protection if the executive officer is involuntarily terminated without cause or resigns for good reason within two years following a change in control. We do not provide automatic vesting of benefits upon a change in control transaction irrespective of performance. In the event that payments in connection with a change in control would trigger an excise tax under Code Section 4999, our agreements limit payments to an amount that will not trigger this tax unless paying all the benefits would provide a larger after-tax benefit to the NEO. We do not provide any tax gross-ups for taxes payable on change-in-control benefits. We describe the severance arrangements and other benefits provided to NEOs on a change in control (as well as the equity treatment upon certain separations in the event of a change in control) under “—Potential Payments Upon Termination” below.

Executive Perquisites

We do not offer our NEOs the executive perquisites that many of our peer group companies offer, such as personal usage of company aircraft, company vehicles or auto allowances, personal drivers, health/country club memberships, etc. We offer our CEO reimbursement for her out-of-pocket medical expenses (see “—Employment Agreements” below for details). In 2017, Mr. Klatsky was offered, but has not yet utilized, $10,000 in relocation assistance upon his hire. We do not provide tax gross-ups. We do not offer any other executive perquisites to our NEOs.

2017 COMPENSATION ACTIONS FOR OUR NAMED EXECUTIVE OFFICERS

The table below sets out a summary of fiscal 2017 compensation actions for each of our NEOs along with references to the applicable section describing each compensation element in this proxy statement.

	Base Salary Increase (%)	2017 Annual Incentive Plan Award ($)	2017 Equity Grant (Shares)
NEO	“—Description of Executive Compensation Elements— Base Salary”	“—Description of Executive Compensation Elements—Our Annual Incentive Plan”	“—Description of Executive Compensation Elements—Our Equity Plan”

Ms. DeVore	0.0%	743,128	83,415 target Performance Shares 81,499 NQSOs 27,805 RSUs

Mr. Alkire	0.0%	484,880	45,356 target Performance Shares 44,314 NQSOs 15,119 RSUs

Mr. McKasson	10.0%	341,088	29,247 target Performance Shares 28,575 NQSOs 9,749 RSUs

Mr. Gilbert	0.0%	170,544	17,726 target Performance Shares 17,319 NQSOs 5,909 RSUs

Mr. Klatsky	N/A	164,160	12,370 target Performance Shares 12,086 NQSOs 4,124 RSUs

CLAWBACK POLICY

We have adopted compensation recoupment or “clawback” policies with respect to all incentive compensation awards, including amounts payable under our annual incentive plan and the equity awards granted under our equity plan that may be earned by our current and former executive officers. If we are required to restate our financial statements due to NEOs’ material noncompliance with any financial reporting requirements under the federal securities laws, our NEOs who received incentive compensation based on erroneous data in a materially noncompliant financial statement must repay the amount in excess of what they would have received based on that restatement. The repayment obligation extends to any incentive compensation a NEO receives during the three-year period preceding a restatement.

The Board has the sole discretion and authority to: (i) determine the amount of any incentive-based compensation owed by any current or former executive officer; (ii) determine the means, timing (which in all circumstances will be prompt) and any other requirements by which reimbursement is required to occur, which may include, without limitation, forfeiture of any outstanding incentive award; and (iii) impose any other terms, conditions or procedures (e.g., the imposition of interest charges on un-repaid amounts) to govern the current or former executive officer’s repayment of any incentive-based compensation.

The Board has discretion to take such actions it deems necessary to address the events that gave rise to the restatement and to prevent its recurrence, including, to the extent permitted under applicable law:

•	Dismissing the executive;

•	Adjusting the future compensation of the executive; and/or

•	Authorizing legal action or taking other action to enforce the executive’s obligations to us.

TRADING RESTRICTIONS, ANTI-HEDGING, AND ANTI-PLEDGING POLICY

Our insider trading policy limits the timing and types of transactions in our securities by our insiders, including our NEOs. Among other restrictions, the policy:

•	Allows insiders to trade our securities only during open trading window periods (following earnings releases) or, in the case of our NEOs, pursuant to a written trading plan adopted under SEC Rule 10b5-1, and only after they have obtained pre-clearance for such transactions or plan; and

•	Prohibits insiders from trading in options, entering into transactions in warrants, puts, or calls and/or any other derivative or hedging transactions on our securities (other than awards granted under our equity incentive plans).

Additionally, our insider trading policy prohibits our insiders from holding our securities in margin accounts or pledging our securities as collateral for a loan.

QUALIFYING COMPENSATION FOR TAX DEDUCTIBILITY

Section 162(m) of the Code limits our ability to deduct compensation paid to certain NEOs (the “covered employees”) to $1 million annually. Covered employees under Code Section 162(m) include our principal executive officer and our next three highest paid executive officers, other than our principal financial officer. The Company generally intends to structure stock options and incentive compensation that is based on performance goals as performance-based compensation that is exempt from the Section 162(m) deduction limitation. However, the application of Section 162(m) is complex and may change with time, with potentially retroactive effect, and thus there can be no guarantee that all of these awards will actually qualify as performance-based compensation under Code Section 162(m). Additionally, our Compensation Committee retains discretion to authorize awards and payments that may not be tax deductible if it believes such payments are in the best interest of our Company and our stockholders.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for Fiscal 2017

For the fiscal year ended June 30, 2017, the following table shows compensation awarded to or paid to, or earned by our Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers who were serving as executive officers (other than as our Chief Executive Officer or Chief Financial Officer) at the end of fiscal 2017 (the “named executive officers” or “NEOs”).

Name and Principal Position(a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards ($)(e)	Option Awards ($)(f)	Non-Equity Incentive Plan Compensation ($)(g)	All Other Compensation ($)(h)	Total (i)

Susan D. DeVore President and Chief Executive Officer	2017 2016 2015	977,838 977,838 977,838	0 0 0	3,520,113 2,640,061 2,640,088	880,026 1,760,577 1,685,137	743,128 1,142,603 1,284,122	93,560 98,764 276,694	6,214,665 6,619,843 6,863,879

Michael J. Alkire Chief Operating Officer	2017 2016 2015	797,531 797,531 797,531	0 0 0	1,914,034 1,435,554 1,435,500	478,503 957,292 916,271	484,880 745,532 837,870	61,723 65,416 126,760	3,736,670 4,001,325 4,113,932

Craig S. McKasson Senior Vice President, Chief Financial Officer	2017 2016 2015	552,522 510,020 510,020	0 0 0	1,234,223 780,307 765,026	308,553 520,366 488,301	341,088 476,767 535,817	22,125 41,833 80,486	2,458,511 2,329,293 2,379,649

Durral R. Gilbert President, Supply Chain Services	2017 2016	467,518 467,518	0 0	748,048 434,823	187,011 289,937	170,544 240,370	28,316 29,506	1,601,436 1,462,154

David L. Klatsky General Counsel	2017	450,018	0	522,035	130,505	164,160	15,751	1,282,468

Salary (Column (c))

Reflects the salary earned in fiscal years 2017, 2016 and 2015 from July 1 through June 30 of each year.

Bonus (Column (d))

No discretionary bonuses were awarded to the NEOs in 2017, 2016, or 2015.

Stock Awards (Column (e))

The amounts reported in the Stock Awards column are the grant date fair value of stock awards determined pursuant to ASC Topic 718. Amounts reflect the aggregate grant date fair value of the Performance Shares and RSUs granted to the NEOs on August 31, 2016; and the performance-based restricted stock awards and time-based restricted stock awards, the Performance Shares and RSUs granted to the NEOs in August 2015 and August 2014, respectively.

Performance-based restricted stock awards and Performance Shares provide an opportunity for employees to earn and vest in Class A common stock if specified performance measures are met for a specified performance cycle, which is typically three years. If the minimum performance measure is not met, no award is earned. If at least the minimum performance measure is attained, the earned shares may range from 50% to 150% of the target number of shares. The amounts reported in this table for performance-based restricted stock awards and Performance Shares are disclosed at target (100%), which is the probable outcome (as of the grant date). Details regarding the Performance Shares threshold, target and maximum values can be found in the “Grants of Plan-Based Awards in Fiscal 2017” table below.

Time-based restricted stock awards and RSUs provide an opportunity for employees to vest in Class A common stock if the executive remains employed through a specified date, typically three years from grant. The time-based restricted stock awards and RSUs reported above and granted in fiscal 2015 and fiscal 2016 are based on the fair value of our Class A common stock on the grant date in the same manner as described above for performance-based restricted stock awards and time-based restricted stock awards.

There can be no assurance that the performance-based restricted stock awards, Performance Shares, time-based restricted stock awards, and RSUs granted to our NEOs will ever be earned or that the value of these awards as earned will equal the amounts disclosed in the Summary Compensation Table for Fiscal 2017. The stock price assumption used to calculate the compensation cost is disclosed in Note 16—Stock Based Compensation to our consolidated financial statements included in our 2017 Form 10-K.

To see the value actually received under the 2015 Performance Shares with respect to the three-year performance cycle ended June 30, 2017, please refer to the “Option Exercises and Stock Vested in Fiscal 2017” table below. Additional information on all outstanding stock awards is reflected in the “Outstanding Equity Awards at June 30, 2017” table below.

Options Awards (Column (f))

The amounts reported in the Option Awards column are the grant date fair value of stock option awards granted to the NEOs on August 31, 2016, August 31, 2015, and August 29, 2014, calculated in accordance with ASC Topic 718. The assumptions used to calculate the fair value for this purpose are disclosed in Note 16—Stock Based Compensation to our consolidated financial statements included in our 2017 Form 10-K. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the fair value.

To see the value actually received upon exercise of options by the NEOs in 2017, refer to the “Option Exercises and Stock Vested in Fiscal 2017” table below. Additional information on all outstanding option awards is reflected in the “Outstanding Equity Awards at June 30, 2017” table below.

Non-Equity Incentive Plan (Column (g))

The amounts reported in the Non-Equity Incentive Plan are the annual cash incentives earned by our NEOs under our Annual Incentive Plan.

All Other Compensation (Column (h))

The amounts reported in the All Other Compensation column consist of employer contributions and deferrals allocated to our NEOs under our 401(k) plan and Deferred Compensation Plan: $10,800, $10,800, $11,200, $10,600, and $15,751 for Ms. DeVore and Messrs. Alkire, McKasson, Gilbert, and Klatsky, respectively, with respect to the 401(k) plan and $74,018, $50,923, $10,925, and $17,716 for Ms. DeVore and Messrs. Alkire, McKasson, and Gilbert, respectively, with respect to the Deferred Compensation Plan. The amount reported in the All Other Compensation column also consists of employer contributions of $8,742 for Ms. DeVore for reimbursement of her out-of-pocket medical expenses per her employment agreement. None of these amounts reflect amounts contributed by our NEOs under the Deferred Compensation Plan, which are reported in the Deferred Compensation Plan table.

Grants of Plan-Based Awards in Fiscal 2017

The following table sets forth information with respect to grants of plan-based awards to the NEOs during the fiscal year ended June 30, 2017.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name(a)	Approval Date / Grant Date(b)		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)	All Other Stock Awards: Number of Shares of Stock or Units (#)(i)	All Other Option Awards: Number of Securities Under- lying Options (#)(j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
Susan D. DeVore	8/10/2016	8/31/2016	611,125	1,222,250	1,833,375	41,708	83,415	125,123	27,805	81,499	31.65	4,400,139
Michael J. Alkire	8/10/2016	8/31/2016	398,750	797,500	1,196,250	22,678	45,356	68,034	15,119	44,314	31.65	2,392,536
Craig S. McKasson	8/10/2016	8/31/2016	280,500	561,000	841,500	14,624	29,247	43,871	9,749	28,575	31.65	1,542,776
Durral R. Gilbert	8/10/2016	8/31/2016	140,250	280,500	420,750	8,863	17,726	26,589	5,909	17,319	31.65	935,058
David L. Klatsky	8/10/2016	8/31/2016	135,000	270,000	405,000	6,185	12,370	18,555	4,124	12,086	31.65	652,540

Grant Date (Column (b))

The awards shown were approved by the Compensation Committee at its August 10, 2016 meeting with a grant date of August 31, 2016.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (columns (c), (d), and (e))

The awards represent the threshold, target, and maximum payout levels for each NEO under our annual incentive plan based on the NEO’s annual base salary and annual incentive plan target percentage.

Estimated Future Payouts Under Equity Incentive Plan Awards (Performance Shares) (Columns (f), (g), and (h))

The awards represent Performance Shares granted in August 2016 under the 2013 Equity Incentive Plan. The awards vest contingent on Non-GAAP Adjusted EPS growth over the three-year performance cycle beginning July 1, 2016, and ending June 30, 2019, subject to such officer’s continued employment through the end of the performance cycle. The grant date fair value at target is included in the Stock Award Column (column (e)) of the Summary Compensation Table for Fiscal 2017. The threshold payment reflects 50% payout based on attaining threshold achievement; however, no payout will occur for performance below threshold. The maximum payout is 150% of the target amount shown.

All Other Option Awards (Stock Options) (Columns (i))

The awards represent RSUs granted in August 2016 under the 2013 Equity Incentive Plan. These awards generally vest on the third anniversary of the grant date.

All Other Option Awards (Stock Options) (Columns (j) and (k))

The awards represent stock options granted in August 2016 under the 2013 Equity Incentive Plan. These options have a term of 10 years from the grant date and vest one-third each on or about the first, second, and third anniversaries of the grant date. The exercise price of stock options is the closing price of the common stock on the grant date.

Outstanding Equity Awards at June 30, 2017

The following table sets forth information with respect to each NEO’s outstanding equity awards at June 30, 2017.

	Option Awards[1]					Stock Awards[1]
Name(a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)*	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested[2] (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)*
Susan D. DeVore	806,766[3]	0	0	$27.00	6/30/2023	80,357[9]	2,892,852	188,518[10]	6,786,648
	87,630[4]	43,816[5]	0	$31.58	8/29/2024
	47,327[6]	94,655[7]	0	$35.65	8/31/2025
	0	81,499[8]	0	$31.65	8/31/2026

Michael J. Alkire	394,802[3]	0	0	$27.00	6/30/2023	43,694[9]	1,572,984	102,505[10]	3,690,180
	47,648[4]	23,824[5]	0	$31.58	8/29/2024
	25,733[6]	51,468[7]	0	$35.65	8/31/2025
	0	44,314[8]	0	$31.65	8/31/2026

Craig S. McKasson	163,642[3]	0	0	$27.00	6/30/2023	25,120[9]	904,320	59,989[10]	2,159,604
	25,392[4]	12,697[5]	0	$31.58	8/29/2024
	13,988[6]	27,977[7]	0	$35.65	8/31/2025
	0	28,575[8]	0	$31.65	8/31/2026

Durral R. Gilbert	13,500[4]	6,751[5]	0	$31.58	8/29/2024	14,269[9]	513,684	34,444[10]	1,239,984
	7,794[6]	15,588[7]	0	$35.65	8/31/2025
	0	17,319[8]	0	$31.65	8/31/2026

David L. Klatsky	0	12,086[8]	0	$31.65	8/31/2026	4,124[9]	148,464	12,370[10]	445,320

*	Calculation based on the closing price of our Class A common stock on NASDAQ of $36.00 per share on June 30, 2017.
(1)	All or a portion of these equity awards are subject to accelerated vesting upon the occurrence of certain events, including involuntary termination of employment, retirement, death or disability, as defined in the equity award’s applicable award agreement.
(2)	Performance Shares and performance-based restricted stock awards are earned based on achieving defined growth objectives over a three-year performance cycle. For the grant issued August 2014, the performance objectives are Revenue and Adjusted EBITDA growth objectives for the performance cycle beginning on July 1, 2014, and ending on June 30, 2017. For the grants issued August 2015 and August 2016, the performance objective is Non-GAAP Adjusted EPS for the respective performance cycles beginning on July 1, 2015, and ending on June 30, 2018, and beginning on July 1, 2016, and ending on June 30, 2019. These grants are generally subject to such officer’s continued employment through the end of the respective performance cycle. The disclosed amount reflects a 100% payout (target achievement) based on the probable achievement of the performance objectives at the grant date. The maximum payout on each performance plan is 150% of the target amount shown.
(3)	Represents fully exercisable stock options. These options were granted in September 2013 and vested in equal installments on June 30, 2014, June 30, 2015, and June 30, 2016.
(4)	Represents fully exercisable stock options. These options were granted in August 2014 and vest in equal installments on August 29, 2015, August 29, 2016, and August 29, 2017.
(5)	This amount represents 1/3 of the stock options granted in August 2014 which vests on August 29, 2017.
(6)	Represents fully exercisable stock options. These options were granted in August 2015 and vest in equal installments on August 31, 2016, August 31, 2017, and August 31, 2018.
(7)	This amount represents 2/3 of the stock options granted in August 2015, 1/3 of which vests on August 31, 2017, and 1/3 of which vests on August 31, 2018.
(8)	This amount represents the entire number of stock options granted in August 2016, which will vest in equal installments on August 30, 2017, August 30, 2018, and August 30, 2019.

(9)	Reflects RSUs granted in August 2014 that are scheduled to vest on August 28, 2017, restricted stock awards granted in August 2015 that are scheduled to vest on August 30, 2018, and RSUs granted in August 2016 that are scheduled to vest on August 30, 2019 for each of the NEOs as follows:

Name	RSUs granted in August 2014 scheduled to vest on August 28, 2017 (# shares)	Restricted stock awards granted in August 2015 scheduled to vest on August 30, 2018 (# shares)	RSUs granted in August 2016 scheduled to vest on August 30, 2019 (# shares)	Total number of shares or units of stock that have not vested (# shares)
Susan D. DeVore	27,867	24,685	27,805	80,357
Michael J. Alkire	15,152	13,423	15,119	43,694
Craig S. McKasson	8,075	7,296	9,749	25,120
Durral R. Gilbert	4,294	4,066	5,909	14,269
David L. Klatsky	—	—	4,124	4,124

(10)	Reflects the target level of Performance Shares granted in August 2014, performance-based restricted stock awards granted in August 2015, and Performance Shares granted in August 2016 to each NEO. The amount actually earned, if any, will depend on the actual performance level achieved for the applicable performance cycle. In August 2017, the Performance Shares granted in August 2014 were distributed, based on the maximum (150% of target), based on achievement of the goals.

	Performance Shares granted in August 2014			Performance-based restricted stock awards granted in August 2015			Performance Shares granted in August 2016
Name	Target (# shares)	Maximum (150% of target) (# shares)	Maximum Market Value as of June 30, 2017 ($)	Target (# shares)	Maximum (150% of target) (# shares)	Maximum Market Value as of June 30, 2017 ($)	Target (# shares)	Maximum (150% of target) (# shares)	Maximum Market Value as of June 30, 2017 ($)	Total Performance- Based Equity Awards - Target (# shares)
Susan D. DeVore	55,733	83,600	3,009,600	49,370	74,055	2,665,980	83,415	125,123	4,504,428	188,518
Michael J. Alkire	30,304	45,456	1,636,416	26,845	40,267	1,449,612	45,356	68,034	2,449,224	102,505
Craig S. McKasson	16,150	24,225	872,100	14,592	21,888	787,968	29,247	43,871	1,579,356	59,989
Durral R. Gilbert	8,587	12,881	463,716	8,131	12,196	439,056	17,726	26,589	957,204	34,444
David L. Klatsky	—	—	—	—	—	—	12,370	18,555	667,980	12,370

Option Exercises and Stock Vested in Fiscal 2017

The following table sets forth information with respect to the exercise of stock options and vesting of stock awards (Performance Shares and RSUs) for each of the NEOs during the fiscal year ended June 30, 2017. NEOs are required to exercise stock options and/or trade stock exclusively via SEC Rule 10b5-1 trading plans which can only be established during open trading windows at least 30 days in advance of the execution of any trades.

Name(a)	Option Awards		Stock Awards
	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (c)	Number of shares acquired on vesting (#) (d)	Value realized on vesting ($) (e)
Susan D. DeVore	0	0	83,600	3,009,600
Michael J. Alkire	0	0	45,456	1,636,416
Craig S. McKasson	0	0	24,225	872,100
Durral R. Gilbert	102,861	812,067	12,881	463,716
David L. Klatsky	0	0	—	—

Option Awards (Column (c))

The amounts shown are calculated based on the fair market value of our Class A common stock on the date of exercise for stock options.

Stock Awards (Column (e))

The amounts shown in this column are calculated based on the closing price of our Class A common stock on June 30, 2017 ($36.00), the last day of the performance cycle of our Performance Shares granted in August 2014. The number of shares represents 150% of target, based on the performance achievement over the performance cycle. As of June 30, 2017, the number of shares to be distributed was subject to the approval by the Compensation Committee of the Board of Directors, which occurred in August 2017 and the shares were subsequently distributed.

Non-Qualified Deferred Compensation Benefits for Fiscal 2017

Our NEOs are eligible to participate in the Premier, Inc. Deferred Compensation Plan. The following table sets forth information with respect to the Deferred Compensation Plan.

Name(a)	Executive contributions in last FY ($) (b)	Registrant contributions in last FY ($) (c)	Aggregate earnings in last FY ($) (d)	Aggregate withdrawals/ distributions ($) (e)	Aggregate balance at last FYE ($) (f)
Susan D. DeVore	106,022	74,018	534,102	0	11,879,375
Michael J. Alkire	77,153	50,923	747,867	0	6,265,559
Craig S. McKasson	205,978	10,925	221,308	0	2,167,755
Durral R. Gilbert	47,413	17,716	68,378	0	491,756
David L. Klatsky	86,253	—	3,186	0	89,439

Executive Contributions in Last Fiscal Year (Column (b))

These amounts were contributed by the executives during fiscal 2017, which are also included in the “Salary” and “Non-Equity Incentive Compensation” columns of the Summary Compensation Table for Fiscal 2017.

Registrant Contributions in Last Fiscal Year (Column (c))

Registrant contributions were made in the form of matching contributions, which are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal 2017.

Aggregate Earnings in Last Fiscal Year (Column (d))

The earnings reflected in column (d) represent deemed investment earnings or losses for NEO accounts under the Deferred Compensation Plan. There is no guaranteed rate of return on amounts deferred under the Deferred Compensation Plan. No amounts included in column (d) are reported in the Summary Compensation Table for fiscal 2017 because the Deferred Compensation Plan does not provide for above-market or preferential earnings.

Aggregate Withdrawals/Distributions (Column (e))

Active employees are not able to make withdrawals or receive distributions from the Deferred Compensation Plan.

Aggregate Balance at Last Fiscal Year End (Column (f))

The amounts shown reflect each participant’s total account balance in the Deferred Compensation Plan as of the end of fiscal 2017 (June 30, 2017). The Deferred Compensation Plan allows NEOs to defer, on a pre-tax basis, up to 30% of their base salary and up to 30% of the annual incentive plan award. We make a company matching contribution of 100% of the first 3% deferred and 50% of the next 2% deferred under the Deferred Compensation Plan. We provide this match only with respect to eligible compensation above the annual IRS compensation limit. Distributions are generally not allowed while NEOs are actively employed. The investment choices are similar to those offered to eligible employees in our 401(k) plan, and the plan does not offer above-market earnings. NEOs elect to receive post-separation distributions in either a lump sum or in annual installments over five years.

EMPLOYMENT AGREEMENTS

The material terms of the compensation provided to our NEOs pursuant to employment agreements between us and each executive are described below. See “—2017 Compensation Actions for Our Named Executive Officers” above for a discussion of 2017 compensation determinations and “—Potential Payments Upon Termination” below for a description of the payments and benefits that would be provided to our NEOs in connection with a termination of their employment or a change in control of our Company.

Effective October 1, 2013, we and each of Ms. DeVore, Mr. Alkire and Mr. McKasson entered into new employment agreements. The term of the employment agreements for each of Ms. DeVore, Mr. Alkire and Mr. McKasson is three years from the effective date, after which the employment agreement will be automatically extended by adding a one-year term upon each anniversary of the effective date, unless either party timely provides written notice to the contrary.

Additionally, we and each of Mr. Gilbert and Mr. Klatsky entered into employment agreements effective October 1, 2013, and July 1, 2016, respectively. There is no stated employment term under these agreements (i.e., employment is “at-will” whereby Mr. Gilbert or Mr. Klatsky may resign at any time for any reason and we may terminate their respective employment at any time for any reason). The agreements provide for certain restrictive covenant protections for us, and extend minimum compensation and severance benefits for Messrs. Gilbert and Klatsky.

The employment agreements between us and the NEOs, provide for the following:

•	Minimum base salaries for Ms. DeVore, Mr. Alkire, Mr. McKasson, Mr. Gilbert, and Mr. Klatsky of $977,800, $797,500, $561,000, $467,500, and $450,000, respectively.

•	Participation in the 2013 Equity Incentive Plan.

•	Participation in our benefits plans and programs.

•	Incentive-based compensation forfeiture and clawback provisions subject to one or both of our compensation recoupment policies as in effect from time to time (see “—Clawback Policy” for a discussion of these policies)

•	Restrictive covenants, including confidentiality, non-compete and non-solicitation provisions that apply during and after the term of employment.

¡	For Ms. DeVore, Mr. Alkire and Mr. McKasson, if employment terminates, confidentiality covenant survives for 60 months; non-compete and non-solicitation covenants survive for 24 months.

¡	For Mr. Gilbert, and Mr. Klatsky, confidentiality covenant survives 60 months; non-compete covenant survives for 12 months; non-solicitation covenant survives for 18 months.

•	In addition to the above, the employment agreement for Ms. DeVore provides her with insurance coverage for purposes of providing supplemental coverage of out-of-pocket expenses, including deductibles, co-insurance, uncovered benefits, etc., and administrative fees for medical and dental care in accordance with the terms and conditions of the plan, subject to our sole discretion.

POTENTIAL PAYMENTS UPON TERMINATION

As noted under “—Employment Agreements” above, the employment agreements for each NEO provide for certain payments and benefits upon their respective separation from our Company. These provisions are summarized below.

Mr. Gilbert

Durral Gilbert provided notice of his desire to resign from his position as Senior Vice President, Supply Chain Services on October 3, 2017, to be effective October 31, 2017; however, Mr. Gilbert agreed to remain employed by the Company during a transition period, serving in a transition role through December 31, 2017. In connection with his departure, the Company and Mr. Gilbert entered into a Transition Agreement and Release (the “Transition Agreement”) on October 9, 2017. Under the terms of the Transition Agreement, Mr. Gilbert will receive (i) base salary (in an amount of $38,958 per month) during his transition period through December 31,

2017, subject to applicable withholdings and deductions; (ii) 10 months of severance pay in an aggregate amount of $389,583, subject to applicable withholdings and deductions, payable on a semi-monthly basis over a 10-month period following December 31, 2017; and (iii) additional severance in an aggregate amount of $11,565 for use in paying COBRA insurance premiums or other expenses, subject to applicable withholdings and deductions, payable on a semi-monthly basis over a 10-month period following December 31, 2017.

The payments above are contingent upon Mr. Gilbert’s compliance with certain covenants, including, among other things, (i) refraining from engaging in certain competitive activities as previously agreed to by him for 12 and in some cases 18 months following his separation date, including non-compete and non-solicitation provisions; (ii) preserving and not disclosing the Company’s confidential information as previously agreed to by him for five years following his separation date; (iii) fully releasing the Company and its subsidiaries and affiliate companies from all claims arising from his employment with or separation from the Company; and (iv) cooperating and assisting the Company in transitioning his work assignments and responsibilities.

Pursuant to the terms of the Transition Agreement, Mr. Gilbert will receive the following treatment with respect to outstanding and unvested equity awards:

•	Performance Shares and performance-based restricted stock awards: pro rata portion of the shares will be paid out upon certification of the actual results under each respective grant, based on the following formula: total number of shares awarded (based on actual performance results) multiplied by the number of days of active service following the beginning of the respective performance period divided by 1,095 days.

•	RSUs and time-based restricted stock awards: pro rata portion of shares equal to number of days of active service since the grant date divided by 1,095 days.

•	NQSOs: the portion of the option that would have otherwise vested over the 12-month period following the date of termination will vest. Any vested NQSOs would be exercisable for the time periods set forth in the respective award agreements, generally one year thereafter (but not beyond the original expiration date).

The following table sets forth quantitative information with respect to payments to Mr. Gilbert upon termination, based on the circumstances and conditions described above. The amounts included in the table below do not include amounts otherwise due and owing to Mr. Gilbert, such as salary earned through the date of termination, vested equity and nonqualified deferred compensation, as those amounts are reflected in the preceding tables or payments or benefits generally available to all of our salaried employees. Values in the table below with respect to equity are based on a December 31, 2017 termination date and $36.00 per share, the closing price of our Class A common stock on June 30, 2017.

NEO	Severance[1] ($)	Stock-Based Awards[2] ($)	Total ($)
Durral R. Gilbert	401,148	945,660	1,346,808

(1)	Under the terms of the Transition Agreement with Mr. Gilbert, includes (i) 10 months of severance pay in an aggregate amount of $389,583, subject to applicable withholdings and deductions, payable on a semi-monthly basis over a 10-month period following December 31, 2017; and (ii) additional severance in an aggregate amount of $11,565 for use in paying COBRA insurance premiums or other expenses, subject to applicable withholdings and deductions, payable on a semi-monthly basis over a 10-month period following December 31, 2017.
(2)	Reflects the value of unvested Performance Shares, performance-based restricted stock, RSUs, restricted stock, and NQSOs that will vest as a result of the termination of employment, based on the excess of the closing price of our Class A common stock on June 30, 2017 ($36.00), over the exercise price of stock options and the closing sale price of our Class A common stock on June 30, 2017 ($36.00), for Performance Shares, performance-based restricted stock, RSUs, and restricted stock, and assumes the performance for Performance Shares and performance-based restricted stock is at target (100%). For Performance Shares and performance-based restricted stock, the performance level is assumed to be at target or 100%.

Involuntary Termination without Cause or Resignation for Good Reason – Non-Change in Control Event

Severance benefits in the event the NEO is terminated without cause or resigns for good reason are as follows:

•	For Ms. DeVore, Mr. Alkire and Mr. McKasson, if terminated without cause or for resignation for good reason, we will pay 1.9 times the respective executive’s annual base salary in cash over 24 months following termination. Good reason applies only under the employment agreements for Ms. DeVore, Mr. Alkire and Mr. McKasson and means a resignation due to (i) a reduction in position, responsibilities, or status or a change in title resulting in material reduction in responsibilities or position; (ii) change in reporting responsibility; (iii) reduction in base salary; (iv) relocation to a location outside a 50-mile radius of the executive’s primary office location; (v) our failure to make any material non-forfeited payments earned or (vi) failure of a successor to assume obligations under executives’ employment agreements. A termination without cause under our employment agreements means an involuntary termination of the executive officer’s employment for any reason other than death, disability, cause, or for Ms. DeVore, Mr. Alkire and Mr. McKasson, good reason.

•	Per the terms of the agreement for Mr. Klatsky, if his employment is terminated without cause, we will pay his annual base salary in cash for 12 months following termination.

•	The NEOs’ rights to receive severance benefits upon termination are conditioned upon the execution of a release of claims against us. Additionally, severance benefits may be reduced or terminated and equity awards may be forfeited if the executive breaches applicable restrictive covenant terms.

•	Severance payments may be delayed to the extent necessary for compliance with Section 409A of the Code governing nonqualified deferred compensation.

•	In the event of a termination for cause, or a voluntary resignation, the executives would not receive any of the severance payments outlined above and summarized in the tables below.

In the event of a termination without cause (other than after a change in control, which is covered below), the executives would receive the severance payments summarized above. Outstanding equity awards for NEOs for an involuntary termination without cause, or for resignation for good reason, as applicable, would be treated as follows:

•	Performance Shares and performance-based restricted stock awards: pro rata portion of the shares that are earned based on our performance will be paid out upon certification of the actual results under each respective grant, based on the following formula: total number of shares awarded (based on actual performance results) multiplied by the number of days of active service following the beginning of the respective performance cycle divided by 1,095 days.

•	RSUs and time-based restricted stock awards: pro rata portion of shares equal to number of days of active service since the grant date divided by 1,095 days.

•	NQSOs: the portion of the option that would have otherwise vested over the 12-month period following the date of termination will vest. Any vested NQSOs would be exercisable for the time periods set forth in the respective award agreements, generally one year thereafter (but not beyond the original expiration date).

Potential Payments upon Involuntary Termination without Cause at June 30, 2017 (Non-Change of Control Event)

The following table sets forth quantitative information with respect to potential payments to each NEO or her/his beneficiaries upon termination in various circumstances as described above, assuming termination on June 30, 2017. The amounts included in the table below do not include amounts otherwise due and owing to each applicable NEO, such as salary or annual bonus earned through the date of termination, vested equity and nonqualified deferred compensation, as those amounts are reflected in the preceding tables or payments or benefits generally available to all of our salaried employees. Values in the table below with respect to equity are based on $36.00 per share, the closing price of our Class A common stock on June 30, 2017.

NEO	Base Salary Continuation[1] ($)	Stock-Based Awards[2] ($)	Total[3] ($)
Susan D. DeVore	1,857,820	6,289,763	8,147,583
Michael J. Alkire	1,515,250	3,420,027	4,935,277
Craig S. McKasson	1,065,900	1,917,678	2,983,578
David L. Klatsky	450,000	207,098	657,098

(1)	For Ms. DeVore, Mr. Alkire and Mr. McKasson, base salary continuation equals 1.9 times the respective NEO’s annual base salary as of June 30, 2017, paid over 24 months following termination without cause or for good reason. For Mr. Klatsky, base salary continuation equals one times annual base salary as of June 30, 2017, paid over 12 months following termination without cause.
(2)	Reflects the value of unvested Performance Shares, performance-based restricted stock awards, RSUs, time-based restricted stock awards, and NQSOs granted prior to 2017 that will vest as a result of the termination of employment not for cause or for good reason, as applicable, based on the excess of the closing sale price of our Class A common stock on June 30, 2017 ($36.00), over the exercise price of stock options and the closing sale price of our Class A common stock on June 30, 2017 ($36.00), for Performance Shares, performance-based restricted stock awards, RSUs, and time-based restricted stock awards, and assumes the performance for Performance Shares and performance-based restricted stock awards is at target (100%).
(3)	In addition to the amounts reflected above, additional severance payments may be made for use in paying COBRA insurance premiums or other expenses. These aggregate amounts are estimated to be $20,464, $29,750, $17,653 and $12,850 for Ms. DeVore, Mr. Alkire, Mr. McKasson and Mr. Klatsky, respectively.
(4)	In the event of an involuntary termination for cause, or a voluntary resignation, the executives would not receive any of the payments outlined in the table.

Involuntary Termination without Cause or Resignation for Good Reason – Change in Control Event

A termination upon a change in control (as defined in the 2013 EIP), is a termination without cause or a resignation for good reason as applicable within 24 months following a change in control.

For Ms. DeVore, Mr. Alkire and Mr. McKasson, if terminated without cause or for resignation for good reason within 24 months following a change in control (as defined in the 2013 EIP), the severance we will pay is 2.4 times the respective executive’s total annual compensation in cash over 30 months following termination. “Total annual compensation” for this purpose means the sum of the executive’s then annual base salary, plus the greater of (i) their target annual incentive plan bonus as of termination, or (ii) the average annual incentive plan bonuses paid during the 36 months preceding employment termination. The cash severance for Mr. Klatsky is the same as unrelated to a Change in Control.

We do not provide our NEOs a “gross-up” of any golden parachute excise taxes under the Code. Our equity award agreements include a “modified cutback” provision. Benefits under these equity awards, the employment agreements, and other plans and arrangements covering our NEOs are paid out in full or reduced so that the golden parachute excise tax is avoided, whichever produces a better after-tax result for the NEO.

Outstanding equity awards for NEOs for an involuntary termination or resignation for good reason as applicable, within 24 months following a change in control, would be treated as follows:

•	Performance Shares and performance-based restricted stock awards: all shares will be paid out upon certification of the anticipated performance relative to performance goals from the start of the respective performance cycle to the date of the change in control.

•	RSUs and restricted stock awards: all unvested shares will vest upon termination within 12 months following a change in control.

•	NQSOs: all NQSOs will fully vest upon termination within 12 months following a change in control. Any vested NQSOs would be exercisable for the time periods set forth in the respective award agreements, generally one year thereafter (but not beyond the original expiration date).

Potential Payments upon Involuntary Termination without Cause Due to a Change in Control at June 30, 2017

The following table sets forth quantitative information with respect to potential payments to each NEO or her/his beneficiaries upon termination in various circumstances as described above, assuming termination on June 30, 2017. The amounts included in the table below do not include amounts otherwise due and owing to each applicable NEO, such as salary or annual bonus earned through the date of termination, vested equity and nonqualified deferred compensation, as those amounts are reflected in the preceding tables or payments or benefits generally available to all of our salaried employees. Values in the table below with respect to equity are based on $36.00 per share, the closing price of our Class A common stock on June 30, 2017.

NEO	Total Annual Compensation Continuation[1] ($)	Equity Awards[2] ($)	Total[3] ($)
Susan D. DeVore	5,306,029	10,260,817	15,566,846
Michael J. Alkire	3,844,905	5,579,246	9,424,151
Craig S. McKasson	2,692,800	3,254,138	5,946,938
David L. Klatsky	450,000	646,358	1,096,358

(1)	For Ms. DeVore, Mr. Alkire and Mr. McKasson, total annual compensation continuation equals 2.4 times the respective NEO’s “total annual compensation” as of June 30, 2017, paid over 30 months following termination within 24 months following a change in control. “Total annual compensation” means the sum of the executive’s then annual base salary, plus the greater of (i) their target annual incentive plan bonus as of termination, or (ii) the average annual incentive plan bonuses paid during the 36 months preceding employment termination. For Mr. Klatsky, base salary continuation equals one times his annual base salary as of June 30, 2017, paid over 12 months following termination after a change in control.
(2)	Reflects the value of unvested Performance Shares, performance-based restricted stock awards, RSUs, and stock options granted prior to 2017 that will vest as a result of the termination of employment following a change in control based on the excess of the closing sale price of our Class A common stock on June 30, 2017 ($36.00), over the exercise price of stock options and the closing sale price of our Class A common stock on June 30, 2017 ($36.00), for Performance Shares, performance-based restricted stock awards, RSUs, and time-based restricted stock awards, and assumes the performance for Performance Shares and performance-based restricted stock awards is at target (100%).
(3)	In addition to the amounts reflected above, additional severance payments may be made for use in paying COBRA insurance premiums or other expenses. These aggregate amounts are estimated to be $25,580, $37,188, $22,067 and $12,850 for Ms. DeVore, Mr. Alkire, Mr. McKasson and Mr. Klatsky, respectively.

Termination Due to Approved Retirement, Disability or Death

In the event of a termination due to approved retirement (which means a voluntary resignation from our Company on or after attaining age 59.5, or attaining age 55 with five or more years of service), disability, or death (other than after a change in control, which is covered above), NEOs would receive the severance payments summarized in the “—Employment Agreements” section above. Outstanding equity awards for the NEOs for a termination due to approved retirement, disability or death would be treated as follows:

•	Performance Shares and performance-based restricted stock awards: pro rata portion of the Performance Shares will be paid out upon certification of the actual results under each respective grant, based on the following formula: total number of shares (based on actual performance results) multiplied by the number of days of active service following the beginning of the respective performance cycle divided by 1,095 days.

•	RSUs and restricted stock awards: pro rata portion of shares underlying RSUs equal to number of days of active service since the grant date divided by 1,095 days.

•	NQSOs: the portion of the option that would have vested over the 12-month period following the date of termination will vest. Any vested NQSOs would be exercisable for the time periods set forth in the respective award agreements, generally one year thereafter (but not beyond the original expiration date).

Potential Payments upon Involuntary Termination Due to Approved Retirement, Disability or Death at June 30, 2017

The following table sets forth quantitative information with respect to potential payments to each NEO or her/his beneficiaries upon termination in various circumstances as described above, assuming termination on June 30, 2017. The amounts included in the table below do not include amounts otherwise due and owing to each applicable NEO, such as salary or annual bonus earned through the date of termination, as those amounts are reflected in the preceding tables or payments or benefits generally available to all of our salaried employees. Values in the table below with respect to equity are based on $36.00 per share, the closing price of our Class A common stock on June 30, 2017.

NEO	Equity Awards[1] ($)	Total ($)
Susan D. DeVore	6,289,763	6,289,763
Michael J. Alkire	3,420,027	3,420,027
Craig S. McKasson	1,917,678	1,917,678
David L. Klatsky	207,098	207,098

(1)	Reflects the value of unvested Performance Shares, performance-based restricted stock awards, RSUs, restricted stock awards, and stock options granted prior to 2017 that will vest as a result of the termination of employment due to retirement, disability, or death based on the excess of the closing sale price of our Class A common stock on June 30, 2017 ($36.00), over the exercise price of stock options and the closing sale price of our Class A common stock on June 30, 2017 ($36.00), for Performance Shares, performance-based restricted stock awards, RSUs, and restricted stock awards, and assumes the performance for Performance Shares and performance-based restricted stock awards is at target (100%).

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Following that review and discussion, the Compensation Committee recommended that the Board include the Compensation Discussion and Analysis in our proxy statement to be filed with the SEC in connection with our Annual Meeting and incorporate it by reference in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed with the SEC on August 23, 2017.

Compensation Committee:

William E. Mayer (Chair)

Stephen R. D’Arcy

Marc D. Miller

Richard J. Statuto

Executive Compensation—Role of the Compensation Consultant

During our fiscal year 2017, the Compensation Committee directly retained the services of Mercer LLC to provide advice and recommendations to the Compensation Committee on executive officer and Board of Director compensation programs. Mercer’s fees for executive compensation consulting to the Compensation Committee for fiscal year 2017 were approximately $362,000.

During fiscal year 2017, Mercer provided the following services to the Compensation Committee related to executive officer compensation:

•	Attended meetings of the Compensation Committee as the Committee’s advisor;

•	Evaluated the competitive positioning of our executive officers’ base salaries, annual incentive and long-term incentive compensation relative to our peer companies;

•	Advised on target award levels within the annual and long-term incentive plans and, as needed, on actual compensation actions;

•	Assessed the alignment of executive officer compensation levels relative to our performance against our peer companies and relative to the Compensation Committee’s articulated compensation philosophy;

•	Provided advice on the design of our annual and long-term incentive plans;

•	Advised on the performance measures and performance targets for the annual and long-term incentive programs; and

•	Evaluated the competitive positioning of the compensation of our independent directors and member- directors and made recommendations for change.

During fiscal year 2017, management retained the services of Mercer to provide compensation and health and welfare consulting, and affiliated MMC companies Marsh and National Economic Research Associates, Inc. to provide insurance services and economic consulting services, respectively. The aggregate fees paid for these services for fiscal year 2017 were approximately $541,000.

Based in part on the policies and procedures Mercer and the Compensation Committee have in place, the Compensation Committee believes that the advice it receives from the executive compensation consultant, a Mercer representative, is objective and not influenced by Mercer’s or its affiliates’ relationships with Premier. These policies and procedures include:

•	The executive compensation consultant receives no incentive or other compensation based on the fees charged to us for other services provided by Mercer or any of its affiliates;

•	The executive compensation consultant is not responsible for selling other Mercer or affiliate services to us;

•	Mercer’s professional standards prohibit the executive compensation consultant from considering any other relationships Mercer or any of its affiliates may have with us in rendering his or her advice and recommendations;

•	The Compensation Committee has the sole authority to retain and terminate the executive compensation consultant;

•	The executive compensation consultant has direct access to the Compensation Committee without management intervention;

•	The Compensation Committee evaluates the quality and objectivity of the services provided by the executive compensation consultant each year and determines whether to continue to retain the consultant; and

•	The protocols for the engagement (described below) limit how the executive compensation consultant may interact with management.

While it is necessary for the executive compensation consultant to interact with management to gather information, the Compensation Committee has adopted protocols governing if and when the executive compensation consultant’s advice and recommendations can be shared with management. These protocols are included in the Compensation Committee’s engagement letter with Mercer. The Compensation Committee also determines the appropriate forum for receiving the executive compensation consultant’s recommendations. Where appropriate, management invitees are present to provide context for the recommendations.

REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

The following Report of the Audit and Compliance Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Premier specifically incorporates such information by reference.

The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of Premier’s management. The Audit and Compliance Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities to Premier and its stockholders by overseeing the accounting and financial reporting processes, the qualifications and selection of the independent registered public accounting firm engaged by the Company, the Company’s Ethics & Compliance Program as directed by the Chief Ethics and Compliance Officer, and the performance of the internal auditors and independent registered public accounting firm. The Audit and Compliance Committee members’ functions are not intended to duplicate or to certify the activities of Premier’s management or Premier’s independent registered public accounting firm.

In its oversight role, the Audit and Compliance Committee relies on the expertise, knowledge and assurances of management, the internal auditors, and the independent registered public accounting firm. Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls (including internal control over financial reporting), for preparing financial statements, and for the public reporting process. Ernst & Young LLP (“EY”), Premier’s independent registered public accounting firm, is responsible for performing an independent audit of Premier’s consolidated financial statements and for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States. In this context, the Audit and Compliance Committee:

•	reviewed and discussed with management and EY the fair and complete presentation of Premier’s consolidated financial statements and related periodic reports filed with the SEC (including the audited consolidated financial statements for the fiscal year ended June 30, 2017);

•	discussed with EY the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including PCAOB Auditing Standard No. 16 (Communications with Audit Committees); and

•	received the written disclosures and the letter from EY required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with EY its independence from the Company and its management.

The Audit and Compliance Committee also discussed with Premier’s internal auditors and EY the overall scope and plans for their respective audits; reviewed and discussed with management, the internal auditors and EY the effectiveness of the Company’s internal control over financial reporting, the significant accounting policies applied by Premier in its financial statements, as well as alternative treatments and risk assessment; and met periodically in executive sessions with each of management, the internal auditors and EY.

The Audit and Compliance Committee was kept apprised of the progress of management’s assessment of Premier’s internal control over financial reporting and provided oversight to management during the process.

Based on the reviews and discussions described above, the Audit and Compliance Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements for the fiscal year ended June 30, 2017 be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 for filing with the SEC. The Audit and Compliance Committee has selected EY as the Company’s independent registered public accounting firm for fiscal year 2018.

Members of the Audit and Compliance Committee

Ellen C. Wolf, Chair

Stephen R. D’Arcy

Jody R. Davids

David H. Langstaff

EXECUTIVE OFFICERS

The following table lists all of our executive officers who are not also directors. Each of our executive officers will hold office until his or her successor is elected and qualified, or until his or her earlier resignation or removal. There are no family relationships between any of our executive officers and our directors or director nominees. The business address of each of our executive officers is 13034 Ballantyne Corporate Place, Charlotte, NC 28277. The information provided is as of the Record Date. References to positions held at Premier LP are to positions held at the general partner of Premier LP both before and after our reorganization and IPO.

Executive Officers Who are Not Directors

Michael J. Alkire	54	Chief Operating Officer

Mr. Alkire has served as the Chief Operating Officer of Premier since 2013. He has served in the same position at PHSI and Premier LP since 2011 and was a member of the board of directors of PHSI and the board of managers of Premier Plans from 2011 to 2013. Mr. Alkire joined Premier in 2004 as a Senior Vice President until he assumed the role of President of Premier LP from 2006 to 2011. In July 2016, Mr. Alkire joined the board of directors of FFF Enterprises, Inc., a distributor of plasma products, vaccines, biosimilars and other specialty pharmaceuticals and biopharmaceuticals. Mr. Alkire’s prior executive experience also includes positions at Deloitte & Touche LLP and Cap Gemini Ernst & Young. Mr. Alkire is a member of the East Coast Healthcare Executive Summit and a past director on the board of directors of Global Healthcare Exchange, LLC and the Healthcare Supply Chain Association. Mr. Alkire obtained a bachelor’s degree from Indiana State University and his Master of Business Administration from Indiana University.

Craig S. McKasson	50	Senior Vice President and Chief Financial Officer

Mr. McKasson has served as the Senior Vice President and Chief Financial Officer of Premier since 2013. He has served in the same positions at PHSI and Premier LP since 2010, and, prior to that, he served those entities as Vice President and Corporate Controller from 1997 to 2010. Mr. McKasson currently serves as a member of the board of directors (and on the executive and audit committees and as treasurer and chairman of the finance committee) of Saint Vincent De Paul Village Inc. Mr. McKasson currently serves as a member of the board of directors of the San Diego State University Fowler College of Business. From 2010 to 2014, Mr. McKasson served as a board and audit committee member (and compensation committee member from 2013 to 2014) of Global Healthcare Exchange, LLC, and from 2010 to 2016 he served as a board member of Innovatix, LLC. Mr. McKasson is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. McKasson obtained a bachelor’s degree in business administration and a Master of Science in accountancy from San Diego State University.

Durral R. Gilbert	51	President of Supply Chain Services (Through October 31, 2017)

Mr. Gilbert provided notice of his desire to resign from his position as Senior Vice President, Supply Chain Services on October 3, 2017, to be effective October 31, 2017; however, Mr. Gilbert agreed to remain employed by us during a transition period, serving in a transition role from November 1, 2017 through December 31, 2017. Mr. Gilbert has served as the President of Supply Chain Services of Premier since 2013. He has served in the same position at Premier LP since 2012. Mr. Gilbert joined Premier in 2006 as PHSI’s Vice President of Operations, Supply Chain until he assumed the role of PHSI’s Senior Vice President of Supply Chain Emerging Services from 2011 to 2012. In February 2016, Mr. Gilbert joined the board of BloodSolutions, LLC, a technology company connecting hospitals and blood centers. Mr. Gilbert’s prior experience also includes executive positions at BDS Management, LLC, Marsh Inc., LearningStation Inc. and Wachovia Securities, Inc.

Mr. Gilbert currently serves as a member of the board of advisors of the McColl School of Business, Queens University of Charlotte and the board of directors of the Healthcare Supply Chain Association, where he also serves as Treasurer. Mr. Gilbert previously served as a director on the board of directors of CCX, Inc. Mr. Gilbert obtained a bachelor’s degree from the University of North Carolina at Chapel Hill and a Master of Business Administration from Duke University.

David L. Klatsky	55	General Counsel

Mr. Klatsky has served as the General Counsel of Premier since July 2016. Prior to joining Premier, Mr. Klatsky practiced law from 1992 to 2016 with the global law firm McDermott Will & Emery LLP (MWE), where he was a partner in MWE’s health practice group. During his time at MWE, Mr. Klatsky worked extensively with Premier and its affiliated companies since the organization’s founding in 1996, including serving as chief outside counsel from 2007 to 2016. A nationally recognized healthcare legal expert, Mr. Klatsky helped lead Premier through its initial public offering and corporate restructure in 2013. His career has included advising Fortune 500 companies, private equity firms, and for-profit and tax-exempt healthcare services clients on the transactional and regulatory aspects of mergers, acquisitions and joint ventures in the healthcare sector. Having practiced corporate and healthcare law for over 25 years, Mr. Klatsky has acted as the lead lawyer in a broad cross section of health industry transactions. Mr. Klatsky obtained a bachelor’s degree from Brown University and a Juris Doctor degree from the University of California—Los Angeles School of Law.

Kelly Rakowski	48	Senior Vice President of Premier Performance Partners

Ms. Rakowski has served as the Senior Vice President—Premier Performance Partners since November 2016. She joined Premier in June 2016 as its Vice President—Advisory Services, Performance Partners. Prior to joining Premier, Ms. Rakowski was Senior Vice President, Healthcare Payer Services at Xerox Corporation, a publicly-traded company, from November 2014 to June 2016 and was a Managing Director leading the Health Provider Practice at Accenture PLC, a publicly-traded company, from 2008 to 2014. She also previously served in healthcare consulting management positions with GE Healthcare and Cap Gemini Ernst & Young. Ms. Rakowski obtained a bachelor’s degree from the University of Rochester and a Master of Health Services Administration from the University of Michigan.

Leigh Anderson	50	Chief Information Officer

Mr. Anderson has served as the Chief Information Officer of Premier since June 2016. He joined Premier in 2013 as the Chief Operating Officer for Information and Technology Services. Prior to joining Premier, Mr. Anderson was the CIO of HealthTrust and Parallon Supply Chain at Hospital Corporation of America, a healthcare service provider consisting of locally-managed hospitals and surgical centers, from 2011 to 2013. He also previously served in lead informatics roles with Global Healthcare Exchange (GHX), Longmont United Hospital, Whittman-Hart, US West and AT&T. Mr. Anderson previously served on the U.S. governing board of GS1, an international supply chain standards body with over 1,000,000 member companies, and on the board of directors of GHX. He obtained a bachelor’s degree from Hofstra University and a Master of Business Administration from Wake Forest University.

David A. Hargraves	48	Senior Vice President of Supply Chain

Mr. Hargraves has served as the Senior Vice President of Supply Chain of Premier since July 2017. He joined Premier as the Vice President of Strategic Sourcing in 2015. Prior to Premier, Mr. Hargraves was Vice President of Clinical Supply Chain at University of Pittsburgh Medical Center from 2006 to 2015. He also previously served as adjunct professor of sustainable supply chain management at Chatham University, held supply chain leadership roles with Alcoa Corporation and Ariba Inc. and was a hospital corpsman and biomedical equipment technician for the U.S. Navy. Mr. Hargraves received his Master of Business Administration with a concentration in healthcare finance from Waynesburg University, his bachelor’s degree from Duquesne University and an Associates of Science degree in biomedical engineering technology from Penn State University.

Kelli L. Price	55	Senior Vice President of People

Ms. Price has served as the Senior Vice President of People of Premier since 2013. She has served in the same position at PHSI and Premier LP since 2009. Ms. Price joined Premier in 2001 as a member of Human Resources at Premier LP and assumed the role of Vice President of Engagement and Performance Excellence at Premier LP from 2004 to 2009. Prior to joining Premier, Ms. Price was a senior partner with a North Carolina-based management and organizational development consulting firm. Ms. Price previously served as a North Carolina State Quality Examiner and on the National Board of Examiners for the Malcolm Baldridge National Quality Awards Program. Ms. Price obtained a bachelor’s degree from the University of North Carolina at Greensboro and a Master of Business Administration from Queens University of Charlotte.

OTHER BUSINESS

As of the date of this proxy statement, management does not intend to present, and has not been informed that any other person intends to present, any matter for action not specified in this proxy statement. If any other matters properly come before the Annual Meeting, it is intended that the proxy holders will act on those matters in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

A copy of our 2017 Form 10-K, as filed with the SEC, will be mailed without charge to any holder of our common stock upon request. Requests for our 2017 Form 10-K should be addressed to: Investor Relations, Premier, Inc., 13034 Ballantyne Corporate Place, Charlotte, North Carolina 28277. The 2017 Form 10-K includes certain exhibits. Copies of the exhibits will be provided only upon receipt of payment covering our reasonable expenses for such copies. The 2017 Form 10-K and exhibits may also be obtained from our website, www.premierinc.com on the “Investor Relations” page or directly from the SEC’s website, www.sec.gov.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

Any proposals that our stockholders wish to have included in our proxy statement and form of proxy for the 2018 annual meeting of stockholders must be received by us no later than the close of business on June 20, 2018 and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act in order to be considered for inclusion in the 2018 proxy statement and form of proxy. The inclusion of any proposal will be subject to applicable rules of the SEC, including Rule 14a-8 of the Exchange Act, as amended from time to time, and timely submission of a proposal does not guarantee its inclusion in our proxy statement.

You may also submit a proposal without having it included in our proxy statement and form of proxy, but we are not required to submit such a proposal for consideration at the annual meeting if it is considered untimely. To submit a proposal, a stockholder must be entitled to vote on such proposal at the meeting and must be a stockholder at the time notification of the proposal is provided to us. In accordance with Article I, Section 12 of our Bylaws, to be timely your proposal must be delivered to or mailed and received at our principal executive offices on or after August 3, 2018 and not later than September 2, 2018, provided, that in the event the date of the 2018 annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of our December 1, 2017 Annual Meeting, your proposal and related notice, in order to be timely, must be received not earlier than the 120th day prior to the 2018 annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

All stockholder proposals and related notices must be in the form set forth in Article I, Section 12 of our Bylaws and must be addressed to Premier, Inc., 13034 Ballantyne Corporate Place, Charlotte, North Carolina 28277, Attention: Corporate Secretary. Article I, Section 12 of our Bylaws requires, among other things, that the proposal and related notice must set forth:

(1) (i) a brief description of the business desired to be brought before the annual meeting (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendment), (ii) the reasons for conducting that business at the annual meeting and (iii) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

(2) the name and record address of the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made;

(3) the class and number of shares of our stock which are owned beneficially and of record by such stockholder and such beneficial owner;

(4) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such business;

(5) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal;

(6) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(7) a description of any agreement, arrangement or understanding with respect to the proposal and/or the voting of shares of any class or series of our stock between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and

(8) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any of our securities; (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of our stock and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any of our securities.

A stockholder proposing business for the annual meeting must update and supplement the notice required by Article I, Section 12 of our Bylaws so that the information in the notice is true and correct as of the record date for the annual meeting and as of the date that is 15 days prior to the annual meeting or any adjournment or postponement thereof; such update and supplement shall be delivered in writing to the Corporate Secretary at our principal executive offices not later than five days after the record date for the meeting (in the case of any update and supplement required to be made as of the record date), and not later than 10 days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of 15 days prior to the meeting or any adjournment or postponement thereof). Any stockholder that intends to submit a proposal should read the entirety of the requirements in our Bylaws, particularly Article I, Section 12, which can be found in the Investors section of our website at investors.premierinc.com.

If notice is not timely and properly provided, the persons named as proxy holders for the 2018 annual meeting of stockholders will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2018 annual meeting of stockholders. Only such proposals as are (i) required by the rules of the SEC and (ii) permissible stockholder motions under the Delaware General Corporation Law will be included on the agenda for the 2018 annual meeting of stockholders.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE

ACCOMPANYING PROXY OR VOTING INSTRUCTION CARD IN THE

ENCLOSED POSTAGE-PAID ENVELOPE.

THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

By Order of the Board of Directors,

Richard J. Statuto
Chairman of the Board of Directors

Charlotte, NC

October 18, 2017

Appendix A

PREMIER, INC.

2013 EQUITY INCENTIVE PLAN

(as amended and restated effective December 1, 2017)

1. Establishment, Purpose and Duration. Premier, Inc. (referred to below as the “Company”) established the Premier, Inc. 2013 Equity Incentive Plan, which became effective upon approval by the Company’s stockholders on September 24, 2013 (the “Effective Date”). The 2013 Equity Incentive Plan is hereby being amended and restated, subject to and effective upon the approval of the Company’s stockholders at the annual meeting of stockholders on December 4, 2015 (hereinafter referred to below as the “Plan”). The purpose of the Plan is to attract and retain Employees, Non-Employee Directors, and Consultants and to provide additional incentives for these persons consistent with the long-term success of the Company’s business. Unless sooner terminated as provided herein, the Plan shall terminate ten (10) years from the Effective Date. After the Plan is terminated, no further Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

2. Definitions. As used in the Plan, the following terms shall be defined as set forth below:

2.1 “Act” means the Securities Exchange Act of 1934, as amended.

2.2 “Affiliate” means any corporation or any other entity (including, but not limited to, a partnership) that is affiliated with the Company through stock ownership or otherwise.

2.3 “Award” or “Awards” means, individually or collectively, except where referring to a particular category of grant under the Plan, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Share Awards, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of the Plan.

2.4 “Award Agreement” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium, may be limited to a notation on the Company’s books and records and, if approved by the Committee, need not be signed by a representative of the Company or a Participant.

2.5 “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right.

2.6 “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Act.

2.7 “Board” means the Board of Directors of the Company.

2.8 “Cash-Based Award” means an Award granted to a Participant as described in Section 11.

2.9 “Change in Control” shall have the meaning given to it in Section 13.3.

2.10 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.11 “Committee” means the committee of the Board described in Section 4.

2.12 “Company” means Premier, Inc. or its successor.

2.13 “Consultant” means any natural person, including an advisor, engaged by the Company or any Affiliate to render bona fide services to such entity (other than in connection with the offer or sale of securities in a capital-raising transaction or to promote or maintain a market for the Company’s securities).

2.14 “Covered Employee” shall have the meaning given to it under Section 14.1.

2.15 “Deferred Stock Unit” means an Award that is vested on the Grant Date that entitles the recipient to receive Shares after a designated period of time. Deferred Stock Units shall be subject to such restrictions and conditions as set forth in the Award Agreement, which shall be consistent with the provisions for Restricted Stock Units set forth in Section 8 below except for the requirement to have a Restricted Period or Performance Goals.

2.16 “Effective Date” shall have the meaning set forth in Section 1 above.

2.17 “Employee” means any person designated as an employee of the Company, any of its Affiliates, and/or any of its or their Subsidiaries on the payroll records thereof.

2.18 “Executive Officer” means an “executive officer” of the Company as defined by Rule 3b-7 under the Act. To the extent that the Board takes action to designate the persons who are the “executive officers” of the Company, the persons so designated (and no others) shall be deemed to be the “executive officers” of the Company for all purposes of the Plan.

2.19 “Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the NASDAQ Global Select Market or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, an average of trading days or on any other basis consistent with the requirements of the stock rights exemption under Section 409A of the Code using actual transactions involving Shares, as determined by the Committee in its discretion. In the event Shares are not publicly determined at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. Such definition(s) of Fair Market Value shall be specified in each Award Agreement and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Award; provided, however, that upon a broker-assisted exercise of an Option, the Fair Market Value shall be the price at which the Shares are sold by the broker.

2.20 “Family Member” means a Participant’s spouse, parents, children and grandchildren.

2.21 “Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

2.22 “Incentive Stock Option” means any Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

2.23 “Non-employee Director” means a member of the Board who is not an Employee.

2.24 “Nonqualified Stock Option” means an Option that is not intended to qualify as an Incentive Stock Option.

2.25 “Option” means any option to purchase Shares granted under Section 5.

2.26 “Option Price” means the purchase price payable upon the exercise of an Option.

2.27 “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan granted under Section 10.

2.28 “Participant” means an Employee, Non-Employee Director or a Consultant who is selected by the Committee to receive benefits under the Plan, provided that only Employees shall be eligible to receive grants of Incentive Stock Options.

2.29 “Performance-Based Awards” means Restricted Shares, Restricted Stock Units, Performance Share Awards, Other Stock-Based Awards or Cash-Based Awards granted to a Covered Employee that are designated by the Committee as being intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

2.30 “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant with respect to the Performance Cycle for a Performance-Based Award. The Performance Criteria may be described in terms of Company wide objectives or objectives that are related to the performance of the individual Covered Employee or an organizational level specified by the Committee, including, but not limited to, a Subsidiary or Affiliate or a unit, division or group of the Company, a Subsidiary or Affiliate. Performance Criteria may be measured on an absolute or relative basis, including but not limited to performance as measured against a group of peer companies or by a financial market index.

2.31 “Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Share Award, Restricted Stock Unit, Performance Share Award, Other Stock-Based Award or Cash-Based Award. A Performance Cycle shall not be less than 12 months.

2.32 “Performance Goals” means, with respect to a Restricted Share Award, a Restricted Stock Unit Award, a Performance Share Award or a Cash-Based Award, the specific goal or goals established in writing by the Committee for the Performance Cycle applicable to such Award. Performance Goals with respect to a Performance-Based Award granted to a Covered Employee shall only be based upon one or more Performance Criteria as permitted under Section 14.

2.33 “Performance Share Award” means an Award denominated in either Shares or share units granted pursuant to Section 9.

2.34 “Plan” shall have the meaning set forth in Section 1 above.

2.35 “Restricted Period” means a period of time established under Section 8 with respect to Restricted Stock Units.

2.36 “Restricted Shares” means Shares granted under Section 7 subject to a substantial risk of forfeiture.

2.37 “Restricted Stock Units” means an Award pursuant to Section 8 of the right to receive Shares at the end of a specified period.

2.38 “Share Authorization” means the maximum number of Shares available for grant under the Plan, as described in Section 3.

2.39 “Shares” means the Class A common stock of the Company.

2.40 “Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right.

2.41 “Stock Appreciation Right” means a right granted under Section 6.

2.42 “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than twenty percent (20%) by reason of stock ownership or otherwise.

2.43 “Substitute Award” means any Award granted or issued to a Participant in assumption or substitution of either outstanding awards or the right or obligation to make future awards by an entity acquired by the Company, an Affiliate or a Subsidiary or with which the Company, an Affiliate or a Subsidiary combines.

2.44 “Unrestricted Shares” means a grant of Shares free of any Restricted Period, Performance Goals or any substantial risk of forfeiture. Unrestricted Shares may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to an Employee.

3. Shares Available Under the Plan.

3.1 Number of Shares Reserved for Awards.

(a) Subject to adjustments as provided in Section 12, and the additional limits applicable to Non-Employee Directors set forth in Section 3(b) below, the Share Authorization shall be 11,260,783 Shares of which:

i. no more than 11,260,783 Shares shall be eligible to be issued as Incentive Stock Options,

ii. grants of Options and Stock Appreciation Rights with respect to no more than 500,000 Shares may be made to any Participant during a single calendar year,

iii. no more than 500,000 Shares may be subject to Performance-Based Awards granted pursuant to Section 14 of the Plan (excluding Options and Stock Appreciation Rights) to any single Participant during a single calendar year or in the event such Performance-Based Award is paid in cash, other securities, other Awards or other property, no more than the Fair Market Value of 500,000 Shares on the last day of the Performance Cycle to which such Award relates, and

iv. the maximum amount that can be paid to any single Participant pursuant to a Cash-Based Award described in Section 11 of the Plan with respect to (A) a Performance Cycle that is 12 months or less shall be $3,000,000 and (B) a Performance Cycle that is more than 12 months shall be $6,000,000.

(b) The aggregate value of Awards granted to, and cash compensation earned by, a Non-Employee Director during a single calendar year shall not exceed ~~$250,000~~ $500,000. For purposes of applying the limit under this Section 3.1(b), (A) the value of an Award other than an Option or Stock Appreciation Right shall be the Fair Market Value of a Share on the Award’s Grant Date and (B) the value of an Option or Stock Appreciation Right shall be equal to fair value of such Award using (i) the Black-Scholes option pricing model or other option pricing model as may be used by the Company from time to time to report its financial results and (ii) the option expensing assumptions as set forth in the Company’s most recent prior 10-K filing with the Securities and Exchange Commission or, if closer in time to the applicable Grant Date, the Company’s most recent prior 10-Q filing, as reasonably determined by the Committee.

(c) Any Awards granted to an Employee, other than Options and Stock Appreciation Rights, that vest on the basis of the Employee’s continued employment with or provision of service to the Company shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period, and any Awards granted to an Employee, other than Options and Stock Appreciation Rights, which vest upon the attainment of Performance Goals shall provide for a Performance Cycle of at least twelve (12) months; provided, however, that the Committee may provide for or permit acceleration of vesting of such Awards in the event of a Change in Control or the Employee’s death, disability, or other qualifying termination of service as determined by the Committee.

3.2 Share Usage.

(a) Any Shares related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the

Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under the Plan. In addition, Restricted Shares that are forfeited shall again be available for grant under the Plan.

(b) Awards that are to be settled by the issuance of Shares shall only be counted against the Share Authorization to the extent Shares are actually issued upon settling the Award. Any Shares withheld to satisfy tax withholding obligations on an Award, Shares tendered to pay the exercise price of an Option under the Plan and Shares repurchased on the open market with the proceeds of an Option exercise shall again be available for grant under the Plan.

(c) Substitute Awards shall not be counted against the Shares available for granting Awards under the Plan.

4. Plan Administration.

4.1 Board Committee Administration. The Plan shall be administered by the Compensation Committee appointed by the Board from among its members, provided that the full Board may at any time act as the Committee. The interpretation and construction by the Committee of any provision of the Plan or of any Award Agreement and any determination by the Committee pursuant to any provision of the Plan or any such agreement, notification or document shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.

4.2 Terms and Conditions of Awards. The Committee shall have final discretion, responsibility, and authority to:

(a) grant Awards;

(b) determine the Participants to whom and the times at which Awards shall be granted;

(c) determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, and the applicable terms, conditions, and restrictions, including the length of time for which any restriction shall remain in effect;

(d) establish and administer Performance Goals and Performance Cycles relating to any Award;

(e) determine the rights of Participants with respect to an Award upon termination of employment or service as a director;

(f) determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered;

(g) accelerate the vesting of an Award;

(h) interpret the terms and provisions of Award Agreements;

(i) provide for forfeiture of outstanding Awards and recapture of realized gains and other realized value in such events as determined by the Committee; and

(j) make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may solicit recommendations from the Company’s Chief Executive Officer with respect to the grant of Awards under the Plan. The Committee (or, as permitted under Section 4.3, the Company’s Chief Executive Officer) shall determine the terms and conditions of each Award at the time of grant. No Participant or any other person shall have any claim to be granted an Award under the Plan at any time, and the Company is not obligated to extend uniform treatment to Participants under the Plan. The terms and conditions of Awards need not be the same with respect to each Participant.

4.3 Committee Delegation. The Committee may delegate to the Company’s Chief Executive Officer the authority to grant Awards to Participants who are not Non-Employee Directors or Executive Officers and to

interpret and administer Awards for such Non-Employee Directors and Executive Officers. Any such delegation shall be subject to the limitations of Section 157(c) of the Delaware General Corporation Law. The Committee may also delegate the authority to grant Awards to any subcommittee (s) consisting of members of the Board.

4.4 Awards to Non-employee Directors. Notwithstanding any other provision of the Plan to the contrary, all Awards to Non-employee Directors must be authorized by the Board.

4.5 Employee’s Service as Non-Employee Director or Consultant. An Employee who receives an Award, terminates employment, and immediately thereafter begins performing service as a Non-Employee Director or Consultant shall have such service treated as service as an Employee for purposes of the Award. The previous sentence shall not apply when (a) the Award is an Incentive Stock Option or (b) prohibited by law.

5. Options. The Committee may authorize grants to Participants of Options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

5.1 Number of Shares. Each grant shall specify the number of Shares to which it pertains.

5.2 Option Price. Each grant shall specify an Option Price per Share, which shall be equal to or greater than the Fair Market Value per Share on the Grant Date, except in the case of Substitute Awards or as provided in Section 12.

5.3 Consideration. Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include in the Committee’s sole discretion: (a) cash in the form of currency or check or other cash equivalent acceptable to the Company, (b) nonforfeitable, unrestricted Shares owned by the Participant which have a value at the time of exercise that is equal to the Option Price, (c) a reduction in Shares issuable upon exercise which have a value at the time of exercise that is equal to the Option Price (a “net exercise”), (d) to the extent permitted by applicable law, the proceeds of sale from a broker-assisted cashless exercise, (e) any other legal consideration that the Committee may deem appropriate on such basis as the Committee may determine in accordance with the Plan or (f) any combination of the foregoing. For the avoidance of doubt, Participants who receive Options to purchase Shares shall have no legal right to own or receive Shares withheld from delivery upon exercise pursuant to Section 5.3(c), and otherwise shall have no rights in respect of such Shares whether as a shareholder or otherwise.

5.4 Vesting. Any grant may specify (a) a waiting period or periods before Options shall become exercisable and (b) permissible dates or periods on or during which Options shall be exercisable, and any grant may provide for the earlier exercise of such rights in the event of a termination of employment. Vesting may be further conditioned upon the attainment of Performance Goals established by the Committee.

5.5 Provisions Governing ISOs. Options granted under the Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to Non-Employee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by an Participant during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. Options failing to qualify as Incentive Stock Options for any reason will be treated as Nonqualified Stock Options, rather than being forfeited.

5.6 Exercise Period.

(a) Subject to Section 18.9, no Option granted under the Plan may be exercised more than ten years from the Grant Date.

(b) If the Fair Market Value exceeds the Option Price on the last day that an Option may be exercised under an Award Agreement, the affected Participant shall be deemed to have exercised the vested portion of such Option in a net exercise under Section 5.3(c) above without the requirement of any further action.

5.7 Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with the Plan.

5.8 Options—Stock Rights Exemption. Options granted under the Plan are intended to qualify as “stock rights” within the meaning of Treas. Reg. Section 1.409A-1(b)(5).

6. Stock Appreciation Rights. The Committee may authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under the Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

6.1 Payment in Cash or Shares. Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right will be paid by the Company in cash, Shares or any combination thereof or may grant to the Participant or reserve to the Committee the right to elect among those alternatives.

6.2 Vesting. Any grant may specify (a) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (b) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable, and any grant may provide for the earlier exercise of such rights in the event of a termination of employment. Vesting may be further conditioned upon the attainment of Performance Goals established by the Committee.

6.3 Exercise Period. Subject to Section 18.9, no Stock Appreciation Right granted under the Plan may be exercised more than ten years from the Grant Date. If a Spread exists on the last day that a Stock Appreciation Right may be exercised under an Award Agreement, the affected Participant shall be deemed to have exercised the vested portion of such Stock Appreciation Right without the requirement of any further action.

6.4 Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with the Plan.

6.5 Stock Appreciation Rights—Stock Rights Exemption. Stock Appreciation Rights granted under the Plan are intended to qualify as “stock rights” within the meaning of Treas. Reg. Section 1.409A-1(b)(5).

7. Restricted Shares. The Committee may authorize grants to Participants of Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

7.1 Transfer of Shares. Each grant shall constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

7.2 Consideration. To the extent permitted by Delaware law, each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

7.3 Substantial Risk of Forfeiture. Each grant shall provide that the Restricted Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a termination of employment.

7.4 Dividend, Voting and Other Ownership Rights. Unless otherwise determined by the Committee, an award of Restricted Shares shall entitle the Participant to dividend, voting and other ownership rights (except for any rights to a liquidating distribution) during the period for which such substantial risk of forfeiture is to continue. Any grant shall require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be accumulated or reinvested in additional Shares, which shall be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

7.5 Restrictions on Transfer. Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date.

7.6 Performance-Based Restricted Shares. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Goals established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Share Awards and, if any such Award is intended to be a Performance-Based Award, in accordance with the provisions of Section 14.

7.7 Award Agreement; Certificates. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with the Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.

8. Restricted Stock Units. The Committee may authorize grants of Restricted Stock Units to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

8.1 Restricted Period. Each grant shall provide that the Restricted Stock Units covered thereby shall be subject to a Restricted Period, which shall be fixed by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such period in the event of a termination of employment.

8.2 Dividend Equivalents and Other Ownership Rights. During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award and shall not have any rights of ownership in the Shares underlying the Restricted Stock Units, including the right to vote such Shares, but the Committee may on or after the Grant Date authorize the payment of dividend equivalents on such shares in cash or additional Shares on a current, deferred or contingent basis with respect to any or all dividends or other distributions paid by the Company. Notwithstanding the foregoing, any dividend equivalents with respect to dividends paid in stock shall be subject to the same restrictions as the underlying Award.

8.3 Performance-Based Restricted Share Units. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Goals established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Share Awards and, if any such Award is intended to be a Performance-Based Award, in accordance with the provisions of Section 14.

8.4 Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with the Plan.

9. Performance Share Awards. The Committee shall determine whether and to whom Performance Share Awards shall be granted and such terms, limitations and conditions as it deems appropriate in its sole discretion in accordance with the following provisions:

9.1 Number of Performance Share Awards. Each grant shall specify the number of Shares or share units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

9.2 Performance Cycle. The Performance Cycle with respect to each Performance Share Award shall be determined by the Committee and set forth in the Award Agreement and may be subject to earlier termination in the event of a termination of employment.

9.3 Performance Goals. Each grant shall specify the Performance Goals that are to be achieved by the Participant and a formula for determining the amount of any payment to be made if the Performance Goals are achieved.

9.4 Payment of Performance Share Awards. Each grant shall specify the time and manner of payment of Performance Share Awards that shall have been earned.

9.5 Dividend Equivalents. Under no circumstances may dividend equivalents be granted for any Performance Share Award.

9.6 Adjustments. If the Committee determines after the Performance Goals have been established that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee shall have sole discretion to modify such Performance Goals, in whole or in part, as the Committee deems appropriate and equitable. The Committee shall also have the right in its sole discretion to increase or decrease the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Cycle. The provisions of this Section 9.6 shall not apply with respect to Performance-Based Awards and any adjustments with respect to such Awards shall be made solely to the extent permitted under Section 14.4.

9.7 Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with the Plan.

9.8 Performance-Based Awards. Notwithstanding anything to the contrary in this Section 9, Performance Share Awards granted to Covered Employees that are intended to be Performance-Based Awards shall only be granted, administered and paid in compliance with all the requirements for Performance-Based Awards set forth in Section 14 below.

10. Other Equity Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares and grant of Deferred Stock Units) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11. Cash-Based Awards. The Committee may, in its sole discretion, grant Cash-Based Awards to Executive Officers and key employees in such amounts and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant. The Committee shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and shall be made in cash. Notwithstanding anything to the contrary in this Section 11, all Cash-Based Awards that are Performance-Based Awards shall only be granted, administered and paid in compliance with all the requirements for Executive Officer Awards set forth in Section 14 below.

12. Adjustments. The Committee shall make or provide for such adjustments in the (a) limitations specified in Section 3, (b) number of Shares covered by outstanding Awards, (c) Option Price or Base Price applicable to outstanding Options and Stock Appreciation Rights and (d) kind of shares available for grant and covered by outstanding Awards (including shares of another issuer), as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, reverse stock split, combination or exchange of

Shares, recapitalization, extraordinary cash dividend, or other change in the capital structure of the Company, (y) any merger, consolidation, spin—off, spin—out, split—off, split—up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing. In addition, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the cancellation or surrender of all Awards so replaced. In the case of Substitute Awards, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted under the Plan as so adjusted.

13. Change in Control.

13.1 General Rule. Except as otherwise provided in an Award Agreement, in the event of a Change in Control, the Committee may, but shall not be obligated to do any one or more of the following, in each case without Participant consent: (a) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award, (b) cancel Awards for a cash payment equal to their fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, shall be deemed to be equal to the excess, if any, of the consideration to be paid in connection with the Change in Control to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate Option Price (in the case of Options) or Base Price (in the case of Stock Appreciation Rights), (c) provide for the issuance of replacement awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion, (d) terminate Options without providing accelerated vesting or (e) take any other action with respect to the Awards the Committee deems appropriate. For avoidance of doubt, the treatment of Awards upon a Change in Control may vary among Participants and Types of Awards in the Committee’s sole discretion.

13.2 Settlement of Awards Subject to Performance Goals Upon a Change in Control. Awards subject to satisfying a Performance Goal or Goals shall be settled upon a Change in Control. The settlement amount shall be determined by the Committee in its sole discretion based upon the extent to which the Performance Goals for any such Awards have been achieved after evaluating actual performance from the start of the Performance Cycle until the date of the Change in Control and the level of performance anticipated with respect to such Performance Goals as of the date of the Change in Control.

13.3 Change in Control shall mean the earliest to occur of the following events, provided that such event is not also a Management Buyout (as defined below):

(a) Any Person (as defined below) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding voting securities generally entitled to vote in the election of directors of the Company, provided, however, that for avoidance of doubt, the shareholders owning the Company’s Class B common stock shall be treated as the Beneficial Owner with voting control for purposes of this definition, and not any Persons voting the shares subject to a voting trust or other similar arrangement, and further provided that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company or a transaction described in clause (i) of paragraph (b) below;

(b) There is consummated a Merger of the Company with any other business entity other than (i) a Merger which would result in the securities of the Company generally entitled to vote in the election of directors of the Company outstanding immediately prior to such Merger continuing to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding such securities under an employee benefit plan of the Company or any Subsidiary at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such Merger, generally entitled to vote in the election of directors of the Company or such surviving entity or any parent thereof and, in the case of such surviving entity or any parent thereof, of a class registered under Section 12 of the Act, or (ii) a Merger effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes a Beneficial Owner, directly or indirectly, of securities of the Company’s then outstanding voting securities of the Company generally entitled to vote in the election of directors of the Company;

(c) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity where the outstanding securities generally entitled to vote in the election of directors of the Company immediately prior to the transaction continue to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof) 50% or more of the combined voting power of the outstanding voting securities of any such entity generally entitled to vote in such entity’s election of directors immediately after such sale and of a class registered under Section 12 of the Act.

(d) As used in this Section 13:

i. “Management Buyout” means any event or transaction which would otherwise constitute a Change in Control (a “Transaction”) if, in connection with the Transaction, the Participant, Family Members and/or the Participant’s Affiliates participate, directly or beneficially, as an equity investor in, or have the option or right to acquire, whether vested or not vested, equity interests of, the acquiring entity or any of its Affiliates (as defined in Rule 12b-2 under the Act) (the “Acquiror”) having a percentage interest therein greater than 1%. For purposes of the preceding sentence, a party shall not be deemed to have participated as an equity investor in the Acquiror by virtue of (i) obtaining Beneficial Ownership of any equity interest in the Acquiror as a result of the grant to the party of an incentive compensation award under one or more incentive plans of the Acquiror (including, but not limited to, the conversion in connection with the Transaction of incentive compensation awards of the Company into incentive compensation awards of the Acquiror), on terms and conditions substantially equivalent to those applicable to other employees of the Company at a comparable level as such party immediately before the Transaction, after taking into account normal differences attributable to job responsibilities, title and the like, (ii) obtaining beneficial interest of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other shareholders of the Company or (iii) the party’s interests in any tax-qualified defined benefit or defined contribution pension or retirement plan in which such party or any Family Member is a participant or beneficiary.

ii. “Merger” means a merger, share exchange, consolidation or similar business consolidation under applicable law.

iii. “Participant’s Affiliates” at any time consist of any entity in which the Participant and/or members of the Participant’s Family Members then own, directly or beneficially, or have the option or right to acquire, whether or not vested, greater than 10% of such entity’s equity interests, and all then current directors and Executive Officers of the Company who are members of any group that also includes the Participant, a Family Member and/or any such entity in which the members have agreed to act together for the purpose of participating in the Transaction.

iv. “Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions and with substantially the same voting rights as their ownership and voting rights with respect to the Company.

14. Requirements for Performance-Based Awards.

14.1 In General. Any Executive Officer or other key employee providing services to the Company and/or its Subsidiaries and Affiliates and who is selected by the Committee (hereinafter referred to as a “Covered Employee”) may be granted one or more Performance-Based Awards in the form of a Restricted Stock Award, Restricted Stock Units, Performance Share Awards, Other Equity Awards and/or Cash-Based Awards payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee, as permitted under this Section 14. Notwithstanding anything to the contrary in the Plan, the Committee shall have no obligation to grant any Award, whether settled in Shares or cash, in the form of “performance-based compensation” under Section 162(m) of the Code. For the avoidance of doubt, a Covered Employee may receive as Performance-Based Awards a Cash-Based Award subject to Performance Cycle that is twelve months and a Cash-Based Award subject to a Performance Cycle that is more than twelve months in the same calendar year. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. Each Performance-Based Award shall also comply with the provisions set forth below.

14.2 Grant Procedure. With respect to each Performance-Based Award, the Committee shall select, within the first 90 days of a Performance Cycle, the Performance Criteria for such grant and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Committee may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees. The Committee shall designate whether an Award granted to an Executive Officer or key employee is intended to be a Performance-Based Award at the time of grant.

14.3 Permissible Performance Criteria. Only one or a combination of the following may be used as Performance Criteria for a Performance-Based Award: growth in net sales or revenue, return measures (including, but not limited to, return on invested capital, assets, capital, equity and sales), gross profit margin; operating expense ratios; operating expense targets; productivity ratios; operating income, gross or operating margins; earnings before or after taxes, interest, depreciation and/or amortization, net earnings or net income (before or after taxes); earnings per share; cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), working capital targets, funds from operations or similar measure, capital expenditures, share price (including, but not limited to, growth measures and total stockholder return), appreciation in the fair market value or book value of the common stock, economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of the capital), debt to equity ratio / debt levels, quantitative measures of customer satisfaction, market share, acquisitions or strategic transactions, quantitative measures of employee satisfaction / engagement, employee retention / attrition, safety, budget achievement, expense reduction or cost savings, productivity improvements and inventory control / efficiency.

14.4 Permitted Adjustments. The Committee, in its discretion, may measure performance against Performance Goals under a Performance-Based Award by taking one or more of the following actions: (a) excluding each of the following items: (i) events of an “unusual nature” or of a type that indicates “infrequency of occurrence”, both as described in Accounting Standards Codification Topic 225-20 or any successor pronouncement thereto (as reported in the Corporation’s financial statements for the Performance

Cycle), (ii) exchange rate effects, as applicable, for non-U.S. dollar denominated operating earnings, (iii) the effects to any statutory adjustments to corporate tax rates, (iv) the impact of discontinued operations, (v) losses from discontinued operations, (vi) restatements and other unplanned special charges such as acquisitions, acquisition expenses (including, without limitation, expenses relating to goodwill and other intangible assets), (vi) divestitures, (vii) stock offerings, (viii) stock repurchases, (ix) strategic loan loss provisions and (b) not adjusting for changes in accounting principles. Any such action with respect to a Performance-Based Award must be taken by the Committee within the first ninety (90) days applicable to the Performance Cycle or such later time as may be permitted under Section 162(m) of the Code or as would not cause any deduction arising from such Award to be disallowed under Section 162(m) of the Code.

14.5 Certification of Performance Goals and Payment. Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered Employee’s Performance-Based Award, and, in doing so with respect to a Cash-Based Award, may reduce or eliminate the amount of such Award if, in its sole judgment, such reduction or elimination is appropriate.

14.6 Interpretation. All Performance-Based Awards and the provisions hereunder applicable to such Awards shall be interpreted consistent with the requirements of Section 162(m).

14.7 Transition Period. Notwithstanding this Section 14, no restrictions imposed to qualify payments under the Plan as “qualified performance-based compensation” within the meaning of Treas. Reg. §1.162-27(e) shall apply until the expiration of the “reliance period” described in Treas. Reg. §1.162¬27(f)(2).

15. Withholding.

15.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan prior to making any payments hereunder.

15.2 Share Withholding. With respect to withholding required upon the exercise of Options or Stock Appreciation Rights, upon the lapse of restrictions on Restricted Shares and Restricted Stock Units, or upon the achievement of performance goals related to Performance Share Awards, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing or electronically, and signed or acknowledged electronically by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

16. Certain Terminations of Employment, Hardship and Approved Leaves of Absence. Notwithstanding any other provision of the Plan to the contrary, in the event of a Participant’s termination of employment (including by reason of death, disability or retirement) or in the event of hardship or other special circumstances, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under the Plan. The Committee shall have the discretion to determine whether and to what extent the vesting of Awards shall be tolled during any leave of absence, paid or unpaid; provided however, that in the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or

she shall be given vesting credit with respect to the Award to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. Any actions taken by the Committee shall be taken consistent with the requirements of Section 409A of the Code and, with respect to Performance-Based Awards, Section 162(m) of the Code.

17. Authorization of Sub-Plans. The Committee may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities, and/or tax laws of various jurisdictions. The Committee shall establish such sub-plans by adopting supplements to the Plan containing (a) such limitations as the Committee deems necessary or desirable, and (b) such additional terms and conditions not otherwise inconsistent with the Plan as the Committee shall deem necessary or desirable. All sub-plans adopted by the Committee shall be deemed to be part of the Plan, but each sub-plan shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any sub-plans to Participants in any jurisdiction which is not the subject of such sub-plan.

18. Amendments and Other Matters.

18.1 Plan Amendments. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan at any time. Notwithstanding the foregoing, no amendments shall be effective without approval of the Company’s stockholders if (a) stockholder approval of the amendment is then required pursuant to the Code, the rules of the primary stock exchange or stock market on which the Shares are then traded, applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where Awards are, or shall be, granted under the Plan, or (b) such amendment would (i) modify Section 18.4, (ii) materially increase benefits accruing to Participants, (iii) increase the aggregate number of Shares issued or issuable under the Plan, (iv) increase any limitation set forth on the number of Shares which may be issued or the aggregate value of Awards or the per-person limits under Section 3 except as provided in Section 12, (v) modify the eligibility requirements for Participants in the Plan, or (vi) reduce the minimum Option Price and Base Price as set forth in Sections 5 and 6, respectively. Notwithstanding any other provision of the Plan to the contrary, except as provided in Section 18.8, no termination, suspension or amendment of the Plan may adversely affect any outstanding Award without the consent of the affected Participant.

18.2 Award Deferrals. The Committee may permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Plan. However, any Award deferrals which the Committee permits must comply with the provisions of Section 22 and the requirements of Section 409A of the Code.

18.3 Conditional Awards. The Committee may condition the grant of any award or combination of Awards under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or any Affiliate to the Participant, provided that any such grant must comply with the provisions of Section 22 and the requirements of Section 409A of the Code.

18.4 Repricing Prohibited. The terms of outstanding Awards may not be amended to reduce the Option Price of outstanding Options or Base Price of outstanding Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an Option Price or Base Price that is less than the Option Price or Base Price of the original Options or Stock Appreciation Rights, and the Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which Shares are listed or quoted, without stockholder approval, provided that nothing herein shall prevent the Committee from taking any action provided for in Section 12 above.

18.5 No Employment Rights. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a director for any specified period of time. Neither an Award nor any benefits arising under the Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Section 18.1, the Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

18.6 Tax Qualification. To the extent that any provision of the Plan would prevent any Award that was intended to qualify under particular provisions of the Code from so qualifying, such provision of the Plan shall be null and void with respect to such Award, provided that such provision shall remain in effect with respect to other Awards, and there shall be no further effect on any provision of the Plan.

18.7 Leave of Absence or Transfer. A transfer between the Company and any Affiliate or between Affiliates, or a leave of absence duly authorized by the Company, shall not be deemed to be a termination of employment. Periods of time while on a duly authorized leave of absence shall be disregarded for purposes of determining whether a Participant has satisfied a Restricted Period or Performance Cycle under an Award.

18.8 Amendments to Comply with Laws, Regulations or Rules. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, in its sole and absolute discretion and without the consent of any Participant, the Board may amend the Plan, and the Committee may amend any Award Agreement, to take effect retroactively or otherwise as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A of the Code.

18.9 Tolling. In the event a Participant is prevented from exercising an Option or the Company is unable to settle an Award due to either any trading restrictions applicable to the Company’s Shares, the Participant’s physical infirmity or administrative error by the Company relied upon and not caused by the Participant, then unless otherwise determined by the Committee, the length of time applicable to any such restriction, condition or event shall toll any exercise period (i) until such restriction lapses, (ii) until the Participant (or his representative) is able to exercise the Award or (iii) until such error is corrected, as applicable.

18.10 No Duty to Inform Regarding Exercise Rights. Neither the Company, any Affiliate, the Committee nor the Board shall have any duty to inform a Participant of the pending expiration of the period in which a Stock Appreciation right may be exercised or in which an Option may be exercised.

19. Issuance of Shares; Fractional Shares.

19.1 Form for Issuing Shares; Legends. Shares may be issued on a certificated or uncertificated basis. Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

19.2 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and (ii) completing any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

19.3 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19.4 Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under the Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares,

19.5 Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to the Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

20. Limitations Period. Any person who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designated agent, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision shall be final, conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred. The venue for any lawsuit shall be Charlotte, North Carolina.

21. Governing Law. The validity, construction and effect of the Plan and any Award hereunder will be determined in accordance with the State of Delaware except to the extent governed by applicable federal law.

22. Compliance with Section 409A.

22.1 In General. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A. For avoidance of doubt, Stock Options and Stock Appreciation Rights are intended to qualify for the stock rights exemptions from Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event Section 409A applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his or her transferees.

22.2 Elective Deferrals. No elective deferrals or re-deferrals other than in regard to Restricted Stock Units are permitted under the Plan.

22.3 Applicable Requirements. To the extent any of the Awards granted under the Plan are deemed “deferred compensation” and hence subject to Section 409A, the following rules shall apply to such Awards:

(a) Mandatory Deferrals. If the Company decides that the payment of compensation under the Plan shall be deferred within the meaning of Section 409A, then, except as provided under Treas. Reg. Section 1.409A-1(b)(4)(ii), on granting of the Award to which such compensation payment relates, the Company shall specify the date(s) at which such compensation will be paid in the Award Agreement.

(b) Initial Deferral Elections. For Awards of RSUs where the Committee provides the opportunity to elect the timing and form of the payment of the underlying Shares at some future time once any requirements have been satisfied, the Participant must make his or her initial deferral election for such Award in accordance with the requirements of Section 409A, i.e., within thirty (30) days of first becoming eligible to receive such award or prior to the start of the year in which the Award is granted to the Participant, in each case pursuant to the requirements of Section 409A and Treas. Reg. Section 1.409A-2.

(c) Subsequent Deferral Elections. To the extent the Company or Committee decides to permit compensation subject to Section 409A to be re-deferred pursuant to Treas. Reg. Section 1.409A-2(b), then the following conditions must be met: (i) such election will not take effect until at least 12 months after the date on which it is made; (ii) in the case of an election not related to a payment on account of disability, death or an unforeseeable emergency, the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid; and (iii) any election related to a payment at a specified time or pursuant to a fixed schedule (within the meaning of Treas. Reg. Section 1.409A-3(a)(4)) must be made not less than 12 months before the date the payment is scheduled to be paid.

(d) Timing of Payments. Payment(s) of compensation that is subject to Section 409A shall only be made upon an event or at a time set forth in Treas. Reg. Section 1.409A-3, i.e., the Participant’s separation from service, the Participant’s becoming disabled, the Participant’s death, at a time or a fixed schedule specified in the Plan or an Award Agreement, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, or the occurrence of an unforeseeable emergency.

(e) Certain Delayed Payments. Notwithstanding the foregoing, to the extent an amount was intended to be paid such that it would have qualified as a short-term deferral under Section 409A and the applicable regulations, then such payment is or could be delayed if the requirements of Treas. Reg. 1.409A-1(b)(4)(ii) are met.

(f) Acceleration of Payment. Any payment made under the Plan to which Section 409A applies may not be accelerated, except in accordance with Treas. Reg. 1.409A-3(j)(4).

(g) Payments upon a Change in Control. Notwithstanding any provision of the Plan to the contrary, to the extent an Award subject to Section 409A shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A (a)(2)(A)(v), then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of the Plan, payment will be made, to the extent necessary to comply with the provisions of Section 409A, to the Participant on the earliest of (i) the Participant’s “separation from service” with the Company (determined in accordance with Section 409A), (ii) the date payment otherwise would have been made pursuant to the regular payment terms of the Award in the absence of any provisions in the Plan to the contrary (provided such date is permissible under Section 409A) or (iii) the Participant’s death.

(h) Payments to Specified Employees. Payments due to a Participant who is a “specified employee” within the meaning of Section 409A on account of the Participant’s “separation from service” with the Company (determined in accordance with Section 409A) shall be made on the date that is six months after the date of the Participant’s separation from service or, if earlier, the Participant’s date of death.

22.4 Deferrals to Preserve Deductibility under Section 162(m). The Committee may postpone the exercising of Awards, the issuance or delivery of Shares under any Award or any action permitted under the Plan to prevent the Company, a Subsidiary or any Affiliate from being denied a Federal income tax deduction with respect to any Award other than an ISO as a result of Section 162(m) in accordance with IRS regulations. In such case, payment of such deferred amounts must be made as soon as reasonably practicable following the first date on which the Company, a Subsidiary and/or Affiliate anticipates or reasonably should anticipate that, if the payment were made on such date, the Company’s, Subsidiary’s and/or Affiliate’s deduction with respect to such payment would no longer be restricted due to the application of Section 162(m).

22.5 Determining “Controlled Group”. In order to determine for purposes of Section 409A whether a Participant or eligible individual is employed by a member of the Company’s controlled group of corporations under Section 414(b) of the Code (or by a member of a group of trades or businesses under common control with the Company under Section 414(c) of the Code) and, therefore, whether the Shares that are or have been purchased by or awarded under the Plan to the Participant are shares of “service recipient” stock within the meaning of Section 409A, a Participant or eligible employee of Premier Healthcare Alliance, L.P. shall be considered employed by the Company’s controlled group (or by a member of a group of trades or businesses under common control with the Company, as applicable).

23. Transferability.

23.1 Transfer Restrictions. Except as provided in Sections 23.2 and 23.4, no Award granted under the Plan shall be transferable by a Participant other than upon death by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of the Plan shall render such Award null and void.

23.2 Limited Transfer Rights. The Committee may expressly provide in an Award Agreement that a Participant may transfer such Award (other than an Incentive Stock Option), in whole or in part, to a Family Member, a trust for the exclusive benefit of the Participant and Family Members, a partnership or other entity in which all the beneficial owners are the Participant and Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 23.2. All terms and conditions of the Award, including provisions relating to the termination of the Participant’s covered employment or service shall continue to apply following a transfer made in accordance with this Section 23.2.

23.3 Additional Restrictions on Transfer. Any Award made under the Plan may provide that all or any part of the Shares that are to be issued or transferred by the Company upon exercise, vesting or settlement shall be subject to further restrictions upon transfer.

23.4 Domestic Relations Orders. Notwithstanding the foregoing provisions of this Section 23, any Award made under the Plan may be transferred as necessary to fulfill any domestic relations order as defined in Section 414(p)(1)(B) of the Code.

24. Forfeiture, Recoupment and Clawback. Without limiting in any way the generality of the Committee’s power to specify any terms and conditions of an Award consistent with law, and for greater clarity, the Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award, including any payment of Shares received upon exercise or in satisfaction of an Award under the Plan shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions, without limit as to time. Such events shall include, but not be limited to, failure to accept the terms of the Award Agreement, termination of service under certain or all circumstances, violation of material Company policies, misstatement of financial or other material information about the Company, fraud, misconduct, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other agreements that may apply to the Participant, or other conduct by the Participant that the Committee determines is detrimental to the business or reputation of the Company and its Affiliates, including facts and circumstances discovered after termination of service. Awards granted under the Plan shall be subject to any compensation recovery policy or minimum stock holding period requirement as may be adopted or amended by the Company from time to time. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any clawback policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules promulgated thereunder, to the extent set forth in such clawback policy and/or in the applicable Award Agreement.

25. No Constraint on Corporate Action. Nothing in the Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or an Affiliate’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or an Affiliate or a Subsidiary to take any action which such entity deems to be necessary or appropriate.

26. Effect of Disposition of Facility or Operating Unit. If the Company or any of its Affiliates closes or disposes of the facility at which a Participant is located or the Company or any of its Affiliates diminish or eliminate ownership interests in any operating unit of the Company or any of its Affiliates so that such operating unit ceases to be majority owned by the Company or any of its Affiliates then, with respect to Awards held by Participants who, subsequent to such event, will not be Employees, the Committee may, to the extent consistent with Section 409A (if applicable), take any of the actions described in Section 13.1 with respect to a Change in Control. If the Committee takes no special action with respect to any disposition of a facility or an operating unit, then the Participant shall be deemed to have terminated his or her employment with the Company and its Subsidiaries and Affiliates and the terms and conditions of the Award Agreement and the other terms and conditions of the Plan shall control.

27. Indemnification. Subject to requirements of applicable state law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf, unless such loss, cost, liability, or expense is a result of his own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or by-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

28. Nonexclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

29. Miscellaneous.

29.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

29.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

29.3 Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

29.4 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

29.5 Payment Following a Participant’s Death. Any remaining vested rights or benefits under the Plan upon a Participant’s death shall be paid or provided to the Participant’s legal spouse or, if no such spouse survives the Participant, to the Participant’s estate.

29.6 Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Original Effective Date: September 24, 2013

Amended and Restated Effective Date: December 4, 2015

Further Amended Effective Date: August 11, 2016

Amended and Restated Effective Date: December 1, 2017

Appendix B

Fiscal Year 2017 Performance – GAAP to non-GAAP Reconciliations

To help our readers understand our past financial performance and our liquidity, we supplement the financial results we provide in accordance with generally accepted accounting principles in the United States of America (“GAAP”) with certain non-GAAP financial measures that are not determined in accordance with GAAP (“Non-GAAP”). Our management regularly uses our supplemental Non-GAAP financial measures to understand, manage and evaluate our business and make operational decisions.

In the accompanying proxy statement, particularly under the heading “Executive Compensation—Compensation Discussion and Analysis,” we use the following Non-GAAP financial measures: EBITDA, Adjusted EBITDA, and Adjusted Fully Distributed Earnings per Share.

We define EBITDA as net income before interest and investment income, net, income tax expense, depreciation and amortization, and amortization of purchased intangible assets. We define Adjusted EBITDA as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items and including equity in net income of unconsolidated affiliates. For all Non-GAAP financial measures, we consider non-recurring items to be income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include certain strategic and financial restructuring expenses. Non-operating items include gain or loss on the disposal of assets and interest and investment income or expense.

We define Adjusted Fully Distributed Net Income as net income attributable to us (i) excluding income tax expense, (ii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iii) excluding the effect of non-recurring and non-cash items, (iv) assuming the exchange of all the Class B common units into shares of Class A common stock, which results in the elimination of non-controlling interest in Premier LP and (v) reflecting an adjustment for income tax expense on Non-GAAP fully distributed net income before income taxes at our estimated effective income tax rate. We define Adjusted Fully Distributed Earnings per Share as Adjusted Fully Distributed Net Income divided by diluted weighted average shares.

Adjusted EBITDA is a supplemental financial measure used by us and by external users of our financial statements and is considered to be an indicator of the operational strength and performance of our business. Adjusted EBITDA allows us to assess our performance without regard to financing methods and capital structure and without the impact of other matters that we do not consider indicative of the operating performance of our business.

We use Adjusted EBITDA, Adjusted Fully Distributed Net Income and Adjusted Fully Distributed Earnings per Share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business. We believe Adjusted EBITDA assists our Board of Directors, management and investors in comparing our operating performance on a consistent basis from period to period because it removes the impact of our asset base (primarily depreciation and amortization) and items outside the control of our management team (such as taxes), as well as other non-cash (such as impairment of intangible assets, purchase accounting adjustments and stock-based compensation) and non-recurring items (such as strategic and financial restructuring expenses), from our operations. We believe Adjusted Fully Distributed Net Income and Adjusted Fully Distributed Earnings per Share assist our Board of Directors, management and investors in comparing our net income and earnings per share on a consistent basis from period to period because these measures remove non-cash (such as impairment of intangible assets, purchase accounting adjustments and stock-based compensation) and non-recurring items (such as strategic and financial restructuring expenses), and eliminate the variability of non-controlling interest that results from member owner exchanges of Class B common units into shares of Class A common stock.

Despite the importance of these Non-GAAP financial measures in analyzing our business, determining compliance with certain financial covenants in our Credit Facility, measuring and determining incentive compensation and evaluating our operating performance relative to our competitors, these financial measures are not measurements of financial performance under GAAP, may have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income, cash flows from operating activities, or any other measure of our performance derived in accordance with GAAP.

Some of the limitations of EBITDA and Adjusted EBITDA include that they do not reflect: our capital expenditures or our future requirements for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; the interest expense or the cash requirements to service interest or principal payments under our Credit Facility; income tax payments we are required to make; and any cash requirements for replacements of assets being depreciated or amortized. In addition, EBITDA and Adjusted EBITDA, are not measures of liquidity under GAAP, or otherwise, and are not alternatives to cash flows from operating activities.

Some of the limitations of Adjusted Fully Distributed Net Income and Adjusted Fully Distributed Earnings per Share are that they do not reflect income tax expense or income tax payments we are required to make. In addition, Adjusted Fully Distributed Net Income and Adjusted Fully Distributed Earnings per Share are not measures of profitability under GAAP.

Non-recurring and non-cash items excluded in our calculation of Adjusted EBITDA and Adjusted Fully Distributed Net Income consist of stock-based compensation, strategic and financial restructuring expenses, adjustments to tax receivable agreement liabilities, enterprise resource planning implementation expenses and acquisition related adjustment—revenue. These items include the following:

Stock-based compensation

In addition to non-cash employee stock-based compensation expense, this item includes non-cash stock purchase plan expense of $0.4 million during both of the years ended June 30, 2017 and 2016.

Strategic and financial restructuring expenses

This item represents legal, accounting and other expenses directly related to strategic and financial restructuring activities, including but not limited to, company directed offerings on behalf of our member owners under the Exchange Agreement.

Adjustment to Tax Receivable Agreement liabilities

This item represents adjustments to Tax Receivable Agreement liabilities for an increase in income apportioned to California and for a 1.5% decrease in the North Carolina state income tax rate during the year ended June 30, 2017, and an adjustment for a 1.0% decrease in the North Carolina state income tax rate during the year ended June 30, 2016.

Enterprise Resource Planning implementation expenses

This item includes costs related to the implementation of a new enterprise resource planning (“ERP”) implementation system.

Acquisition related adjustment – revenue

During the year ended June 30, 2017, we recorded $17.4 million of purchase accounting adjustments to Adjusted EBITDA related to our acquisition of Innovatix and Essensa on December 2, 2016. This adjustment reflects the fair value of administrative fees related to member purchases that occurred prior to December 2, 2016, but were reported to us subsequent to that date through June 30, 2017. Under our revenue recognition accounting policy, which is in accordance with GAAP, these administrative fees would be ordinarily recorded as revenue when reported to us; however, the acquisition method of accounting requires us to estimate the amount of purchases prior to the acquisition date and to record the fair value of the administrative fees to be received from those purchases as an account receivable (as opposed to recognizing revenue when these transactions are reported to us) and record any corresponding revenue share obligation as a liability. The purchase accounting adjustment amounted to an estimated $21.2 million of accounts receivable relating to these administrative fees and an estimated $3.8 million for the related revenue share obligation through June 30, 2017.

This item also includes non-cash adjustments to deferred revenue of acquired entities of $0.6 million, $5.6 million and $13.4 million for the years ended June 30, 2017, 2016 and 2015, respectively. Business combination accounting rules require the Company to record a deferred revenue liability at its fair value only if the acquired deferred revenue represents a legal performance obligation assumed by the acquirer. The fair value is based on direct and indirect incremental costs of providing the services plus a normal profit margin. Generally, this results in a reduction to the purchased deferred revenue balance, which was based on upfront fees associated with software license updates and product support contracts assumed in connection with acquisitions. Because these support contracts are typically one year in duration, our GAAP revenues for the one-year period subsequent to our acquisition of a business do not reflect the full amount of support revenues on these assumed support contracts that would have otherwise been recorded by the acquired entity. The Non-GAAP adjustment to our software license updates and product support revenues is intended to include, and thus reflect, the full amount of such revenues.

We also urge you to review the reconciliation of these Non-GAAP measures below, as well as those included in our 2017 Form 10-K. To properly and prudently evaluate our business, we encourage you to review the audited consolidated financial statements and related notes included in our 2017 Form 10-K, and to not rely on any single financial measure to evaluate our business. In addition, because EBITDA, Adjusted EBITDA, Adjusted Fully Distributed Net Income, and Adjusted Fully Distributed Earnings per Share are susceptible to varying calculations, such Non-GAAP financial measures, as presented herein and in our 2017 Form 10-K, may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

Non-GAAP EBITDA and Adjusted EBITDA Reconciliation

The following table shows the reconciliation of net income to EBITDA and Adjusted EBITDA for the periods presented (in thousands):

	Year Ended June 30,
	2017	2016
Net income	$449,447	$235,161
Interest and investment loss, net	4,512	1,021
Income tax expense	81,814	49,721
Depreciation and amortization	58,884	51,102
Amortization of purchased intangible assets	48,327	33,054

EBITDA	643,014	370,059
Stock-based compensation	26,860	49,081
Acquisition related expenses	15,790	15,804
Strategic and financial restructuring expenses	31	268
Adjustment to tax receivable agreement liabilities	(5,447)	(4,818)
ERP implementation expenses	2,028	4,870
Acquisition related adjustment—revenue	18,049	5,624
Remeasurement gain attributable to acquisition of Innovatix	(205,146)	—
Loss on disposal of long-lived assets	2,422	—
Loss on FFF Enterprises, Inc. put and call rights	3,935	—
Other expense, net	55	87

Adjusted EBITDA	$501,591	$440,975

Non-GAAP Adjusted Fully Distributed Net Income Reconciliation

The following table shows (1) the reconciliation of net income (loss) attributable to stockholders to Non-GAAP Adjusted Fully Distributed Net Income and (2) the reconciliation of the numerator and denominator for earnings (loss) per share attributable to stockholders to Non-GAAP Adjusted Fully Distributed Earnings per Share for the periods presented (each in thousands):

	Year Ended June 30,
	2017	2016
Net income (loss) attributable to stockholders	$76,249	$818,364
Adjustment of redeemable limited partners’ capital to redemption amount	37,176	(776,750)
Net income attributable to non-controlling interest in Premier LP	336,052	193,547
Income tax expense	81,814	49,721
Amortization of purchased intangible assets	48,327	33,054
Stock-based compensation	26,860	49,081
Acquisition related expenses	15,790	15,804
Strategic and financial restructuring expenses	31	268
Adjustment to tax receivable agreement liabilities	(5,447)	(4,818)
ERP implementation expenses	2,028	4,870
Acquisition related adjustment—revenue	18,049	5,624
Remeasurement gain attributable to acquisition of Innovatix	(205,146)	—
Loss on disposal of long-lived assets	2,422	—
Loss on FFF Enterprises, Inc. put and call rights	3,935	—
Other expense, net	55	—

Non-GAAP adjusted fully distributed income before income taxes	438,195	388,765
Income tax expense on fully distributed income before income taxes(a)	170,896	155,506

Non-GAAP Adjusted Fully Distributed Net Income	$267,299	$233,259

Reconciliation of denominator for earnings (loss) per share attributable to stockholders to Non-GAAP Adjusted Fully Distributed Earnings per Share:
Weighted average:
Common shares used for basic and diluted earnings (loss) per share	49,654	42,368
Potentially dilutive shares	720	2,366
Conversion of Class B common units	90,816	100,574

Weighted average fully distributed shares outstanding—diluted	141,190	145,308

(a)	Reflects income tax expense at an estimated effective income tax rate of 39% of Non-GAAP adjusted fully distributed income before income taxes for the year ended June 30, 2017 and 40% of Non-GAAP adjusted fully distributed income before income taxes for the year ended June 30, 2016. The decrease in the estimated effective income tax rate during the year ended June 30, 2017 is primarily attributed to a 1% decrease in the North Carolina state income tax rate that occurred during the three months ended September 30, 2016.

Non-GAAP Adjusted Fully Distributed Earnings Per Share Reconciliation

The following table shows the reconciliation of earnings (loss) per share attributable to stockholders to Non-GAAP Adjusted Fully Distributed Earnings Per Share for the periods presented:

	Year Ended June 30,
	2017	2016
Earnings (loss) per share attributable to stockholders:	$1.54	$19.32
Adjustment of redeemable limited partners’ capital to redemption amount	0.75	(18.33)
Net income attributable to non-controlling interest in Premier LP	6.77	4.57
Income tax expense	1.65	1.17
Amortization of purchased intangible assets	0.97	0.78
Stock-based compensation	0.54	1.16
Acquisition related expenses	0.32	0.37
Strategic and financial restructuring expenses	—	0.01
Adjustment to tax receivable agreement liabilities	(0.11)	(0.11)
ERP implementation expenses	0.04	0.11
Acquisition related adjustment—revenue	0.36	0.13
Remeasurement gain attributable to acquisition of Innovatix	(4.13)	—
Loss on disposal of long-lived assets	0.05	—
Loss on FFF Enterprises, Inc. put and call rights	0.08	—
Impact of corporation taxes(a)	(3.45)	(3.67)
Impact of dilutive shares(b)	(3.49)	(3.90)

Non-GAAP Adjusted Fully Distributed Earnings Per Share	$1.89	$1.61

(a)	Reflects income tax expense at an estimated effective income tax rate of 39% of Non-GAAP adjusted fully distributed income before income taxes for the year ended June 30, 2017 and 40% of Non-GAAP adjusted fully distributed income before income taxes for the year ended June 30, 2016. The decrease in the estimated effective income tax rate during the year ended June 30, 2017 is primarily attributed to a 1% decrease in the North Carolina state income tax rate that occurred during the three months ended September 30, 2016.
(b)	Reflects impact of dilutive shares, which are primarily attributable to the assumed conversion of all Class B common units into Class A common stock.

PREMIER, INC. 13034 BALLANTYNE CORPORATE PLACE CHARLOTTE, NC 28277

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time on November 30, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until
11:59 P.M. Eastern Standard Time on November 30, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards must be received by 11:59 P.M. Eastern Standard Time on November 30, 2017.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E32725-P97789                             KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PREMIER, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All
The Board of Directors recommends a vote “FOR ALL” of the following Director nominees.						Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors		☐	☐	☐
Nominees:
	01) Eric J. Bieber, MD	04) Philip A. Incarnati
	02) Stephen R. D’Arcy	05) Marc D. Miller
03) William B. Downey

The Board of Directors recommends a vote “FOR” Proposals 2, 3 and 4.								For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2018.							☐	☐	☐
3.	Approval of a proposal to increase the non-employee director compensation limit under the 2013 Equity Incentive Plan.							☐	☐	☐
4.	Approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement for the Annual Meeting.							☐	☐	☐

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR ALL” of the Director nominees listed in Item 1 and “FOR” Items 2, 3 and 4. If any other matters properly come before the Annual Meeting, the persons named in this proxy will vote in their discretion.

THE UNDERSIGNED STOCKHOLDER(S) HEREBY ACKNOWLEDGE(S) RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED JUNE 30, 2017.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E32726-P97789

PREMIER, INC.

ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, DECEMBER 1, 2017 10:00 AM

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints David L. Klatsky and Michael J. Alkire, and each of them, as attorney, agent and proxy of the undersigned, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of PREMIER, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EST on Friday, December 1, 2017, at the Premier, Inc. Corporate Headquarters, 13034 Ballantyne Corporate Place, Charlotte, North Carolina, and any postponement or adjournment thereof, with all powers that the undersigned would have if personally present.

This proxy, when properly executed, will be voted as specified by the undersigned on the reverse side. If no choice is specified, the proxy will be voted as to all shares of the undersigned: FOR ALL of the nominees for director listed on the reverse side and FOR Proposals 2, 3 and 4. The proxies are hereby authorized to vote all shares of the undersigned in their discretion upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

Please date and sign exactly as your name appears on the form and mail the proxy promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side)

(Continued and to be marked, dated and signed on the reverse side)

PREMIER, INC. 13034 BALLANTYNE CORPORATE PLACE CHARLOTTE, NC 28277

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING INSTRUCTIONS. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTING INSTRUCTIONS BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time on November 28, 2017. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTING INSTRUCTIONS BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until
11:59 P.M. Eastern Standard Time on November 28, 2017. Have your voting instruction card in hand when you call and then follow the instructions.

VOTING INSTRUCTIONS BY MAIL

Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Voting instructions must be received by 11:59 P.M. Eastern Standard Time on November 28, 2017.

Your Internet or telephone transmission instructs the Trustee how you want to vote the shares.

If you provide voting instructions by Internet or telephone, you do NOT need to mail back your voting instruction card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E32727-Z70964                             KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

PREMIER, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All
The Board of Directors recommends a vote “FOR ALL” of the following Director nominees.						Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors		☐	☐	☐
Nominees:
	01) Eric J. Bieber, MD	04) Philip A. Incarnati
	02) Stephen R. D’Arcy	05) Marc D. Miller
03) William B. Downey

The Board of Directors recommends a vote “FOR” Proposals 2, 3 and 4.								For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2018.							☐	☐	☐
3.	Approval of a proposal to increase the non-employee director compensation limit under the 2013 Equity Incentive Plan.							☐	☐	☐
4.	Approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement for the Annual Meeting.							☐	☐	☐

THE UNDERSIGNED STOCKHOLDER(S) HEREBY ACKNOWLEDGE(S) RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED JUNE 30, 2017.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E32728-Z70964

PREMIER, INC.

ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, DECEMBER 1, 2017 10:00 AM

The undersigned hereby instructs the Trustee of the Class B common stock voting trust to vote, as designated on the reverse side of this ballot, all of the shares of Class B common stock of PREMIER, INC. that the undersigned is entitled to instruct the Trustee to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EST on Friday, December 1, 2017, at the Premier, Inc. Corporate Headquarters, 13034 Ballantyne Corporate Place, Charlotte, North Carolina, and any postponement or adjournment thereof.

Based on the instructions provided by the beneficial holders of the Class B common stock and pursuant to the voting trust agreement, the Trustee will vote all of the Class B common stock as a block in the manner determined by the plurality of the votes timely received by the Trustee from the Class B common stockholders with respect to the election of directors to serve on our Board of Directors, and by a majority of the votes timely received by the Trustee from the Class B stockholders with respect to all other matters. Upon retirement of shares of Class B common stock in connection with any Class B common unit exchange, such Class B common shares will no longer be eligible to be voted by the Trustee, and the Trustee will not include those ineligible shares in its determination of the vote to be made on behalf of the holders of Class B common stock at the Annual Meeting. The Board of Directors recommends a vote FOR ALL of the nominees for director and FOR Proposals 2, 3 and 4.

Please date and sign exactly as your name appears on the form and mail the instruction card promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side)

(Continued and to be marked, dated and signed on the reverse side)

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on December 1, 2017.

PREMIER, INC. PREMIER, INC. 13034 BALLANTYNE CORPORATE PLACE CHARLOTTE, NC 28277

Meeting Information

Meeting Type:           Annual Meeting

For holders as of:    October 4, 2017

Date: December 1, 2017    Time: 10:00 AM EST

Location:  Premier, Inc.

  Corporate Headquarters

  13034 Ballantyne Corporate Place

  Charlotte, North Carolina 28277

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice of Annual Meeting & Proxy Statement     2. Annual Report on Form 10-K    3. Form of Proxy Card

How to View Online:

Have the information that is printed in the box marked by the arrow   (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:        www.proxyvote.com

2) BY TELEPHONE:    1-800-579-1639

3) BY E-MAIL*:            sendmaterial@proxyvote.com

*     If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow  (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before November 14, 2017 to facilitate timely delivery.

— How To Vote —
Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow  (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card and voting instructions.

Voting Items

The Board of Directors recommends a vote “FOR ALL” of the following Director nominees.

1.	Election of Directors

Nominees:

	01) Eric J. Bieber, MD	04) Philip A. Incarnati
	02) Stephen R. D’Arcy	05) Marc D. Miller
03) William B. Downey

The Board of Directors recommends a vote “FOR” Proposals 2, 3 and 4.

2.	Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2018.

3.	Approval of a proposal to increase the non-employee director compensation limit under the 2013 Equity Incentive Plan.

4.	Approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement for the Annual Meeting.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on December 1, 2017.

PREMIER, INC. PREMIER, INC. 13034 BALLANTYNE CORPORATE PLACE CHARLOTTE, NC 28277

Meeting Information

Meeting Type:         Annual Meeting

For holders as of:    October 4, 2017

Date: December 1, 2017    Time: 10:00 AM EST

Location:    Premier, Inc.

     Corporate Headquarters

     13034 Ballantyne Corporate Place

     Charlotte, North Carolina 28277

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to submit voting instructions for these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before submitting voting instructions.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Submit Voting Instructions —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice of Annual Meeting & Proxy Statement    2. Annual Report on Form 10-K    3. Form of Voting Instruction Card

How to View Online:

Have the information that is printed in the box marked by the arrow     (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:        www.proxyvote.com

2) BY TELEPHONE:    1-800-579-1639

3) BY E-MAIL*:            sendmaterial@proxyvote.com

*     If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow     (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before November 14, 2017 to facilitate timely delivery.

— How To Submit Voting Instructions —
Please Choose One of the Following Methods

Voting Instructions By Internet: To submit voting instructions now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow     (located on the following page) available and follow the instructions.

Voting Instructions By Mail: You can submit voting instructions by mail by requesting a paper copy of the materials, which will include a voting instruction card and instructions.

No Voting In Person: Class B common stockholders may not vote at the meeting, but they are invited to attend. Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Voting Items

The Board of Directors recommends a vote “FOR ALL” of the following Director nominees.

1.	Election of Directors

Nominees:

	01) Eric J. Bieber, MD	04) Philip A. Incarnati
	02) Stephen R. D’Arcy	05) Marc D. Miller
03) William B. Downey

The Board of Directors recommends a vote “FOR” Proposals 2, 3 and 4.

2.	Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2018.

3.	Approval of a proposal to increase the non-employee director compensation limit under the 2013 Equity Incentive Plan.

4.	Approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement for the Annual Meeting.